                                                                     EXHIBIT 4.1

                                                                  EXECUTION COPY

================================================================================

                      AMENDED AND RESTATED CREDIT AGREEMENT

                                      AMONG

                               WELLMAN, INC., AND
                        THE OTHER BORROWERS NAMED HEREIN

                                  AS BORROWERS,

                                      WITH

                                 WELLMAN, INC.,

                             AS FUNDS ADMINISTRATOR,

                          THE LENDERS SIGNATORY HERETO
                               FROM TIME TO TIME,

                                   AS LENDERS,

                                       AND

                      DEUTSCHE BANK TRUST COMPANY AMERICAS,

                  AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

                         DEUTSCHE BANK SECURITIES INC.,

                         AS LEAD ARRANGER AND BOOKRUNNER

                   JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

                              AS SYNDICATION AGENT

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                          LASALLE BUSINESS CREDIT, LLC,

                       WACHOVIA CAPITAL FINANCE (CENTRAL),

                           AS CO-DOCUMENTATION AGENTS

                             DATED AS OF MAY 4, 2006

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINITIONS....................................................      2
   1.1   General Definitions.............................................      2
   1.2   Accounting Terms and Determinations.............................     38
   1.3   Other Interpretive Provisions...................................     39

ARTICLE II LOANS.........................................................     40
   2.1   Commitments; Delivery of Notes..................................     40
   2.2   Borrowing Mechanics; Interim Advances...........................     40
   2.3   Settlements Among the Agent and the Lenders.....................     43
   2.4   Mandatory Payment; Mandatory Reduction of Commitments...........     44
   2.5   Payments and Computations.......................................     45
   2.6   Maintenance of Account..........................................     47
   2.7   Statement of Account............................................     47
   2.8   Withholding and Other Taxes.....................................     47
   2.9   Affected Lenders................................................     51
   2.10  Sharing of Payments.............................................     52
   2.11  Increase in Commitments.........................................     52

ARTICLE III LETTERS OF CREDIT............................................     54
   3.1   Issuance of Letters of Credit...................................     54
   3.2   Procedure for Issuance..........................................     55
   3.3   Terms of Letters of Credit......................................     56
   3.4   Lenders' Participation..........................................     56
   3.5   Maturity of Drawings; Interest Thereon..........................     57
   3.6   Payment of Amounts Drawn Under Letters of Credit; Funding of
         L/C Participations..............................................     57
   3.7   Nature of Issuing Bank's Duties.................................     59
   3.8   Obligations Absolute............................................     59

ARTICLE IV INTEREST, FEES AND EXPENSES...................................     60
   4.1   Interest on LIBOR Rate Loans....................................     60
   4.2   Interest on Prime Rate Loans....................................     60
   4.3   Notice of Continuation and Notice of Conversion.................     61
   4.4   Interest After Event of Default.................................     63
   4.5   Fees............................................................     63
   4.6   Letter of Credit Fees...........................................     63
   4.7   Reimbursement of Expenses.......................................     64
   4.8   Authorization to Charge Borrowers' Accounts.....................     64
   4.9   Indemnification in Certain Events...............................     64
   4.10  Calculations and Determinations.................................     65

ARTICLE V CONDITIONS PRECEDENT...........................................     66
   5.1   Conditions to Initial Credit Event..............................     66

   5.2   Conditions to Each Credit Event.................................     67

ARTICLE VI REPRESENTATIONS AND WARRANTIES................................     67
   6.1   Organization and Qualification..................................     67
   6.2   Solvency........................................................     68
   6.3   Rights in Collateral; Priority of Liens.........................     68
   6.4   Company Power and Authority.....................................     68
   6.5   No Violation....................................................     68
   6.6   Consents........................................................     69
   6.7   Financial Data..................................................     69
   6.8   Locations of Offices, Records and Inventory.....................     69
   6.9   Fictitious Business Names.......................................     70
   6.10  Subsidiaries....................................................     70
   6.11  No Judgments or Litigation......................................     70
   6.12  Environmental Matters...........................................     70
   6.13  Labor Matters...................................................     71
   6.14  Compliance with Law.............................................     71
   6.15  ERISA...........................................................     72
   6.16  Intellectual Property...........................................     72
   6.17  Licenses and Permits............................................     72
   6.18  Title to Property...............................................     73
   6.19  Governmental Regulations........................................     73
   6.20  Borrowers' Taxes and Tax Returns................................     73
   6.21  Status of Accounts..............................................     74
   6.22  Material Contracts and Restrictions.............................     74
   6.23  Affiliate Transactions..........................................     74
   6.24  Accuracy and Completeness of Information........................     75
   6.25  Recording Taxes and Fees........................................     75
   6.26  No Adverse Change or Event......................................     75
   6.27  Perfection Certificates.........................................     75
   6.28  Indebtedness....................................................     76
   6.29  Insurance.......................................................     76
   6.30  Use of Proceeds; Margin Stock, Etc..............................     76
   6.31  Anti-Terrorism Law..............................................     76
   6.32  Accounts........................................................     77

ARTICLE VII AFFIRMATIVE COVENANTS........................................     77
   7.1   Financial Information...........................................     77
   7.2   Certain Collateral..............................................     80
   7.3   Corporate Existence and Compliance with Laws....................     80
   7.4   ERISA...........................................................     80
   7.5   Books and Records...............................................     81
   7.6   Collateral Records..............................................     82
   7.7   Security Interests..............................................     82
   7.8   Insurance; Casualty Loss........................................     82
   7.9   Borrower's Taxes................................................     83
   7.10  Environmental Matters...........................................     84

   7.11  Use of Proceeds.................................................     84
   7.12  Fiscal Year.....................................................     84
   7.13  Notification of Certain Events..................................     84
   7.14  Intellectual Property...........................................     85
   7.15  Maintenance of Property.........................................     85
   7.16  Further Assurances..............................................     85
   7.17  Annual Meetings with Lenders....................................     86
   7.18  Interest Rate Protection........................................     86
   7.19  Additional Security.............................................     86

ARTICLE VIII NEGATIVE COVENANTS..........................................     87
   8.1   Minimum Consolidated Fixed Charge Coverage Ratio................     87
   8.2   No Additional Indebtedness......................................     87
   8.3   No Liens; Judgments.............................................     89
   8.4   No Sale of Assets...............................................     91
   8.5   No Corporate Changes............................................     91
   8.6   No Guaranties...................................................     91
   8.7   No Restricted Payments..........................................     92
   8.8   No Investments..................................................     93
   8.9   No Affiliate Transactions.......................................     95
   8.10  Limitation on Transactions Under ERISA..........................     95
   8.11  Material Amendments of Indebtedness.............................     96
   8.12  Additional Restrictive Covenants................................     96
   8.13  New Collateral Locations........................................     96
   8.14  New Accounts....................................................     97
   8.15  No Excess Cash..................................................     97
   8.16  Voluntary Prepayment of Debt....................................     97
   8.17  Limitation on Preferred Stock of Subsidiaries...................     98
   8.18  Embargoed Person................................................     98
   8.19  No Accounting Changes...........................................     98
   8.20  Insurance Subsidiary............................................     99
   8.21  Anti-Terrorism Law; Anti-Money Laundering.......................     99

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES................................     99
   9.1   Events of Default...............................................     99
   9.2   Acceleration and Cash Collateralization.........................    101
   9.3   Remedies........................................................    102
   9.4   Actions in Concert..............................................    102

ARTICLE X THE AGENT......................................................    103
   10.1  Appointment of Agent............................................    103
   10.2  Nature of Duties of Agent.......................................    103
   10.3  Lack of Reliance on the Agent...................................    103
   10.4  Certain Rights of the Agent.....................................    104
   10.5  Reliance by the Agent...........................................    104
   10.6  Indemnification of Agent........................................    104
   10.7  The Agent in its Individual Capacity............................    105

   10.8  Holders of Notes................................................    105
   10.9  Successor Agent.................................................    105
   10.10 Collateral Matters..............................................    106
   10.11 Actions with Respect to Defaults................................    107
   10.12 Delivery of Information.........................................    108
   10.13 Other Agents....................................................    108

ARTICLE XI MISCELLANEOUS.................................................    108
   11.1  SUBMISSION TO JURISDICTION; WAIVERS.............................    108
   11.2  JURY TRIAL......................................................    109
   11.3  GOVERNING LAW...................................................    109
   11.4  Delays; Partial Exercise of Remedies............................    109
   11.5  Notices.........................................................    109
   11.6  Assignability...................................................    110
   11.7  Confidentiality.................................................    113
   11.8  Indemnification.................................................    113
   11.9  Entire Agreement; Successors and Assigns........................    115
   11.10 Amendments, Etc.................................................    115
   11.11 Nonliability of Agent and Lenders...............................    116
   11.12 Counterparts....................................................    116
   11.13 Effectiveness...................................................    117
   11.14 Severability....................................................    117
   11.15 Headings Descriptive............................................    117
   11.16 Maximum Rate....................................................    117
   11.17 Right of Setoff.................................................    118
   11.18 Defaulting Lender...............................................    118
   11.19 Rights Cumulative...............................................    119
   11.20 Third Party Beneficiaries.......................................    119
   11.21 Joint and Several Liability of Borrowers........................    119
   11.22 Appointment and Authorization of Funds Administrator............    121
   11.23 Effect of Amendment and Restatement.............................    122

                                     ANNEXES

ANNEX I  Lenders; Commitments; Lending Offices

ANNEX II Closing Document List

                                    EXHIBITS

EXHIBIT A     Form of Assignment and Assumption Agreement
EXHIBIT B     Form of Note
EXHIBIT C     Form of Notice of Borrowing
EXHIBIT C-1   Form of Notice of Continuation/Conversion
EXHIBIT C-2   Form of Letter of Credit Request
EXHIBIT D     Form of Compliance Certificate
EXHIBIT E     Form of Borrowing Base Certificate
EXHIBIT F     Account Debtor Concentrations
EXHIBIT G     Supply Matters
EXHIBIT H     Certain Permitted Sales
EXHIBIT I     Form of Master Reaffirmation Agreement
EXHIBIT J     Additional Second Lien Security Documents

                                    SCHEDULES

SCHEDULE A              Closing Document List
SCHEDULE B, PART 6.1    Jurisdictions Qualified to Do Business
SCHEDULE B, PART 6.8    Principal Places of Business; Chief Executive Offices;
                        Locations of Books and Records;
                        Other Locations of Collateral
SCHEDULE B, PART 6.10   Subsidiaries
SCHEDULE B, PART 6.15   ERISA Matters
SCHEDULE B, PART 6.18   Real Property
SCHEDULE B, PART 6.20   Tax Matters
SCHEDULE B, PART 6.23   Affiliate Transactions
SCHEDULE B, PART 6.28   Existing Indebtedness
SCHEDULE B, PART 6.29   Insurance
SCHEDULE B, PART 6.32   Bank Accounts
SCHEDULE B, PART 8.3    Existing Liens
SCHEDULE B, PART 8.8    Investments

                      AMENDED AND RESTATED CREDIT AGREEMENT

     This Amended and Restated Credit Agreement is dated as of May 4, 2006 and entered into by and among Wellman, Inc., a Delaware corporation ("WELLMAN"), Prince, Inc., a Delaware corporation ("PRINCE"), Wellman of Mississippi, Inc., a Delaware corporation ("WELLMAN MISSISSIPPI"), Carpet Recycling of Georgia, Inc., a Georgia corporation ("CARPET"), ALG, Inc., a Delaware corporation ("ALG"), PermaClear East Incorporated, a Delaware corporation ("PERMACLEAR"), PTA Resources, LLC, a Delaware limited liability company ("PTA RESOURCES"), Wellman Resins, LLC, a Delaware limited liability company ("RESINS") and Fiber Industries, Inc., a Delaware corporation ("FIBER" and, together with Wellman, Prince, Wellman Mississippi, Carpet, ALG, PermaClear, PTA Resources and Resins, each individually referred to herein as a "BORROWER" and collectively as "BORROWERS" with Wellman acting in its capacity as Funds Administrator for the Borrowers), each of the Lenders from time to time party hereto and Deutsche Bank Trust Company Americas, acting in its capacity as administrative agent (the "ADMINISTRATIVE AGENT") and collateral agent ("COLLATERAL AGENT") for the Lenders hereunder (in its capacities as Administrative Agent and Collateral Agent, the "AGENT"). Capitalized terms used in this Credit Agreement shall have the meanings ascribed to them in SECTION 1.1.

                                    RECITALS

     WHEREAS, Borrowers are party to that certain Credit Agreement, dated as of February 10, 2004 (as amended by that certain First Amendment to Credit Agreement, dated as of December 22, 2005, the "Existing Credit Agreement"), with the lenders from time to time party thereto (the "Existing Lenders"), Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and with Wellman acting as funds administrator, pursuant to which the Existing Lenders agreed to make revolving loans to Borrowers from time to time in an aggregate amount at any time outstanding of up to $175 million;

     WHEREAS, Borrowers have requested that the size of the credit facilities extended to Borrowers be increased to two hundred twenty-five million Dollars ($225,000,000) with the option to further increase the size of the facilities to two hundred seventy-five million Dollars ($275,000,000) in the aggregate for the purpose of (a) repaying the Existing Loans, (b) providing working capital financing for Borrowers and for general corporate purposes and (c) funding other purposes permitted hereunder;

     WHEREAS, Borrowers have agreed to secure all of their obligations under the credit facilities provided herein by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of their existing and after-acquired Accounts, Inventory, certain Investment Property and certain general intangibles;

     WHEREAS, Warehouse Associates, Inc. USA, a South Carolina corporation ("WAREHOUSE"), Finwell, Inc., a Delaware corporation ("FINWELL"), MRF, Inc., a Delaware corporation ("MRF"), Josdav Inc., a Delaware corporation ("JOSDAV"), FIISB, Inc., a Delaware corporation ("FIISB"), and MED Resins, Inc., a Delaware corporation ("MED RESINS" and together with Warehouse, Finwell, MRF, Josdav, FIISB and certain other material Domestic Subsidiaries, the "SUBSIDIARY GUARANTORS"), are willing to (a) guarantee all of the Obligations of Borrowers to Agent and Lenders and (b) secure their respective guarantees by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of their respective existing and after-acquired Accounts, Inventory, certain Investment Property and certain general intangibles; and

     WHEREAS, based on the foregoing, Lenders are willing to make such credit facilities available to Borrowers subject to the terms and condition set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 GENERAL DEFINITIONS. As used herein, the following terms shall have the meanings herein specified:

     "ACCOUNTS" shall mean, with respect to any Person, all of such Person's accounts, whether existing now or in the future, including, without limitation,
(A) all accounts receivable of such Person or other accounts of such Person created by, or arising from or related to the sales of goods or rendition of services made by such Person whether under its own name, under any of its trade names, or through any of its divisions, or in the name of any other Person, (B) all unpaid seller's rights of such Person (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom, (c) all rights of such Person to any goods represented by any of the foregoing, including returned or repossessed goods, (D) all reserves and credit balances held by such Person with respect to any such accounts receivable or account debtors and (E) all Guarantees or collateral for any of the foregoing.

     "ACCUMULATED FUNDING DEFICIENCY" shall have the meaning ascribed to that term in Section 302 of ERISA.

     "ACT OF BANKRUPTCY" shall have the meaning ascribed to that term in the definition of "Eligible Accounts Receivable".

     "ACQUISITION" shall mean, with respect to any Credit Party, any transaction or series of related transactions resulting in (A) the acquisition by such Credit Party of all or substantially all of the assets of any other Person, or of any business or division of any other Person, (B) the acquisition by such Credit Party of all of the issued and outstanding Capital Securities of any other Person, including, without limitation, by means of a merger of such other Person with and into such Credit Party (or a Wholly-Owned Subsidiary of such or any Credit Party formed solely for the purpose of consummating such acquisition) or otherwise causing any Person (other than any Person that is at such time a Credit Party) to become a Wholly-Owned Subsidiary of such Credit Party, or (C) a merger, consolidation or any other combination of such Credit Party with any other Person (other than any Person that is at such time a Credit Party), PROVIDED that such Credit Party is the surviving Person.

     "ACQUISITION TARGET" shall mean a Person whose Capital Securities or assets, as the case may be, are acquired in an Acquisition permitted under
SECTION 8.8(G).

     "ADDITIONAL COMMITMENT LENDER" shall have the meaning ascribed to that term in SECTION 2.11(A).

     "ADDITIONAL LENDERS" shall mean each of the Lenders party hereto on the Closing Date other than the Continuing Lenders and the Departing Lenders.

     "ADJUSTED LIBOR RATE" shall mean, for any Interest Period, the rate obtained by dividing (A) the LIBOR Rate for such Interest Period by (B) a percentage equal to 1 MINUS the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

     "ADJUSTMENT DATE" shall mean the first day of each January, April, July and October, as applicable.

     "AFFILIATE" shall mean, with respect to any Person, any Person which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person, or any Person who is a director or officer of such Person or any Subsidiary of such Person; PROVIDED, HOWEVER, for purposes of determining Eligible Accounts Receivable and Eligible Inventory, the Permitted Holder shall not be deemed an Affiliate of the Borrowers.

     "AGENT" shall have the meaning ascribed to that term in the preamble to this Credit Agreement and shall include any successor Agent appointed pursuant to SECTION 10.9.

     "APPLICABLE LENDING OFFICE" shall mean, with respect to each Lender, such Lender's LIBOR Lending Office in the case of a LIBOR Rate Loan, and such Lender's Domestic Lending Office in the case of a Prime Rate Loan.

     "APPLICABLE MARGIN" shall mean, at any time with respect to any LIBOR Rate Loan, 1.75% per annum, and at any time with respect to any Prime Rate Loan, 0.75% per annum, PROVIDED that on and after the first Adjustment Date, the Applicable Margin with respect to LIBOR Rate Loans and Prime Rate Loans, respectively, shall be a percentage per annum equal to the applicable percentage per annum set forth below opposite the Average Excess Availability as of the most recent Adjustment Date:

                                                        Applicable Margin
                                                     ----------------------
                                                       Prime        LIBOR
                  AVERAGE EXCESS AVAILABILITY        Rate Loan   Rate Loans
                  ---------------------------        ---------   ----------
Level I     Greater than $175 million                  0.25%        1.25%
Level II    Equal to or less than $175 million but

            greater than $125 million                  0.50%        1.50%
Level III   Equal to or less than $125 million but
            greater than $50 million                   0.75%        1.75%
Level IV    Equal to or less than $50 million          1.00%        2.00%

The first Adjustment Date shall be October 1, 2006. The Applicable Margin shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Excess Availability in accordance with the table above; PROVIDED that if a Default or an Event of Default shall exist at the time any reduction in the Applicable Margin is to be implemented, that reduction shall be deferred until the date on which such Default or Event of Default is cured or waived.

     "APPROVED SECURED DERIVATIVE TRANSACTION LIABILITIES" shall mean, with respect to any Lender, Liabilities of the Borrowers to such Lender or any Affiliate of such Lender in respect of one or more Derivative Transactions permitted pursuant to SECTION 8.2(B) which are secured by the Collateral, PROVIDED, that, prior to entering into any such Derivative Transaction, (A) Wellman shall have delivered written notice thereof to the Agent stating, subject to the following proviso, the maximum amount of the Borrowers' Liabilities in respect thereof which are to be secured by the Collateral and (B) such Lender shall have received written notice from the Agent confirming such amount; PROVIDED, further, that, in no event shall the aggregate Liabilities of the Borrowers in respect of Derivative Transactions with Lenders or any Affiliates of such Lenders which constitute "SECURED OBLIGATIONS" (as such term is defined in the Security Agreement) be greater than $45.0 million. Unless otherwise expressly provided to the contrary, the amount of the obligations of any Credit Party in respect of a Derivative Transaction shall be calculated by reference to the mark to market termination value of the relevant Derivative Transaction as of the last day of the preceding month or as of the day most recently requested by the Agent.

     "ASSET SALE" means any direct or indirect sale, issuance, conveyance, lease (other than operating leases and subleases and licenses and sublicenses entered into in the ordinary course of business), assignment, transfer or other disposition for value (including, without limitation, pursuant to any amalgamation, merger or consolidation or pursuant to any Sale and Leaseback Transaction) by any Borrower or by any Subsidiary to any Person other than any Borrower or any Subsidiary (any such transaction, a "DISPOSITION") of (I) any of the stock of any of the Borrowers or any Subsidiary (other than the issuance by Wellman of Capital Securities), (II) substantially all of the assets of any division or line of business of any Borrower or of any Subsidiary, (III) any other assets of any Borrower or of any Subsidiary other than in the ordinary course of business, or (IV) sales of Foreign Subsidiaries or sales of their assets described on EXHIBIT H and transfers of assets under Tax Reduction Agreements.

     "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean an assignment and assumption agreement substantially in the form of EXHIBIT A entered into by an assigning Lender and an assignee Lender, and which has been accepted by the Agent, in accordance with SECTION 11.6.

     "ATTRIBUTABLE INDEBTEDNESS" means, as of the date of determination thereof, without duplication (I) when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the applicable Borrower's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction and (II) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

     "AUDITORS" shall mean a nationally-recognized firm of independent certified public accountants selected by the Borrowers and satisfactory to the Agent in its sole discretion. For purposes of this Credit Agreement, the Borrowers' current firm of independent certified public accountants, Ernst & Young LLP, shall be deemed to be satisfactory to the Agent.

     "AVAILABILITY" means the result of (A) the lesser of (I) the Borrowing Base and (II) the Line of Credit MINUS (B) Total Exposure.

     "AVERAGE EXCESS AVAILABILITY" means, as of any date of determination, the average daily Availability for the three-month period immediately preceding such date of determination (with the Borrowing Base for any such day used to determine Availability calculated by reference to the most recent Borrowing Base Certificate delivered to the Agent on or prior to such day).

     "BANK FEE LETTER" means that certain letter agreement dated as of the Closing Date by and between the Agent, on behalf of the Lenders, and Wellman providing for payment of certain fees to the Lenders in connection with the Credit Agreement.

     "BANKRUPTCY DEFAULT" shall mean a Default which is such by virtue of
SECTION 9.1(E)(II).

     "BORROWER" and "BORROWERS" shall have the meanings ascribed to such terms in the preamble to this Credit Agreement.

     "BORROWER'S ACCOUNT" and "BORROWERS' ACCOUNTS" shall have the meanings ascribed to such terms in SECTION 2.6.

     "BORROWER TAXES" shall have the meaning ascribed to that term in SECTION 6.20(B).

     "BORROWING" shall mean a borrowing consisting of Loans of the same Type advanced, continued or converted on the same day by the Lenders or the Agent.

     "BORROWING BASE" shall mean:

          (A) Subject to CLAUSE (B) below, at any time, the amount equal at such time to:

               (I) eighty five percent (85%) of the Value of Eligible Accounts Receivable of each Borrower, PLUS

               (II) the lesser of seventy percent (70%) of the Value of Eligible Inventory of each Borrower and eighty five percent (85%) of the Net Orderly Liquidation Value of Eligible Inventory of each Borrower;

               MINUS

               (III) the net amount of all Approved Secured Derivative Transaction Liabilities (if greater than zero);

               MINUS

               (IV) the amount of any reserves established by the Agent pursuant to CLAUSE (B) below;

PROVIDED, that the Borrowing Base shall not exceed an amount equal to the maximum amount of Indebtedness permitted to be incurred under the "Revolving Credit Facility" (as such term is defined in the First Lien Credit Agreement) without resulting in an "Event of Default" as such term is defined in the First Lien Credit Agreement or the Second Lien Credit Agreement.

          (B) The Agent at any time in the exercise of its Permitted Discretion shall be entitled to (I) establish and increase or decrease reserves against Eligible Accounts Receivable and Eligible Inventory, (II) impose additional restrictions (or eliminate any such additional restrictions) to the standards of eligibility set forth in the respective definitions of "Eligible Accounts Receivable" and "Eligible Inventory" and (III) establish and increase or decrease a reserve in the amount of interest payable by the Borrowers hereunder, including interest on Loans and drawings under Letters of Credit, PROVIDED, that such reserve shall not at any time exceed the aggregate of accrued but unpaid interest at such time. Promptly after determining that any action under this CLAUSE (B) is necessary or desirable, the Agent shall give the Funds Administrator three (3) Business Days notice of its intent to take such action and use its reasonable best efforts to consult with the Funds Administrator as to the need to take such action, it being understood that Agent's failure to consult shall not in any way restrict the Agent from taking such action or impose any liability on the Agent as a consequence of such failure.

     "BORROWING BASE CERTIFICATE" shall have the meaning ascribed to that term in SECTION 7.1(F).

     "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or legal holiday on which commercial banks in New York, New York, are generally closed. When used in connection with LIBOR Rate Loans, this definition will also exclude any day on which commercial banks are not open for dealing in Dollar deposits in the London (England, U.K.) interbank market. When used in connection with any Letter of Credit, this definition will also exclude any day on which the applicable Issuing Bank is not open for the general conduct of its business.

     "CAPITAL EXPENDITURES" shall mean, of any Person for any period, the sum of
(A) all expenditures to the extent required to be included in the property, plant and equipment reflected in the consolidated balance sheet of such Person in accordance with GAAP PLUS, without duplication, (B) the entire principal amount of any debt (including obligations under capitalized leases) assumed or incurred by such Person in connection with any such expenditures described in the foregoing CLAUSE (A) other than any such debt owing by such Person to any other Person that is a Subsidiary or Affiliate of such Person, PROVIDED that Capital Expenditures of any Person shall not in any event include the purchase price paid in connection with an Acquisition permitted pursuant to SECTION 8.8(G) to the extent allocable to property, plant or equipment, but shall include the purchase price paid for any other Acquisition to the extent so allocable. Expenditures from insurance proceeds and any other payments received or, without duplication, expected to be received (as certified to the Agent in a certificate of a Responsible Officer of such Person) on account of any Casualty Loss applied to the repair or replacement of the property affected by such Casualty Loss shall not constitute Capital Expenditures; PROVIDED, that to the extent the actual amount received under any insurance claim differs from the amount certified (and any appeal in respect of such amount received is exhausted if undertaken), the amount deemed a Capital Expenditure shall be adjusted to reflect such difference.

     "CAPITAL SECURITY" shall mean, with respect to any Person, (A) any share of capital stock of or other unit of ownership interest in such Person and (B) any security convertible into, or any option, warrant or other right to acquire, any share of capital stock of or other unit of ownership interest in such Person.

     "CAPITALIZED LEASE OBLIGATION" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "CASH EQUIVALENTS" means (I) marketable direct obligations issued or unconditionally guaranteed or insured by the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (II) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating from either S&P or Moody's; (III) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, rated at least A-1 by S&P or at least P-1 by Moody's; (IV) time deposits, certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (A) is "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $100.0 million; (V) repurchase agreements with respect to, and which are fully secured by a perfected security interest in, obligations of a type described in CLAUSE (I) or CLAUSE (II) above and are with any commercial bank described in CLAUSE (IV) above; (VI) with respect to a Foreign Subsidiary, obligations of foreign Persons (including foreign sovereign nations, political subdivisions or public instrumentalities thereof) correlative in type, maturity and rating to those set forth in CLAUSES (I) through (V) above; (VII) shares of any mutual fund that are substantially invested in the types of investments referred to in CLAUSES (I) and (VI) above; and (VIII) demand deposit accounts maintained in the ordinary course of business.

     "CASUALTY LOSS" shall have the meaning ascribed to that term in SECTION
7.8.

     "CHANGE OF CONTROL" means the occurrence of one or more of the following events:

               (I) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Wellman to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "GROUP"), together with any Affiliates thereof (other than the Permitted Holder);

               (II) the approval by the holders of Capital Securities of Wellman of any plan or proposal for the liquidation or dissolution of Wellman;

               (III) any Person or Group (other than the Permitted Holder) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the voting stock of Wellman;

               (IV) the replacement of a majority of the Board of Directors of Wellman over a two-year period from the directors who constituted the Board of Directors of Wellman at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of Wellman then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

               (V) any Borrower ceases to be a Wholly-Owned Subsidiary of Wellman except as otherwise permitted hereunder.

     "CLOSING DATE" shall mean the date on which the initial Credit Event occurs.

     "CLOSING DOCUMENT LIST" shall mean the Closing Document List attached hereto as ANNEX II.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

     "COLLATERAL" shall mean any and all assets and rights and interests in or to property of each Borrower and each of the other Credit Parties, whether real or personal, tangible or intangible, on which a Lien is granted or purported to be granted to Agent or any Lender pursuant to the Credit Documents.

     "COLLATERAL ACCESS AGREEMENTS" shall mean any landlord waivers, mortgagee waivers, bailee letters and any similar usage, access or acknowledgment agreements of any Person, such as a warehouseman, processor, lienholder or lessor, in possession of any assets of any Borrower or any other Credit Party, in each case in form and substance reasonably satisfactory to the Agent.

     "COLLATERAL DOCUMENTS" shall mean the Security Agreement, the Control Agreements, the Intercreditor Agreement, the Master Reaffirmation Agreement and all other contracts, instruments and other documents now or hereafter executed and delivered in connection with this Credit Agreement, pursuant to which Liens are granted or are purported to be granted to the Agent in the Collateral for the benefit of some or all of the Agent, the Lenders and the Issuing Banks.

     "COMMITMENT" of any Lender shall, subject to SECTION 11.18(C)(II), mean the amount set forth opposite such Lender's name on ANNEX I, under the heading "Commitment," as such amount may be reduced from time to time or terminated pursuant to the terms of this Credit Agreement.

     "COMMITMENT INCREASE" shall have the meaning ascribed to that term in
SECTION 2.11(A).

     "COMMITMENT INCREASE DATE" shall have the meaning ascribed to that term in
SECTION 2.11(C).

     "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

     "CONCENTRATION ACCOUNT" shall have the meaning ascribed to that term in
SECTION 2.5(B)(I).

     "CONCENTRATION ACCOUNT BANK" shall have the meaning ascribed to that term in SECTION 2.5(B)(II).

     "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, Consolidated Interest Expense, but excluding, however, interest income or interest expense not received or paid in cash; provided that to the extent directly related to the Transactions, the Financing Transactions or any Preferred Stock Transaction, debt issuance costs, debt discount or premium, prepayment premiums and other financing fees and expenses (including fees paid with respect to Permitted Refinancing Indebtedness) net of amounts received under Interest Rate Agreements shall be excluded from the calculation of Consolidated Cash Interest Expense.

     "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the result (without duplication) of:

     (1) Consolidated Net Income; PLUS

     (2) to the extent Consolidated Net Income has been reduced thereby:

          (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses or non-recurring and non-operational charges or gains other than restructuring charges);

          (B) Consolidated Interest Expense;

          (C) Consolidated Non-cash Charges; and

          (D) non-recurring fees, cash charges and other cash expenses made or incurred in connection with the Transaction, the Financing Transactions and any Preferred Stock Transactions;

in each case as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

     "CONSOLIDATED ENTITY" shall mean the Borrowers and each of their respective Subsidiaries which are such by virtue of CLAUSE (A) of the definition thereof.

     "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" shall mean, as determined as of any date for any period ending on such date, the ratio of (A) Consolidated EBITDA for such period, to (B) the sum of the following, in each case of the Consolidated Entity, as determined without duplication in accordance with GAAP for such period, (I) net cash payments with respect to income taxes, (II) Consolidated Cash Interest Expense, (III) Capital Expenditures (except for Capital Expenditures financed with the proceeds of Indebtedness (other than the Loans) permitted under SECTION 8.2), (IV) scheduled payments of principal on Indebtedness (other than repayments in the ordinary course of the Loans which do not permanently reduce the Total Commitments and other than Guarantee Obligations in respect of operating leases of any Borrower or its Subsidiaries), and (V) Restricted Payments paid in cash for such period except to the extent such payments reduce Consolidated EBITDA for such period.

     "CONSOLIDATED INTEREST EXPENSE" shall mean the aggregate consolidated interest expense (net of consolidated interest income) of the Consolidated Entity in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness, including, without limitation, aggregate fees payable in respect of Letters of Credit pursuant to SECTION 4.6 (in each case, to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any Capital Lease Obligations.

     "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (A) the net income of any other Person in which such Person or any of its Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of such Person and its Subsidiaries in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions actually paid to such Person or such Subsidiary by such other Person during such period; (B) the net income of any Subsidiary of such Person that is subject to any Payment Restriction shall be excluded to the extent such Payment Restriction would prevent the payment of an amount that otherwise could have been paid to such Person or to a Subsidiary of such Person not subject to any Payment Restriction; and (C) there shall be excluded from Consolidated Net Income:

               (I) all gains and losses realized on any Asset Sale, net of related tax costs or tax benefits, as the case may be, or abandonments or reserves relating thereto,

               (II) all gains and losses realized on the purchase or other acquisition by such Person or any of its Subsidiaries of any Securities of such Person or any of its Subsidiaries,

               (III) all extraordinary gains and losses,

               (IV) all deferred financing costs written off or premiums paid in connection with the early extinguishment of any Indebtedness, in each case, incurred by Wellman or any of its Subsidiaries in connection with the Financing Transactions,

               (V) any non-recurring and non-operational charges or gains other than restructuring charges;

               (VI) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

               (VII) in the case of a successor to the referent Person by consolidation or merger or as transferee of the referent Person's assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and

               (VIII) the cumulative effect of a change in accounting principles.

     "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge to the extent that it requires an accrual of or a reserve for cash charges for any future period).

     "CONTINUATION" shall have the meaning ascribed to that term in SECTION 4.3.

     "CONTINUING LENDER" shall mean any Lender that is a "Lender" (as defined under the Existing Credit Agreement) on the Closing Date prior to giving effect to this Credit Agreement and has a Commitment under this Credit Agreement.

     "CONTROL" shall mean, with respect to any Person, the possession, directly or indirectly, of the power to (A) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors or managers of such Person or (B) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise either alone or in conjunction with others or any group. The words "Controlling" and "Controlled" have correlative meanings.

     "CONTROL AGREEMENT" shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, the applicable Credit Party and any financial institution, securities intermediary, commodity intermediary or other Person who has custody, control or possession of any receipts on Accounts, deposits or investment property of such Credit Party, pursuant to which such financial institution, securities intermediary, commodity intermediary or such other Person acknowledges that such financial institution, securities intermediary, commodity intermediary or other Person has custody, control or possession of such receipts, deposits or investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such receipts, deposits or investment property, or other instructions of Agent, or (as the case may be) apply any amounts distributed on account of such assets as directed by Agent, in each case, without the further consent of such Credit Party and including such other terms and conditions as Agent may reasonably require.

     "CONVERT," "CONVERSION" and "CONVERTED" each shall refer to a conversion of Loans of one Type into Loans of another Type pursuant to SECTION 4.3.

     "CONVERTIBLE NOTES" means unsecured Indebtedness of Wellman and its Subsidiaries that:

          (1) has a final maturity date no earlier than May 4, 2012 and has no scheduled principal or sinking fund payments prior to May 4, 2012;

          (2) is not guaranteed by any Subsidiary of a Borrower or any of their Subsidiaries except for any guarantee by a Credit Party; PROVIDED, that if the Convertible Notes are subordinated to the Loans, any such guarantees are contractually subordinated in right of payment (to the same extent that Wellman's or its Subsidiaries' direct obligations are so subordinated) to the prior payment in full in cash pursuant to the Subsidiary Guaranty;

          (3) is not convertible into any other securities of the Borrowers or their Subsidiaries except Wellman common stock; and

          (4) is incurred pursuant to Convertible Notes Documents the terms and conditions of which are no more restrictive in any material respect than the provisions contained in this Credit Agreement and the other Credit Documents and are otherwise on market terms and conditions.

     "CONVERTIBLE NOTES DOCUMENTS" means all documents evidencing, guaranteeing or otherwise governing the terms of any Convertible Notes.

     "COVERED TAXES" shall have the meaning ascribed to that term in SECTION 2.8(A).

     "CREDIT AGREEMENT" shall mean this credit agreement, dated as of the Closing Date, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time.

     "CREDIT DOCUMENTS" shall mean, collectively, this Credit Agreement, the Notes, Letters of Credit, each L/C Application, each of the Collateral Documents, each Subsidiary Guaranty, the Fee Letters and all other documents, agreements, instruments, opinions and certificates now or hereafter executed and delivered in connection herewith or therewith, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time.

     "CREDIT EVENT" shall mean (A) the making of a Loan and/or (B) the issuance of any Letter of Credit.

     "CREDIT PARTY" or "CREDIT PARTIES" shall mean, individually or collectively as the context requires, each Borrower and each other Subsidiary party to the Credit Documents.

     "DBTCO LOAN ACCOUNT" shall have the meaning ascribed to that term in
SECTION 2.5(B).

     "DBTCO." shall mean Deutsche Bank Trust Company Americas, a New York banking corporation, acting in its individual capacity, and its successors and assigns.

     "DEFAULT" shall mean an event, condition or default which with the giving of notice, the passage of time or both would (if not cured, waived or otherwise remedied during such time) be an Event of Default.

     "DEFAULTING LENDER" shall have the meaning ascribed to that term in SECTION 11.18(B).

     "DEPARTING LENDER" means any "Lender" as defined under the Existing Credit Agreement that is not a Continuing Lender. For purposes of clarity, no Departing Lender shall be deemed a Lender hereunder.

     "DEPOSITORY ACCOUNTS" shall have the meaning ascribed to that term in
SECTION 2.5(B)(I).

     "DERIVATIVE TRANSACTION" shall mean (A) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (B) an exchange-rate transaction (other than a spot-rate exchange), including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (C) an equity derivative transaction that gives rise to a contingent cash payment obligation (other than as a result of customary provisions in any convertible note documents or an event which would constitute a Change of Control), including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (D) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks.

     "DISQUALIFIED CAPITAL SECURITIES" means any Capital Securities which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (I) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on a date on or prior to one year after the Expiration Date, or (II) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (A) debt securities or (B) any Capital Securities referred to IN CLAUSE (I) above, in each case at any time on a date on or prior to one year after the Expiration Date; PROVIDED that only the portion of Capital Securities which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Securities.

     "DOLLARS" and the sign "$" shall each mean the lawful money of the United States of America.

     "DOMESTIC LENDING OFFICE" shall mean, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on ANNEX II, as such annex may be amended from time to time, or in the relevant Assignment and Assumption Agreement.

     "DOMESTIC SECURITY AGREEMENT" shall mean a security agreement in substantially the form of the Security Agreement executed as of the Original Closing Date, as hereafter amended, supplemented or otherwise modified from time to time in accordance with its terms.

     "DOMESTIC SUBSIDIARY" shall mean any Subsidiary of the Borrowers that is not a Foreign Subsidiary.

     "DOMESTIC SUBSIDIARY GUARANTY" means a guaranty in substantially the form of the Guaranty executed as of the Original Closing Date, as hereafter amended, supplemented or otherwise modified from time to time in accordance with its terms.

     "EFFECTIVE DATE" shall mean, as applied to an L/C Notice of Drawing, the Business Day on which the Agent receives such L/C Notice of Drawing if such notice is received by it not later than 11:00 A.M. (New York City time) on such day and, if received after such time, the next succeeding Business Day.

     "ELIGIBLE ACCOUNTS RECEIVABLE" shall mean Accounts of a Borrower payable in Dollars. In determining the amount to be so included, the face amount of such Accounts shall exclude any such Accounts that the Agent determines in its Permitted Discretion to be ineligible pursuant to the definition of the term "Borrowing Base" set forth herein. Unless otherwise approved in writing by the Agent, no Account of any Borrower shall be deemed to be an Eligible Account Receivable (but without duplication) if:

          (A) it arises out of a sale made by such Borrower to an Affiliate of such or any other Borrower; or

          (B) the Account is unpaid more than (I) 60 days after the original payment due date and/or (II) 90 days after the original invoice date unless such Account is subject to credit insurance issued by an insurer and on terms and in an amount reasonably acceptable to Agent or is guaranteed or supported by a guarantor or support provider reasonably acceptable to the Agent on terms and conditions acceptable to the Agent; or

          (C) it is from the same account debtor (or any Affiliate thereof) and fifty percent (50%) or more, in face amount, of all Accounts from such account debtor (and any Affiliate thereof) are ineligible pursuant to CLAUSE (B) above; or

          (D) the Account, when aggregated with all other Accounts of such account debtor (and any Affiliate thereof), exceeds (I) in the case of any Account the account debtor of which is listed on EXHIBIT F hereto (as such Exhibit may be modified from time to time at the request of the Borrowers and with the approval of the Agent), twenty percent (20%), and (II) in all other cases, fifteen percent (15%), in face value of all Accounts of the Borrowers combined then outstanding, to the extent of such excess, PROVIDED that Accounts insured in a manner satisfactory to the Agent, guaranteed by a guarantor reasonably acceptable to the Agent or supported or secured by an irrevocable letter of credit in form and substance satisfactory to the Agent, issued by a financial institution satisfactory to the Agent, in each case, duly transferred, assigned or pledged to the Agent (together with sufficient documentation to permit direct draws by or direct payments to the Agent), shall be excluded for the purposes of such calculation to the extent of the face amount of such letter of credit or, in the case of insurance or guarantees, as determined by the Agent in its sole discretion; or

          (E) (I) the account debtor is also a creditor of such Borrower, (II) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to such Borrower, which has not been resolved or (III) the Account otherwise is or may reasonably be expected to become subject to any right of setoff by the account debtor; PROVIDED that any Account deemed ineligible pursuant to this CLAUSE (E) shall only be ineligible to the extent of the amount owed by such Borrower to the account debtor, the amount of such dispute or claim, or the amount of such setoff, as applicable; or

          (F) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the account debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs (any such act or event an "ACT OF BANKRUPTCY"), unless the payment of Accounts from such account debtor is secured by assets of, or guaranteed by, in either case in a manner satisfactory to the Agent, a Person with respect to which an Act of Bankruptcy has not occurred and that is acceptable to the Agent or, if the Account from such account debtor arises subsequent to a decree or order for relief with respect to such account debtor under the federal bankruptcy laws, as now or hereafter in effect, the Agent shall have determined that the timely payment and collection of such Account will not be impaired; or

          (G) the Agent does not have a valid and perfected first priority security interest in such Account or the Account does not otherwise conform in all material respects to the representations and warranties contained in the Credit Agreement, any Security Agreement or any of the other Collateral Documents unless the sale to which such Account relates is to an account debtor outside of the United States, Canada or Puerto Rico, and (I) such account debtor has supplied such Borrower with an irrevocable letter of credit in form and substance reasonably satisfactory to the Agent, issued by a financial institution satisfactory to the Agent and which has been duly transferred to the Agent, (II) such Account is subject to credit insurance issued by an insurer and on terms and in an amount reasonably acceptable to Agent or is guaranteed or supported by a guarantor or support provider reasonably acceptable to the Agent on terms and conditions acceptable to the Agent or (III) such Account, when aggregated with all other such Accounts that are less than 120 days past their original invoice date (except Accounts described in (i) and (ii) of this CLAUSE
(g)), does not exceed $10 million; or

          (H) the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

          (I) the account debtor is the United States of America, any State or any political subdivision, department, agency or instrumentality thereof, unless such Borrower duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940 (31 U.S.C. Section 3727 et seq.) or complies with any similar State or local law as Agent shall require; or

          (J) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor (with FOB plant shipments deemed to be accepted by the applicable account debtor until Wellman or any Subsidiary has been notified of non-acceptance) or the services giving rise to such Account have not been performed by such Borrower and accepted by the account debtor or the Account otherwise does not represent a final sale; or

          (K) the Accounts are subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor to the extent of such security deposit, progress payment or other similar advance; or

          (L) the Accounts are evidenced by or arise under any instrument or chattel paper unless such instruments or chattel paper have been pledged to Agent containing such endorsement as Agent shall reasonably require; or

          (M) the account debtor has a presence in a State requiring the filing of Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account unless such Borrower has qualified to do business in such State or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; or

          (N) the Account consists of progress billings (such that the obligation of the account debtor with respect to such Account is conditioned upon such Borrower's satisfactory completion of any further performance under the agreement giving rise thereto); or

          (O) the goods giving rise to such Account are also Inventory of such Borrower.

     "ELIGIBLE INVENTORY" shall mean Inventory of a Borrower that consists of raw materials, work in process and finished goods. In determining the amount to be so included, the amount of such Inventory shall exclude any Inventory that the Agent determines in its Permitted Discretion to be ineligible pursuant to the definition of the term "Borrowing Base" set forth herein. Unless otherwise approved in writing by the Agent, no Inventory of any Borrower shall be deemed Eligible Inventory if:

          (A) the Inventory has been returned or rejected by such Borrower's customers; or

          (B) the Inventory is not owned solely by such Borrower or such Borrower does not have good, valid and marketable title thereto unless such Inventory is Qualified Inventory; or

          (C) the Inventory is not stored on property that is either (I) owned or leased by such or any other Borrower or (II) owned or leased by a warehouseman that has contracted with such Borrower to store Inventory on such warehouseman's property unless such Inventory is Qualified Inventory (PROVIDED that, with respect to Inventory of any Borrower other than Qualified Inventory,
(A) stored on property leased by a Borrower, such Borrower shall have delivered to the Agent a Collateral Access Agreement executed by the lessor of such property, (B) stored on property owned or leased by a warehouseman, such Borrower shall have delivered to the Agent a Collateral Access Agreement executed by such warehouseman and (C) stored on property owned by such Borrower which is subject to a mortgage in favor of any Person other than Agent or any Lender, such Borrower shall have delivered to the Agent a Collateral Access Agreement executed by the mortgagee of such property or an intercreditor agreement in form and substance reasonably satisfactory to the Agent; PROVIDED that in the case of CLAUSES (A) and (B), the Agent may reserve an amount equal to ninety (90) days rent from the Borrowing Base to the extent that a Collateral Access Agreement is not delivered with respect to such property); or

          (D) the Inventory is not Qualified Inventory and is not subject to a valid and perfected first priority security interest in favor of the Agent except, with respect to Eligible Inventory stored at sites described in CLAUSE
(C)(II) of this definition, for Liens for normal and customary charges; or

          (E) the Inventory is obsolete or slow moving (in each case as reasonably determined by the Agent) or, other than Qualified Inventory, the Inventory does not otherwise conform in all material respects to the representations and warranties contained in the Credit Agreement, the Security Agreement or any of the other Collateral Documents; or

          (F) the Inventory was not manufactured in accordance with or does not meet all standards imposed by all Requirements of Law or by any government agency, or department or division thereof, having regulatory authority over such goods or their manufacture, use or sale; or

          (G) the Inventory consists of spare parts for equipment, packaging and shipping materials or supplies used or consumed in a Borrower's business; or

          (H) the Inventory is purchased or sold on consignment unless a consignment agreement in form and substance satisfactory to the Agent is in place and appropriate financing statements have been filed; or

          (I) the Inventory, other than Qualified Inventory, is located outside the United States of America or Canada (PROVIDED that, with respect to Inventory in Canada, Agent has determined that it has a valid and perfected first priority security interest in such Inventory); or

          (J) the Inventory is subject to a license agreement or other arrangement with a third party which, in Agent's determination, restricts the ability of Agent to exercise its rights under any of the Credit Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to Agent permitting Agent to exercise its rights with respect to such Inventory or Agent has otherwise agreed to allow such Inventory to be eligible in Agent's Permitted Discretion; or

          (K) the Inventory consists of work in process not classified as amorphous resin or mixed xylenes; or

          (L) the Inventory has given rise to an Account.

     "ENGAGEMENT LETTER" shall mean that certain letter agreement dated ______, 2006 by and among Deutsche Bank Securities Inc., the Agent and Wellman and providing for the payment of certain fees in connection with, among other things, the Transactions.

     "ENVIRONMENT" means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

     "ENVIRONMENTAL CLAIM" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction by any Governmental Authority or any Person for any response or corrective action, any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, investigation, remediation or other cost recovery, contribution, indemnity, consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the Environment, or for fines or penalties, in each case arising under any Environmental Law, including without limitation, relating to, resulting from or in connection with Hazardous Materials and relating to any Borrower, any of its Subsidiaries or any of their respective properties or predecessors in interest.

     "ENVIRONMENTAL LAWS" means the common law and all United States statutes, ordinances, orders, rules, regulations, judgments or decrees relating to (i) pollution or protection of the Environment and public health and welfare, including, without limitation, those relating to the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.
Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.
Section 1801 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.
Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, and regulations promulgated pursuant thereto, each as in effect as of the date of determination. When used with reference to Foreign Subsidiaries, "Environmental Laws" shall mean the statutes, ordinances, orders, rules, regulations, judgments or decrees of the applicable foreign jurisdictions relating to the categories described in CLAUSES (I), (II) and (III) above.

     "ENVIRONMENTAL LIEN" means a Lien in favor of a Governmental Authority or other Person for any liability, damages, costs or any other obligation under an Environmental Law.

     "EQUIPMENT" shall mean, with respect to any Person, all of such Person's equipment, including machinery, equipment, office equipment and supplies, computers and related equipment, furniture, furnishings, tools, tooling, jigs, dies, fixtures, manufacturing implements, fork lifts, trucks, trailers, motor vehicles, and other equipment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and all final or temporary regulations promulgated thereunder and published, generally applicable rulings entitled to precedential effect.

     "ERISA AFFILIATE" shall mean any Person required at any relevant time to be aggregated with any Borrower or any Subsidiary of any Borrower under Sections 414(b), (c), (m) or (o) of the Code.

     "EVENT OF DEFAULT" shall have the meaning ascribed to that term in ARTICLE 9 of this Credit Agreement.

     "EXISTING LOANS" shall mean the revolving loans outstanding under the Existing Credit Agreement on the Closing Date immediately prior to giving effect to this Credit Agreement.

     "EXPENSES" shall mean all present and future reasonable expenses incurred by or on behalf of the Agent, in its capacity as Agent, in connection with the Credit Agreement, any other Credit Document or otherwise, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, the reasonable fees and expenses of attorneys (including the allocated cost of internal counsel) and paralegals, all reasonable costs and expenses incurred by the Agent in opening bank accounts and lockboxes, depositing checks, receiving and transferring funds, and any reasonable charges imposed on the Agent due to insufficient funds of deposited checks and the Agent's standard fee relating thereto, collateral examination fees and expenses, reasonable fees and expenses of accountants, appraisers, field examiners or other consultants, experts or advisors employed or retained by the Agent, reasonable fees and expenses incurred by the Agent in connection with the initial assignments of the Loans, fees and taxes relative to the filing of financing statements, costs of preparing and recording any other Collateral Documents, all expenses and costs referred to in ARTICLE 4 of this Credit Agreement, all other reasonable fees and expenses required to be paid pursuant to the Fee Letter and all reasonable fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.

     "EXPIRATION DATE" shall mean the earlier of (A) May 4, 2011, (B) the date of the termination or reduction to zero (0) of the Commitments and (C) the date that is three months in advance of the earlier of (I) the maturity date of any outstanding Indebtedness under the First Lien Credit Facility and (II) the maturity date of any outstanding Indebtedness under the Second Lien Credit Facility; PROVIDED that if on the earlier of either date set forth in CLAUSE (C) there is more than an aggregate principal amount of $50 million outstanding under the First Lien Credit Facility and the Second Lien Credit Facility and Average Excess Availability exceeds $75 million then the Expiration Date shall be the earlier of the dates set forth in CLAUSES (A) and (B).

     "EXPOSURE" shall have the meaning ascribed to that term in the definition of "Majority Lenders".

     "FEDERAL FUNDS RATE" shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

     "FEE LETTERS" shall mean the Engagement Letter and the Bank Fee Letter.

     "FEES" shall mean the Unused Line Fee, the Letter of Credit Fees and the Issuing Bank Fees, and, without duplication, all fees payable by the Borrowers under the Fee Letters.

     "FINANCIAL STATEMENTS" shall mean the consolidated balance sheets, statements of income, cash flows and shareholder's equity of the Consolidated Entity for the period specified.

     "FINANCING TRANSACTIONS" means, collectively, (i) the closing of and incurrence of the initial Loans under the First Lien Credit Facility described in CLAUSE (B) of the definition thereof, (ii) if desired by Wellman, the issuance of the Senior Notes, (iii) if desired by Wellman, the issuance of the Convertible Notes, (iv) if desired by Wellman, the issuance of Wellman common stock and (v) the repayment of all outstanding amounts under the Second Lien Credit Facility and termination thereof.

     "FIRST LIEN CREDIT AGREEMENT" means the term loan agreement that evidences the First Lien Credit Facility.

     "FIRST LIEN CREDIT FACILITY" means (A) the term loan credit agreement providing for $185.0 million in term loans entered into on February 10, 2004, between Wellman, the lenders party thereto in their capacities as lenders thereunder and DBTCA, as administrative agent, or (B) any term loan credit agreement on terms and conditions not materially more restrictive than those contained herein or in the term loan agreement referenced in CLAUSE (A) and otherwise reasonably acceptable to the Agent, the proceeds of which are used to refinance the credit agreement referred to in CLAUSE (A); PROVIDED that the maximum principal amount thereof shall not exceed $185 million unless the Second Lien Credit Facility has been refinanced with proceeds received from the Financing Transactions, and shall in no event exceed $300 million, in each case, together with the related documents thereto (including, without limitation, any guarantee, collateral and security agreements and/or documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of Wellman as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "FIRST LIEN CREDIT FACILITY AGENT" shall mean the Administrative Agent (as defined in the First Lien Credit Agreement).

     "FIRST LIEN CREDIT FACILITY COLLATERAL" means the collateral securing Wellman's obligations under the First Lien Credit Facility.

     "FISCAL QUARTER" shall mean any of the quarterly accounting periods of Borrowers, ending on March 31, June 30, September 30 and December 31 of each year.

     "FISCAL YEAR" shall mean any of the annual accounting periods of Borrowers ending on December 31 of each year.

     "FOREIGN LENDER" shall mean any Lender or Issuing Bank organized under the laws of a jurisdiction outside of the United States.

     "FOREIGN SUBSIDIARY" shall mean each Subsidiary of a Borrower that is incorporated or organized under the laws of and conducts substantially all of its business in any jurisdictions other than the United States, any State thereof, the United States Virgin Islands or Puerto Rico.

     "FUNDING BANK" shall have the meaning ascribed to that term in SECTION 4.9.

     "FUNDS ADMINISTRATOR" shall mean Wellman in its capacity as borrowing agent and funds administrator for the Borrowers hereunder and under each of the other Credit Documents.

     "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

     "GOVERNING DOCUMENTS" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person.

     "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "GUARANTEE OBLIGATIONS" shall mean, as to any Person, without duplication, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, dividend, Capitalized Lease Obligation or operating lease, any other lease or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (I) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (II) to advance or supply funds (A) for the purchase or payment of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (III) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (IV) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, PROVIDED, HOWEVER, that the term Guarantee Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or guarantees in respect of trade payables of Wellman and its Subsidiaries. The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof; PROVIDED, HOWEVER, as to any Derivative Transaction, such amount shall be calculated by reference to the mark to market termination value of the relevant Derivative Transaction as of the last day of the preceding month or as of the day most recently requested by the Agent.

     "GUARANTY" of any Person means any liability, contingent or otherwise, of such Person (other than an endorsement for collection or deposit and standard contractual indemnities, in each case, in the ordinary course of business) (A) to pay any liability of any other Person or to otherwise protect, or having the practical effect of protecting, the holder of any such Liability against loss (whether such obligation arises by virtue of such Person being a partner of a partnership or participant in a joint venture or by agreement to pay, to keep well, to maintain solvency, assets, level of income or other financial condition, to purchase assets, goods, securities or services or to take or pay, or otherwise) or (B) incurred in connection with the issuance by a third Person of a Guaranty of any liability of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise). The word "Guarantee" when used as a verb has the correlative meaning.

     "GUARDWELL" shall mean GuardWell Insurance Company, a Vermont corporation.

     "HAZARDOUS MATERIALS" means any pollutant, contaminant, waste, chemical, material or substance or constituent, including without limitation, any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable and require abatement, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas, subject to regulation or which could give rise to liability under Environmental Laws.

     "HIGHEST LAWFUL RATE" shall mean, at any time when any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, that then may be contracted for, taken, reserved, charged or received on the Obligations owing under this Credit Agreement or any of the other Credit Documents, under (A) the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents) or (B) if higher, applicable federal laws, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

     "IMMATERIAL SUBSIDIARY" shall mean as of any date of determination, any Subsidiary of a Borrower that, as of the most recently ended fiscal quarter, has gross assets of less than $5.0 million.

     "INDEBTEDNESS" means, with respect to any Person, without duplication

               (I) all indebtedness, obligations and liabilities of such Person for borrowed money,

               (II) that portion of obligations with respect to Capitalized Lease Obligations that is properly classified as a liability on a balance sheet of such Person in conformity with GAAP,

               (III) notes payable and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money, of such Person,

               (IV) any indebtedness, obligation or liability of such Person owed for all or any part of the deferred purchase price of property or services, conditional sale obligations and obligations under title retention agreements (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months (or a longer period of up to one year, if such terms are available from suppliers in the ordinary course of business) from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument,

               (V) all indebtedness, obligations and liabilities (other than those constituting an operating lease) secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person,

               (VI) Guarantee Obligations of such Person,

               (VII) guarantees and other contingent obligations in respect of indebtedness referred to in CLAUSES (I) through (V) above,

               (VIII) all Disqualified Capital Securities issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Securities being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any,

               (IX) Attributable Indebtedness of such Person; and

               (X) the mark to market termination value, if any, of all Derivative Transactions to the extent such transactions should be reflected on the balance sheet of such Person.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Securities which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Securities as if such Disqualified Capital Securities were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Credit Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Securities, such fair market value to be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Securities. Notwithstanding the foregoing, "Indebtedness" shall not include trade payables and accrued liabilities incurred in the ordinary course of business for the purchase of goods or services which are not secured by a Lien other than a Permitted Lien and which are not overdue by more than 180 days. Indebtedness shall not include deferred payments on intercompany sales pursuant to appropriate transfer pricing terms and which are paid within ninety (90) days.

     "INTELLECTUAL PROPERTY" shall mean, with respect to any Person, all of such Person's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.

     "INTERCOMPANY INDEBTEDNESS" means any Indebtedness of a Borrower or any Subsidiary Guarantor or Wholly-Owned Subsidiary of a Borrower that is not a Subsidiary Guarantor that, in the case of a Borrower, is owing to any other Borrower, any Subsidiary Guarantor or Wholly-Owned Subsidiary of a Borrower that is not a Subsidiary Guarantor and that, in the case of any such Subsidiary, is owing to a Borrower or any Subsidiary Guarantor or Wholly-Owned Subsidiary of a Borrower that is not a Subsidiary Guarantor; PROVIDED that if as of any date any Person other than a Borrower or a Subsidiary Guarantor or Wholly-Owned Subsidiary of a Borrower that is not a Subsidiary Guarantor owns or holds such Indebtedness, or holds any Lien in respect thereof, such Indebtedness shall no longer be Intercompany Indebtedness permitted to be incurred pursuant to SECTION 8.3(C).

     "INTERCREDITOR AGREEMENT" that certain Intercreditor Agreement, dated as of the Original Closing Date, by and among the Agent, the First Lien Credit Facility Agent and the Second Lien Credit Facility Agent.

     "INTEREST PERIOD" shall mean a period, commencing, in the case of the first Interest Period applicable to a LIBOR Rate Loan, on the date of the making of, or conversion into, such Loan, and, in the case of each subsequent, successive Interest Period applicable thereto, on the last day of the immediately preceding Interest Period. The duration of each such Interest Period shall be one, two, three or six months (and other longer or shorter periods if available to all Lenders), in each case as the Funds Administrator may, in an appropriate Notice of Borrowing, Notice of Continuation or Notice of Conversion, select; PROVIDED that the Funds Administrator may not select any Interest Period that ends after the Expiration Date. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, PROVIDED that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

     "INTEREST RATE AGREEMENT" means any agreement evidencing an interest rate transaction, including an interest rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks.

     "INTERIM ADVANCE" shall mean a Loan made by the Agent to the Borrowers pursuant to SECTION 2.2(B)(I).

     "INTERIM ADVANCE PERIOD" shall have the meaning ascribed to that term in
SECTION 2.2(B)(I).

     "INTERNAL REVENUE SERVICE" or "IRS" shall mean the United States Internal Revenue Service and any successor agency.

     "INVENTORY" shall mean, with respect to any Person, all of such Person's inventory, including: (A) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in such Person's business;
(B) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; and
(C) all goods returned or repossessed by such Person.

     "INVESTMENT" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a Guarantee Obligation) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Securities, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit in the ordinary course and deposits to secure leases by the Company and its Subsidiaries in the ordinary course of business of the Company or such Subsidiary, in each case, as the case may be. In determining the aggregate amount of Investments outstanding at any particular time, without duplication (A) the amount of any Investment represented by a Guaranty shall be taken at not less than the principal amount of the Liabilities to which such Guaranty is applicable and still outstanding; (B) there shall be deducted in respect of each such Investment (but not in excess of the amount of such Investment) any amount received after February 10, 2004, in cash in respect of such Investment; and (C) there shall not be deducted from the original amount of any Investment, and such Investment shall be deemed to continue to be "outstanding" in such original amount notwithstanding, any (I) decrease in the market value thereof or (II) amount thereof that may have been forgiven, released, cancelled or otherwise nullified or held to be invalid. Notwithstanding the foregoing, for purposes of determining the aggregate amount of Investments in Foreign Subsidiaries, "Investment" shall also include the transfer of assets, whether by dividend on Capital Securities, redemption of such Capital Securities or otherwise, in each case, net of any such transfers received after February 10, 2004, by Borrowers and Domestic Subsidiaries from Foreign Subsidiaries.

     "INVESTMENT PROPERTY" shall have the meaning given such term under Article 9 of the UCC.

     "ISSUING BANK" shall mean DBTCo. or (A) any Lender or (B) any Affiliate of a Lender that, in either case, is acceptable to the Agent and has agreed to issue a Letter of Credit for the account of the Borrowers under this Credit Agreement.

     "ISSUING BANK FEES" shall have the meaning ascribed to that term in SECTION 4.6(B).

     "L/C INTEREST RATE" shall have the meaning ascribed to that term in SECTION 3.5(B).

     "L/C NOTICE OF DRAWING" shall mean the date on which the Issuing Bank provides Agent with notice that a drawing has been made under a Letter of Credit.

     "L/C PARTICIPATION" shall have the meaning ascribed to that term in SECTION 3.4.

     "L/C PARTICIPATION FUNDING AMOUNT" shall have the meaning ascribed to that term in SECTION 3.6(B)(I)(A).

     "L/C PARTICIPATION FUNDING DATE" shall have the meaning ascribed to that term in SECTION 3.6(B)(II).

     "L/C PARTICIPATION FUNDING NOTICE" shall have the meaning ascribed to that term in SECTION 3.6(B)(I)(A).

     "LENDER" shall, subject to SECTION 11.18(C)(II), mean (A) each Person listed as a "Lender" on the signature pages hereof and (B) each Person that has been assigned any or all of the rights and obligations of a Lender pursuant to
SECTION 11.6(C).

     "LETTER OF CREDIT" shall mean all letters of credit (whether commercial or stand-by and whether for the purchase of inventory, equipment or otherwise) issued for the account of any Borrower by an Issuing Bank pursuant to ARTICLE 3 of this Credit Agreement and all amendments, renewals, extensions or replacements thereof.

     "LETTER OF CREDIT FEES" shall have the meaning ascribed to that term in
SECTION 4.6(A)(I).

     "LETTER OF CREDIT OBLIGATIONS" shall mean, at any time, the sum of (A) the aggregate undrawn face amounts of all Letters of Credit outstanding at such time, PLUS (B) the aggregate unreimbursed amount of all drawings under Letters of Credit.

     "LETTER OF CREDIT REQUEST" shall have the meaning ascribed to that term in
SECTION 3.2(A).

     "LEVERAGE RATIO" shall mean, as at the last day of any Fiscal Quarter, the ratio of Total Debt as of the last day of such Fiscal Quarter to Consolidated EBITDA for the twelve month period ending as of the last day of such Fiscal Quarter.

     "LIABILITY" of any Person shall mean (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under contract, Requirement of Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.

     "LIBOR LENDING OFFICE" shall mean, with respect to any Lender, the office of such Lender specified as its "LIBOR Lending Office" opposite its name on ANNEX I or in the relevant Assignment and Acceptance Agreement (or, if no such office is specified, its Domestic Lending Office), or such other office or Affiliate of such Lender as such Lender may from time to time specify to the Funds Administrator and the Agent.

     "LIBOR MARGIN" shall mean, at any time, the Applicable Margin for LIBOR Rate Loans at such time.

     "LIBOR RATE" shall mean, with respect to any Interest Period, (A) the rate per annum for Dollar deposits approximately equal to the principal amount of the LIBOR Rate Loans for which the LIBOR Rate is being determined and with maturities comparable to the Interest Period for which such LIBOR Rate would apply, which appears on the Telerate Page 3750 at approximately 11:00 A.M., London time, on the day that is two (2) Business Days prior to the first day of such Interest Period and (B) if no such rate so appears on the Telerate Page 3750, an interest rate per annum equal to the rate (rounded upward to the nearest whole multiple of one-sixteenth (1/16) of one percent (1.00%) per annum, if such rate is not such a multiple) of the offered quotation, if any, to first class banks in the London (U.K.) interbank market by Deutsche Bank for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the LIBOR Rate Loans for which the LIBOR Rate is being determined with maturities comparable to the Interest Period for which such LIBOR Rate will apply as of approximately 10:00 A.M. (New York City time) two (2) Business Days prior to the commencement of such Interest Period. The term "TELERATE PAGE 3750" shall mean the display designated as Page 3750 on the Telerate Services (or such other page as may replace such page on such service for the purpose of displaying a comparable rate).

     "LIBOR RATE LOAN" shall mean a Loan that bears, or is to bear, interest by reference to the LIBOR Rate.

     "LIEN(S)" shall mean (A) any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement (other than a deposit consisting solely of a Letter of Credit) having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement and (B) in addition, in the case of any investment property, any contract or other arrangement, express or implied, under which any Person has the right to control such investment property.

     "LINE OF CREDIT" shall mean, at any time, an amount equal to the aggregate amount, at such time, of the Commitments.

     "LIQUIDITY EVENT" shall mean the determination by the Agent at any time that Availability for any eight (8) consecutive days is less than the greater of
(A) $40 million and (B) twenty percent (20%) of the Total Commitments. The occurrence of a Liquidity Event shall be deemed continuing notwithstanding that Availability may at any time thereafter exceed the amount set forth in the preceding sentence unless and until Thirty-Day Average Availability exceeds the greater of the amounts set forth in the preceding sentence for thirty (30) consecutive days, in which event a Liquidity Event shall no longer be deemed to be continuing; PROVIDED that, for purposes of SECTION 2.5, a Liquidity Event may not be cured as contemplated by this sentence more than two times in any four-Fiscal-Quarter period.

     "LOANS" shall mean amounts advanced by Agent or a Lender pursuant to
SECTION 2.1, 2.2(B), 2.2(C), 3.6 or any other provision of this Credit
Agreement.

     "LOCKBOXES" shall have the meaning ascribed to that term in SECTION 2.5(B)(I).

     "MAJORITY LENDERS" shall mean, at any time, those Lenders having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have expired or been terminated, Lenders having more than 50% of the aggregate amount of the outstanding Exposures; and for this purpose, a Lender's "EXPOSURE" shall mean (assuming that any Interim Advances have been settled) the aggregate amount of such Lender's outstanding Loans PLUS such Lender's Proportionate Share of outstanding Letter of Credit Obligations.

     "MASTER REAFFIRMATION AGREEMENT" shall mean that certain Master Reaffirmation and Amendment Agreement in the form attached hereto as EXHIBIT I and executed by each Credit Party and the Agent (the Lenders hereby authorize the Agent to execute such agreement).

     "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (A) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties taken as a whole or a substantial portion of the Collateral, (B) any Credit Party's ability to perform its material obligations under the Credit Documents to which it is a party or (C) the rights and remedies of the Agent, the Lenders or any Issuing Bank under any Credit Document.

     "MATERIAL CONTRACT" shall mean any contract, lease, license indenture, agreement, commitment, raw material contract or other arrangement (other than the Credit Documents), whether written or oral, to which any Borrower or any Subsidiary of any Borrower is a party with respect to which breaches, performances, nonperformances, cancellations or failures to renew or replace by any party thereto singly or in the aggregate would reasonably be expected to have a Material Adverse Effect.

     "MULTIEMPLOYER PLAN" shall mean a "MULTIEMPLOYER PLAN" as defined in Sections 3(37) or 400l(a)(3) of ERISA and (A) which is, or within the immediately preceding six (6) years was, contributed to by any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate or (B) with respect to which any Borrower or any Subsidiary of any Borrower may incur any liability.

     "NET ORDERLY LIQUIDATION VALUE" shall mean (A) the "net orderly liquidation value" determined by a valuation company acceptable to the Agent after performance of an Inventory valuation to be done at the Agent's request and the Borrowers' expense, less the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designed to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory; or (b) if no such Inventory valuation has been requested by the Agent, the value customarily attributed to Inventory in the appraisal industry for Inventory of similar quality and quantity, and similarly dispersed (under similar and relevant circumstances under standard asset-based lending procedures), at the time of the valuation, less the amount customarily estimated in the appraisal industry at the time of any determination for marshalling, recondition, carrying, and sales expenses designed to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory.

     "NOTE" shall mean a promissory note of the Borrowers payable to the order of any Lender, in the form of EXHIBIT B, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Loans made by such Lender or acquired by such Lender pursuant to SECTION 11.6.

     "NOTICE OF BORROWING" shall have the meaning ascribed to that term in
SECTION 2.2(A)(I).

     "NOTICE OF CONTINUATION" shall have the meaning ascribed to that term in
SECTION 4.3(A).

     "NOTICE OF CONVERSION" shall have the meaning ascribed to that term in
SECTION 4.3(B).

     "OBLIGATIONS" shall mean (A) the unpaid principal of and interest on the Loans and the Notes, (B) the obligation of the Borrowers to pay to an Issuing Bank the amounts of all drawings together with interest accrued thereon at the L/C Interest Rate, made under Letters of Credit of such Issuing Bank, (C) the Fees, (d) the Expenses, (E) all other Liabilities of the respective Credit Parties to the Agent, the Collateral Agent and any Lender (in its capacity as such and not in its capacity as an Issuing Bank), which may arise under, out of, or in connection with, the Credit Agreement, the Notes, any other Credit Document, and (F) all other Liabilities of the respective Borrowers to an Issuing Bank under all its L/C Applications and Letters of Credit. As used in CLAUSES (A), (B) and (C) and wherever else the determination of the amount of "interest" is relevant, "interest" shall include interest accruing on or after the filing of, or what would have accrued but for the filing of, any petition in bankruptcy, or the commencement of any insolvency, reorganization, or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

     "OTHER TAXES" shall have the meaning ascribed to that term in SECTION
2.8(B).

     "PAYMENT" shall have the meaning ascribed to that term in SECTION 2.10.

     "PAYMENT RESTRICTION" means any encumbrance or restriction on the ability of any Subsidiary of any Borrower to (A) pay dividends or make any other distributions on its Capital Securities or any other interest or participation in, or measured by, its profits; (B) make loans or advances or pay any Indebtedness or other obligation owed to any Borrower or to any Subsidiary of any Borrower; or (C) transfer any of its property or assets to any Borrower or to any Subsidiary of any Borrower.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

     "PERMITTED DISCRETION" shall mean the Agent's judgment exercised in good faith based upon its consideration of any factor which the Agent believes in good faith: (A) will or could adversely affect the value of any Collateral, the enforceability or priority of the Agent's Liens thereon or the amount which the Agent, the Lenders or any Issuing Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral or (B) suggests that any collateral report delivered to the Agent by any Person on behalf of any Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Agent may consider such factors already included in or tested by the definition of Eligible Accounts Receivable or Eligible Inventory, as well as any of the following: (I) the changes in collection history and dilution with respect to the Accounts; (II) changes in demand for, pricing of, or product mix of Inventory; (III) changes in any concentration of risk with respect to the respective Borrowers' Accounts or Inventory; and (IV) any other factors relating to the Borrowers' Accounts or Inventory that change the credit risk of lending to any Borrower on the security of any Borrowers' Accounts or Inventory. The burden of establishing lack of good faith hereunder shall be on the Borrowers.

     "PERMITTED HOLDER" shall mean Warburg Pincus VIII, L.P. and its Affiliates.

     "PERMITTED JUNIOR DEBT" means Subordinated Indebtedness of Wellman and its Subsidiaries that:

          (1) is subordinated to the Loans pursuant to subordination provisions acceptable to the Agent;

          (2) has a final maturity date no earlier than May 4, 2012 and has no scheduled principal or sinking fund payments prior to May 4, 2012;

          (3) is not guaranteed by any Subsidiary of a Borrower or any of their Subsidiaries except for any guarantee by a Credit Party that is contractually subordinated in right of payment (to the same extent that Wellman's or its Subsidiaries' direct obligations are so subordinated) to the prior payment in full in cash pursuant to the Subsidiary Guaranty;

          (4) is not convertible into any other securities of the Borrowers or their Subsidiaries except Capital Securities of Company (other than Disqualified Capital Securities); and

          (5) is incurred pursuant to Permitted Junior Debt Documents the terms and conditions of which are reasonably satisfactory to the Agent.

     "PERMITTED JUNIOR DEBT DOCUMENTS" means all documents evidencing, guaranteeing or otherwise governing the terms of any Permitted Junior Debt.

     "PERMITTED LIEN" shall have the meaning given such term in SECTION 8.3.

     "PERMITTED REFINANCING INDEBTEDNESS" means (A) any refinancing by Wellman of Indebtedness of Wellman or any of its Subsidiaries incurred or outstanding pursuant to SECTIONS 8.2(O), 8.2(R), 8.2(S), 8.2(T) or 8.2(U) which Indebtedness shall remain subject to the maximum aggregate amounts outstanding as set forth therein and (B) any Indebtedness incurred pursuant to a refinancing by any Subsidiary of Wellman of Indebtedness incurred by such Subsidiary incurred or outstanding pursuant to SECTIONS 8.2(O), 8.2(R), 8.2(S), 8.2(T) or 8.2(U) which Indebtedness shall remain subject to the maximum aggregate amounts outstanding as set forth therein; PROVIDED that in the case of each of CLAUSES (A) and (B),
(I) as to SECTIONS 8.2(O) and 8.2(s), the aggregate principal amount of such Permitted Refinancing Indebtedness shall not exceed the aggregate outstanding principal amount of Indebtedness (including unused commitments) so extended, refinanced, renewed, replaced, substituted or refunded PLUS any amounts incurred to pay premiums and fees in connection therewith, (II) the Permitted Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded and (III) to the extent such Permitted Refinancing Indebtedness refinances Indebtedness subordinated to the Loans, such Permitted Refinancing Indebtedness is subordinated to the Loans at least to the same extent as the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded.

     "PERMITTED RESTRICTIVE COVENANT" shall mean (A) any covenant or restriction contained in any Credit Document, (B) any covenant or restriction binding upon any Person at the time such Person becomes a Subsidiary of any Borrower if the same is not created in contemplation thereof, (C) any covenant or restriction of the type contained in SECTION 8.3 that is contained in any contract evidencing or providing for the creation of or concerning Indebtedness secured by any asset so long as such covenant or restriction is limited to the property purchased therewith or assets secured thereby and proceeds thereof, (D) any covenant or restriction described in SECTION 8.12, but only to the extent such covenant or restriction is there identified by specific reference to the provision of the contract in which such covenant or restriction is contained, (E) any covenant or restriction described in SECTION 8.12 contained in the documents governing the First Lien Credit Facility, the Senior Notes, the Convertible Notes or the Permitted Junior Debt or any Permitted Refinancing Indebtedness in respect thereof, but only to the extent such covenant or restriction (i) is not materially more burdensome than the corresponding covenant or restriction contained in any Credit Document and (II) is binding only on the Person or Persons bound by such corresponding covenant or restriction in the Credit Documents, or (F) any covenant or restriction that (I) is not more burdensome than an existing Permitted Restrictive Covenant permitted by CLAUSE (B), (C) or
(D) above; (II) is contained in a contract constituting a renewal, extension or replacement of the contract in which such existing Permitted Restrictive Covenant is contained; and (III) is binding only on the Person or Persons bound by such existing Permitted Restrictive Covenant.

     "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

     "PLAN" shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA), whether oral or written, maintained or contributed to by any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate, or with respect to which any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate, may incur liability.

     "PLEDGE AGREEMENT" shall mean the Pledge Agreement, dated as of the Original Closing Date, by and among the Collateral Agent, the Borrowers and the Subsidiary Guarantors, as such agreement may be amended, restated or otherwise modified and in effect.

     "PREFERRED STOCK" of any Person means any Capital Securities of such Person that has preferential rights (as compared to any other Capital Securities of such Person) with respect to dividends or redemptions or upon liquidation.

     "PREFERRED STOCK TRANSACTION" shall mean any repurchase or redemption of all or any part of the Wellman Preferred Stock pursuant to a Restricted Payment permitted under SECTION 8.7(D)(B).

     "PRIME LENDING RATE" shall mean the rate that Deutsche Bank announces from time to time in New York, New York as its prime lending rate in the United States, as in effect from time to time. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Deutsche Bank, DBTCo. and each of the other Lenders may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

     "PRIME RATE LOAN" shall mean a Loan that bears, or is to bear, interest by reference to the Prime Lending Rate.

     "PRO FORMA BORROWING BASE CERTIFICATE" shall have the meaning given such term in SECTION 2.4(ED).

     "PROHIBITED TRANSACTION" shall mean any transaction that is prohibited under Code Section 4975 or ERISA Section 406 and not exempt under Code Section 4975 or ERISA Section 408.

     "PROPORTIONATE SHARE" shall, subject to SECTION 11.18(C)(II), mean, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Commitment and the denominator of which shall be the Total Commitments or, if the Commitments have been terminated, a fraction the numerator of which shall be the principal amount of such Lender's Exposure and the denominator of which shall be the aggregate amount of all Exposures of all Lenders then outstanding.

     "PURCHASE MONEY LIENS" shall mean Liens on any item of Equipment or Real Property of any Credit Party acquired after the date of this Credit Agreement to secure the purchase price thereof, PROVIDED that: (A) each such Lien shall attach only to the property to be acquired and proceeds thereof; and (B) the debt incurred in connection with such acquisitions shall not exceed the amount of the purchase price of such items of Equipment or Real Property then being financed.

     "QUALIFIED INVENTORY" shall mean (A) any Inventory of the Borrowers consisting of mixed xylenes which are purchased by the Borrowers from a supplier for processing by a third party processor and which is either in transit to a Borrower or such third party processor or is stored at such processor's facility and the value of such Inventory does not exceed $3 million; (B) any Inventory of the Borrowers which is in transit in the Borrowers' owned or leased railcars or trucks and under the control of any Borrower and (C) any raw materials for which a Borrower has an obligation to pay and which are in transit to a Borrower on a common carrier or via another transportation mode which is under a Borrower's control.

     "REAL PROPERTY" means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

     "REAL PROPERTY ASSETS" means interests in Real Property, including improvements and fixtures attached thereto or used in the operation thereof, in each case owned or leased (as lessee) by any Borrower or any of its Domestic Subsidiaries.

     "REDUCED RATE" shall have the meaning ascribed to that term in SECTION 2.8(E), relating to backup withholding tax.

     "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund or defease, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part; "REFINANCED" and "REFINANCING" shall have correlative meanings.

     "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

     "REIMBURSEMENT AGREEMENT" shall have the meaning ascribed to that term in clause (b) of the definition of "L/C APPLICATION."

     "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including, without limitation, the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

     "REPORTABLE EVENT" shall mean any of the events described in Section 4043 of ERISA and the regulations thereunder, for which notice to the PBGC has not been waived.

     "REQUIREMENT OF LAW" shall mean, as to any Person, the Governing Documents of such Person, and any law, treaty, rule, regulation, direction, ordinance, criterion or guideline or determination of a court or other Governmental Authority or determination of an arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "RESPONSIBLE OFFICER" means the controller, chief financial officer, treasurer, assistant treasurer, chief accounting officer or any other similar financial officer or position.

     "RESTRICTED PAYMENT" means, with respect to any Person, (A) any payment with respect to or on account of any of the Capital Securities of such Person, including any dividend or other distribution on, any payment of interest on or principal of, and any payment on account of any purchase, redemption, retirement, exchange, defeasance or conversion of, or on account of any claim relating to or arising out of Wellman's offer, sale or purchase of, any such Capital Securities and (B) any optional payment or prepayment on or redemption, retirement, (including by making payments to a sinking or analogous fund), repurchase, defeasance or other acquisition of, any Subordinated Indebtedness. For the purposes of this definition, a "payment" shall include the transfer of any asset or the incurrence of any Indebtedness or other Liability (the amount of any such payment to be the fair market value of such asset or the amount of such obligation, respectively) but shall not include the issuance by such Person to the holders of a class or series of a class of its Capital Securities of the same class and, if applicable, series, other than, in the case of any Borrower or any Subsidiary of any Borrower, Disqualified Capital Securities.

     "RETIREE WELFARE PLAN" means, at any time, a welfare plan (as defined in Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to
Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant.

     "SALE AND LEASEBACK TRANSACTION" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset

     "SECOND LIEN CREDIT AGREEMENT" shall have the meaning given such term in the definition of Second Lien Credit Facility.

     "SECOND LIEN CREDIT FACILITY" means the term loan credit agreement providing for $265.0 million in term loans (the "SECOND LIEN CREDIT AGREEMENT") entered into on February 10, 2004, between Wellman, the lenders party thereto in their capacities as lenders thereunder and DBTCA, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee, collateral and security agreements and/or documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of Wellman as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "SECOND LIEN CREDIT FACILITY AGENT" shall mean the Administrative Agent (as defined in the Second Lien Credit Agreement).

     "SECOND LIEN CREDIT FACILITY COLLATERAL" means the collateral securing Wellman's obligations under the Second Lien Credit Facility.

     "SECURED PARTIES" has the meaning provided in the respective Collateral Documents to the extent defined therein and shall include any Person who is granted a security interest in any Credit Document.

     "SECURITY AGREEMENT" shall mean the Security Agreement, dated as of the Original Closing Date, among the Agent, the Borrowers and the Subsidiary Guarantors, as such agreement may be amended, restated or otherwise modified and in effect.

     "SENIOR NOTES" means unsecured Indebtedness of Wellman and its Subsidiaries that:

          (1) has a final maturity date no earlier than May 4, 2012 and has no scheduled principal or sinking fund payments prior to May 4, 2012;

          (2) is not guaranteed by any Subsidiary of a Borrower or any of their Subsidiaries except for any guarantee by a Credit Party;

          (3) is not convertible into any other securities of the Borrowers or their Subsidiaries; and

          (4) is incurred pursuant to Senior Notes Documents the terms and conditions of which are no more restrictive in any material respect than the provisions contained in this Credit Agreement and the other Credit Documents and are otherwise on market terms and conditions.

     "SENIOR NOTES DOCUMENTS" means all documents evidencing, guaranteeing or otherwise governing the terms of any Senior Notes.

     "SERVING AFFILIATE" shall mean an Affiliate of a Lender that is an Issuing Bank.

     "SETTLEMENT DATE" shall have the meaning ascribed to that term in SECTION 2.3(B)(I).

     "SOLVENT" means with respect to any Person (I) the sum of the assets, at a fair valuation (determined on a going concern basis), of such Person exceeds its debts; (II) such Person has not incurred, nor intends to, nor believes that it will, incur debts beyond its ability to pay such debts as such debts mature; and
(III) such Person has sufficient capital with which to conduct its business. For purposes of this definition "debt" means any liability on a claim, and "claim" means (y) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured (including all obligations, if any, under any Plan or the equivalent for unfunded past service liability, and any other unfunded medical and death benefits) or (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "SUBORDINATED INDEBTEDNESS" shall mean Indebtedness of Wellman or any of its Subsidiaries which is expressly subordinated in right of payment to the Loans or the Guarantee of such Subsidiary Guarantor, as the case may be.

     "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned, directly or indirectly, by that Person.

     "SUBSIDIARY GUARANTOR" shall mean any Domestic Subsidiary of Wellman that is party to the Subsidiary Guaranty.

     "SUBSIDIARY GUARANTY" shall mean the Subsidiary Guaranty, dated as of the Original Closing Date, among the Agent and the Subsidiary Guarantors.

     "TAX REDUCTION AGREEMENT" means an agreement entered into between Wellman or any of its Subsidiaries with a local Governmental Authority relating to the transfer or acquisition of an asset for the purpose of obtaining tax relief; PROVIDED that Wellman or such Subsidiary may at any time repossess such asset for nominal net consideration; and PROVIDED, further, that such agreements may also be similar to those currently in effect between Wellman or certain Subsidiary Guarantors and Darlington and Florence Counties in South Carolina.

     "TAX TRANSFEREE" shall have the meaning ascribed to that term in SECTION 2.8(A).

     "TAXES" shall have the meaning ascribed to that term in SECTION 2.8(A).

     "TERMINATION EVENT" shall mean (A) a Reportable Event with respect to any Title IV Plan or Multiemployer Plan; (B) the withdrawal of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate from a Title IV Plan during a plan year in which such entity was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA; (C) the providing of notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of any amendment as a termination under Section 4041(e) of ERISA; (D) the institution by the PBGC of proceedings to terminate a Title IV Plan or Multiemployer Plan; (E) any event or condition (I) that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan, or (II) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate from a Multiemployer Plan.

     "THIRTY-DAY AVERAGE AVAILABILITY" means, for any day, the sum of Availability for the immediately preceding thirty days divided by 30.

     "TITLE IV PLAN" shall mean an employee pension benefit plan as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) for which the funding requirements under Section 412 of the Code or Section 302 of ERISA is, or within the immediately preceding six (6) years was, in whole or in part, the responsibility of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate.

     "TOTAL COMMITMENTS" shall mean the aggregate of the Commitments of all the Lenders, which in the aggregate shall not exceed $225,000,000, subject to increase as set forth in Section 2.11.

     "TOTAL DEBT" shall mean, as at the last day of any Fiscal Quarter, the aggregate amount of all Indebtedness of the Consolidated Entity determined in accordance with GAAP as of the last day of such Fiscal Quarter.

     "TOTAL EXPOSURE" shall mean, at any time, an amount equal to the sum of (A) the Letter of Credit Obligations and (B) the principal amount of outstanding Loans.

     "TRANSACTIONS" means, collectively, (I) the closing of and incurrence of the initial Loans hereunder and (II) the payment of fees, expenses, commissions and transaction costs in connection with the foregoing.

     "TYPE" shall mean, with respect to any Loan, whether such Loan is a LIBOR Rate Loan or a Prime Rate Loan.

     "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; PROVIDED that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the Liens granted to the Agent pursuant to the applicable Credit Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, UCC shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Credit Agreement, each Credit Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

     "UNFUNDED PENSION LIABILITY" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Borrower, Subsidiary of any Borrower or any ERISA Affiliate as a result of such transaction.

     "UNUSED LINE FEE" shall have the meaning ascribed to that term in SECTION 4.5.

     "VALUE" shall mean, as determined by Agent in good faith, (A) with respect to Eligible Accounts Receivable, the gross face amount of Eligible Accounts Receivable less the sum of (I) sales, excise or similar taxes included in the amount thereof and (II) returns, discounts, claims, credits, charges and allowances (exclusive of those paid in cash to the extent included in dilution) of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto and (B) with respect to Eligible Inventory, the lower of (I) cost computed on a first-in first-out basis in accordance with GAAP or (II) market value.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

     "WELFARE PLAN" means a Plan described in Section 3(1) of ERISA.

     "WELLMAN PREFERRED STOCK" shall mean Wellman's Series A Convertible Preferred Stock with a par value of $.0001 per share and Series B Convertible Preferred Stock with a par value of $.0001 per share, in each case to the extent issued and outstanding as of the Closing Date.

     "WHOLLY-OWNED SUBSIDIARY" shall mean, with respect to any Person, any Subsidiary of such Person all of the Capital Securities of which (except directors' qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than such Person) are, directly or indirectly, owned or Controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more of such Subsidiaries. Langehaxen Limited shall be deemed to be a Wholly-Owned Subsidiary so long as Wellman or its Subsidiaries own at least 92% of its Capital Securities.

     1.2 ACCOUNTING TERMS AND DETERMINATIONS. All accounting terms used herein but not expressly defined in this Credit Agreement shall have the respective meanings given to them in accordance with GAAP as applied and in effect on the date hereof in the USA. Except as otherwise expressly provided herein (including without limitation, any modification to the terms hereof pursuant to SECTION 8.19), all computations and determinations for purposes of determining compliance with the financial requirements of this Credit Agreement shall be made in accordance with GAAP in effect in the USA on the date hereof and on a basis consistent with the presentation of the most recent Financial Statements delivered pursuant to, or otherwise referred to in, the first sentence of SECTION 6.7. Notwithstanding the foregoing sentence, the Financial Statements required to be delivered pursuant to SECTION 7.1 shall be prepared in accordance with GAAP in the USA as in effect on the respective dates of their preparation. If any Borrower shall change its method of inventory accounting to the last in first out method, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed. All computations and determinations of amounts as of any given day or Business Day shall be based on the applicable numbers at and as of the end of such day or Business Day.

     1.3 OTHER INTERPRETIVE PROVISIONS. Terms not otherwise defined herein which are defined in the UCC shall have the meanings given them in the UCC. The words "hereof" "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and references to Article, Section, Annex, Schedule, Exhibit and like references are references to this Credit Agreement unless otherwise specified. Any item or list of items set forth following the word "including," "include" or "includes" is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are "included," such item or items are in such category, and shall not be construed as indicating that the items in the category are limited to such items or to items similar to such items. Except as otherwise specified herein, all references herein (A) to any Person shall be deemed to include such Person's successors and assigns, (B) to any Requirement of Law defined or referred to herein shall be deemed references to such Requirement of Law or any successor Requirement of Law as the same may have been or may be amended or supplemented from time to time, (c) to any Credit Document or Collateral Document defined or referred to herein shall be deemed references to such Credit Document or Collateral Document (and, in the case of any Note or any other instrument, any instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time, PROVIDED that, in the case of any L/C Application or Letter of Credit, any such amendment, supplement, waiver or other modification shall have been approved in writing by the Agent and (d) to any other document, agreement, instrument or contract shall include references to all amendments, supplements, waivers or other modifications thereto to the extent not otherwise prohibited under the terms of this Credit Agreement. Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa. Except as otherwise specified herein, all references to the time of day shall be deemed to be to New York City time as then in effect.

                                   ARTICLE II

                                      LOANS

     2.1 COMMITMENTS; DELIVERY OF NOTES. (a) Prior to the Closing Date, the "Lenders" made "Loans" (as each such term is defined in the Existing Credit Agreement) to the Borrowers from time to time. Prior to giving effect to any Loans made on the Closing Date, the aggregate outstanding principal balance of such Existing Loans was $[_____________]. On the Closing Date, the Agent shall allocate the Existing Loans among the Lenders in such a manner as to ensure that each Lender is allocated its Proportionate Share of the Existing Loans, and each Lender that is an Additional Lender shall purchase from the Continuing Lenders and Departing Lenders Existing Loans sufficient to ensure that each Lender holds its Proportionate Share of the Existing Loans. Such purchase shall be at par and shall be payable by such Additional Lenders to the Agent, for the respective accounts of the Continuing Lenders and Departing Lenders, by 12:00 Noon (New York City time) on the Closing Date. Upon the terms and subject to the conditions of this Credit Agreement, such outstanding Existing Loans shall constitute Loans under this Credit Agreement from and after the Closing Date as fully as if such outstanding Existing Loans had been made under this Credit Agreement, and shall henceforth be governed by the terms and conditions of this Credit Agreement in all respects. Such Existing Loans shall accrue interest at the rate applicable to the Loans made on the Closing Date. Subject to the terms and conditions set forth in this Credit Agreement, on and after the Closing Date and to and excluding the Expiration Date, each of the Lenders severally agrees to make from time to time revolving loans to the Borrowers; PROVIDED that no such Loan shall be made for the account of any Borrower if after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, (I) the aggregate amount of the Exposure of such Lender would exceed the Commitment of such Lender or (II) the Total Exposure for all Borrowers would exceed the lesser of (A) the Total Commitments and (B) subject to SECTION 2.2(B), the Borrowers' Borrowing Base.

          (B) At the request of any Lender through the Agent, the Borrowers hereby agree to execute and deliver to each Lender a Note to evidence the Loans to the Borrowers by such Lender.

     2.2 BORROWING MECHANICS; INTERIM ADVANCES.

          (A) Except as provided in SECTIONS 2.2(B), 2.3(B) and 3.6(A), Borrowings shall be made on notice from the Funds Administrator to the Agent, given not later than 12:00 Noon (New York City time) on the Business Day on which a proposed Borrowing consisting of Prime Rate Loans is requested to be made and on the third Business Day prior to the date of any proposed Borrowing consisting of LIBOR Rate Loans is requested to be made.

          (I) Each Notice of Borrowing shall be given by, alternatively, telephone, facsimile or electronic E mail transmission, and, if by telephone or electronic E mail transmission, confirmed in writing on the same Business Day to the extent requested by Agent, substantially in the form of EXHIBIT C (the "NOTICE OF BORROWING"). Each Notice of Borrowing shall be irrevocable (subject to SECTION 4.3(C)) by and binding on the Funds Administrator and the Borrowers.

          (II) The Funds Administrator shall notify the Agent in writing of the names of the officers of the Funds Administrator authorized to request Loans on behalf of the Borrowers and specifying which of those officers are also, or, if none are, the other officers that are, authorized to direct the disbursement of Loans in a manner contrary to standing disbursement instructions, and shall provide the Agent with a specimen signature of each such officer. In the absence of a specification of those officers who are authorized to vary standing disbursement instructions, the Agent may assume that each officer authorized to request Loans also has such authority. The Agent shall be entitled to rely conclusively on the authority of such officers of the Funds Administrator to request Loans on behalf of the Borrowers, or to vary standing disbursement instructions, until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or other writing delivered pursuant to this SECTION 2.2(A) and, with respect to an oral or electronic E mail request for Loans, the Agent shall have no duty to verify the identity of any individual representing himself as one of the officers of the Funds Administrator authorized to make such request on behalf of the Borrowers. Neither the Agent nor any of the Lenders shall incur any liability to the Funds Administrator or any of the Borrowers as a result of (A) acting upon any telephonic or electronic E mail notice referred to in this SECTION 2.2(A) if the Agent believes in good faith such notice to have been given by a duly authorized officer of the Funds Administrator or other individual authorized to request Loans on behalf of the Borrowers or to direct the disbursement thereof in a manner contrary to standing disbursement instructions, or (B) otherwise acting in good faith under this SECTION 2.2(A) and an advance made and disbursed pursuant to any such telephonic or electronic E-mail notice shall be deemed to be a Loan for all purposes of this Credit Agreement.

          (III) In its Notice of Borrowing, the Funds Administrator may request one or more Borrowings on a single day. Each such Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type and shall, in the case of a Borrowing of LIBOR Rate Loans, be in an aggregate amount for all Lenders of not less than $2,000,000 or an integral multiple of $500,000 in excess thereof. The right of the Funds Administrator to choose LIBOR Rate Loans is subject to the provisions of
     SECTION 4.3(C).

          (B) (i) In the event the Borrowers are unable to comply with (A) the Borrowing Base limitation set forth in CLAUSE (II)(B) of the PROVISO to SECTION 2.1(A) or (B) the conditions precedent set forth in SECTION 5.2 to a Credit Event, the Lenders authorize the Agent, in its sole discretion, to make Loans ("INTERIM Advances") to the Borrowers during the period commencing on the date the Agent first receives a Notice of Borrowing requesting an Interim Advance until the earliest of (1) the twentieth (20th) Business Day after such date, (2) the date the Borrowers are again able to comply with such Borrowing Base limitation and conditions precedent, or obtains an amendment or waiver with respect thereto and (3) the date the Majority Lenders instruct the Agent, or the Agent determines, to cease making Interim Advances (in each case, the "INTERIM ADVANCE PERIOD").

          (II) The Agent shall not, in any event, (A) make any Interim Advance during any Interim Advance Period if, after giving effect to such Interim Advance, Total

     Exposure would exceed one hundred ten percent (110%) of Total Exposure on the first day of such Interim Advance Period (calculated without giving effect to Interim Advances made on such day) and (B) make any Interim Advance if, after giving effect to such Interim Advance, Total Exposure would exceed the Line of Credit.

          (III) All amounts received by the Agent during an Interim Advance Period on account of the Obligations, whether in the form of payments from any Borrower, collections on the Collateral or otherwise, shall, so long as any Interim Advances made during such Interim Advance Period are outstanding, be applied by the Agent, FIRST, to the repayment of such Interim Advances and, SECOND, in accordance with SECTION 2.5(C).

          (C) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

          (D) In addition to being evidenced, as provided in SECTION 2.6, by the Borrowers' Accounts, each Lender's Loans and the Borrowers' joint and several obligations to repay such Loans with interest in accordance with the terms of this Credit Agreement shall be evidenced by this Credit Agreement, the records of such Lender and such Lender's Note. The records of each Lender shall be prima facie evidence of such Lender's Loans and accrued interest thereon and of all payments made in respect thereof.

          (E) Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with ARTICLE 4, on outstanding Loans which it has funded to the Agent; PROVIDED that in the case of interest accrued but unpaid at the time of a Bankruptcy Default and interest accruing thereafter and during a Bankruptcy Default, such Lender shall be entitled to receive only its Proportionate Share of amounts actually received by the Agent in respect of such interest; FURTHER PROVIDED that if any amount received by the Agent in respect of such interest and distributed by it is thereafter recovered from the Agent, such Lender shall, upon request, repay to the Agent its Proportionate Share of the amount so recovered to the extent received by it, but without interest (unless the Agent is required to pay interest on the amount recovered, in which case such Lender shall be required to pay interest at a like rate).

          (F) Notwithstanding the obligation of the Funds Administrator to send written confirmation of a Notice of Borrowing made by telephone or electronic E mail transmission if and when requested by the Agent, in the event that the Agent agrees to accept a Notice of Borrowing made by telephone or electronic E mail transmission, such Notice of Borrowing shall be binding on the Funds Administrator and each Borrower whether or not written confirmation is sent by the Funds Administrator or requested by the Agent. The Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon telephonic or electronic E mail notice believed by the Agent in good faith to be from the Funds Administrator or its agents. The Agent's records of the terms of any telephonic or electronic E mail transmission Notices of Borrowing shall be conclusive on the Funds Administrator, each Borrower and the Lenders in the absence of gross negligence, bad faith or willful misconduct on the part of the Agent in connection therewith.

     2.3 SETTLEMENTS AMONG THE AGENT AND THE LENDERS.

          (A) Except as provided in SECTION 2.3(B), the Agent shall give to each Lender prompt notice of each Notice of Borrowing by telecopy or facsimile transmission. No later than 3:00 P.M. (New York City time) (i) with respect to Prime Rate Loans, on the date of receipt of each Notice of Borrowing requesting a Prime Rate Loan (unless such Notice of Borrowing specifies the Closing Date as the date of Borrowing, in which case no later than 12:00 Noon (New York City time) on the Closing Date) and (ii) with respect to LIBOR Rate Loans, on the date for which a LIBOR Rate Loan has been requested, each Lender will make available for the account of its Applicable Lending Office, to the Agent at the address of the Agent set forth on ANNEX I, in immediately available funds, its Proportionate Share of such Borrowing requested to be made. Unless the Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Agent its portion of the Borrowing to be made on such date, the Agent may assume that such Lender will make such amount available to the Agent on the Settlement Date and the Agent, in reliance upon such assumption, may but shall not be obligated to make available the amount of the Borrowing to be provided by such Lender. If and to the extent such Lender shall not have so made available to the Agent its Proportionate Share on such date and the Agent shall have so made available to the Borrowers a corresponding amount on behalf of such Lender, the Agent may recover such amount on demand from such Lender in accordance with SECTION 11.18. If such Lender does not pay such corresponding amount promptly upon the Agent's demand therefor, the Agent may promptly notify the Funds Administrator and the Borrowers shall immediately repay such corresponding amount to the Agent together with accrued interest thereon at the applicable rate or rates provided in SECTIONS 4.1, 4.2, and 4.4.

          (B) Unless the Majority Lenders have instructed the Agent to the contrary, the Agent on behalf of the Lenders may but shall not be obligated to make Prime Rate Loans under SECTION 2.2 without prior notice of the proposed Borrowing to the Lenders, subject to the following settlement arrangements:

          (I) The amount of each Lender's Proportionate Share of Loans shall be computed weekly (or more frequently in the Agent's discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Loans as of 5:00 P.M. (New York City time) on the last Business Day of the period specified by the Agent (such date, the "SETTLEMENT DATE"). The Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Loans for such period. The Lenders shall transfer to the Agent, or, subject to SECTION 11.18(C)(I), the Agent shall transfer to the Lenders, such amounts as are necessary so that (after giving effect to all such transfers) the amount of Loans made by each Lender shall be equal to such Lender's Proportionate Share of the aggregate amount of Loans outstanding as of such Settlement Date. During a Bankruptcy Default, amounts required to be transferred by the Lenders to the Agent shall, instead of constituting Loans to the Borrowers, be in the form of participations purchased by the Lenders in the outstanding Loans of DBTCo., acting as Agent. If the summary statement is received by the Lenders prior to 12:00 Noon (New York City time) on any Business Day, each Lender shall make the transfers described above in immediately available funds no later than 3:00 P.M. (New York City time) on the day such summary statement was received; and if such summary statement is received by the Lenders after 12:00 Noon (New York City time) on such day, each Lender shall make such transfers no later than 3:00 P.M. (New York City time) on the next succeeding Business Day. The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Agent. Each of the Agent and the Lenders agrees to mark its books and records on the Settlement Date to show at all times the dollar amount of its Proportionate Share of the outstanding Loans.

          (II) To the extent that the settlement described above shall not yet have occurred, upon repayment of Loans by the Borrowers, the Agent may first apply such amounts repaid directly to the amounts made available by the Agent pursuant to this SECTION 2.3(B).

          (III) Because the Agent on behalf of the Lenders may be advancing and/or may be repaid Loans prior to the time when the Lenders will actually advance and/or be repaid Loans, interest with respect to Loans shall be allocated by the Agent to each Lender and the Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by the Borrowers in accordance with SECTION 2.4 or actually settled by the applicable Lender as described in this SECTION 2.3(B).

     2.4 MANDATORY PAYMENT; MANDATORY REDUCTION OF COMMITMENTS.

          (A) Except during an Interim Advance Period, the amount by which the Total Exposure in respect of the Borrowers would exceed the Borrowing Base at any time, shall be immediately due and payable upon any Borrower becoming aware of such overadvance without the necessity of any notice or demand. Repayments of such excess amounts shall be applied, FIRST, to the repayment of Loans, SECOND, to the payment of outstanding reimbursement obligations with respect to Letters of Credit, and, THIRD, to the securing, with cash or Cash Equivalents as provided in the second paragraph of SECTION 9.2 (but without the requirement of any demand provided for in such paragraph), of the Letter of Credit Obligations (in each case to the extent the same are such by virtue of CLAUSE (A) of the definition thereof).

          (B) (I) On the Expiration Date, the Commitment of each Lender shall automatically reduce to zero and may not be reinstated.

          (II) The Borrowers may reduce or terminate the Line of Credit at any time and from time to time in whole or in part by reducing or terminating the Commitments, any such reduction or termination to be pro rata on the amounts at the time of the Commitments; PROVIDED that each such reduction must be in an amount not less than $5,000,000 (and in increments of $1,000,000); and PROVIDED FURTHER that (A) if the Borrowers seek to reduce the Line of Credit to an amount less than $50,000,000, then the Line of Credit shall at the option of the Agent be reduced to zero and the Credit Agreement shall be terminated and (B) once reduced the amount of any such reductions in the Line of Credit may not be reinstated.

          (III) The amount by which Total Exposure exceeds the aggregate amount of the Commitments at any time shall be immediately due and payable without the necessity of any notice or demand. Repayments of such excess amounts shall be applied, FIRST, to the repayment of Loans, SECOND, to the payment of outstanding reimbursement obligations with respect Letters of Credit, and, THIRD, to the securing, with cash or Cash Equivalents as provided in the second paragraph of SECTION 9.2 (but without the requirement of any demand provided for in such paragraph), of the Letter of Credit Obligations (in each case to the extent the same are such by virtue of CLAUSE (A) of the definition thereof).

          (C) Simultaneously with any Change of Control, the Commitments shall be reduced to zero and the Borrowers shall prepay, in full, the outstanding principal amount of any outstanding Loans (and cash collateralize any outstanding Letter of Credit Obligations in an amount equal to 105% of the Letter of Credit Obligations), together with all accrued interest, fees, and other expenses incurred by Agent, the Issuing Bank or the Lenders as a result of such prepayment.

          (D) On the Business Day on which any Asset Sale occurs which decreases the Eligible Inventory and/or Eligible Accounts Receivable amounts that are included in computation of the Borrowing Base, the Funds Administrator shall deliver to Agent a Borrowing Base Certificate prepared on a pro forma basis (a "PRO FORMA BORROWING BASE CERTIFICATE") giving effect to such Asset Sale and setting forth the value of the Eligible Inventory and Eligible Accounts Receivables previously included in the Borrowing Base and disposed of in such Asset Sale. On such Business Day, Borrowers shall prepay the Loans in an amount equal to (I) if all of the conditions specified in SECTION 5.2 are met at such time, the amount by which the Total Exposure exceeds the Borrowing Base as reflected in such Pro Forma Borrowing Base Certificate or (II) if any condition specified in SECTION 5.2 is not met at such time, the amount by which the Borrowing Base is reduced as a result of such Asset Sale as reflected in such Pro Forma Borrowing Base Certificate.

          (E) Within one (1) Business Day after Wellman or its Subsidiaries receives proceeds from any refinancing of the First Lien Credit Facility or the Second Lien Credit Facility (including pursuant to the Financing Transactions) and such proceeds, net of any applicable fees, expenses and call premiums, exceed the amount of such refinanced Indebtedness, Borrowers shall prepay the outstanding Loans in an amount equal to such excess without any reduction in the amount of the Commitments.

     2.5 PAYMENTS AND COMPUTATIONS.

          (A) (I) The Borrowers shall, subject, in the case of payments in respect of Letters of Credit, to SECTION 2.5(A)(II), make each payment under the Credit Documents and under the Notes not later than 2:00 P.M. (New York City time) on the day when due in Dollars to the Agent at its address designated in or pursuant to SECTION 11.5 in immediately available funds. The obligations of the Borrowers to the Lenders with respect to such payments shall be discharged by making such payments to the Agent pursuant to this SECTION 2.5 or by the Agent, in its discretion, adding such payments to the principal amount of the Loans outstanding by charging such payments to the applicable Borrower's Account pursuant to SECTION 2.6.

          (II) Amounts payable by the Borrowers in respect of any Letter of Credit should be made by the Borrowers to the Agent until the Funds Administrator shall have received notice from the Agent that the Agent has received payments equal to the aggregate amount of all drawings thereunder, PLUS interest thereon from the date such drawings were disbursed at the L/C Interest Rate.

          (B) (I) The Borrowers shall have established and shall maintain, at one or more financial institutions selected by such Borrower and acceptable to the Agent, one or more lockboxes (with respect to each Borrower, such Borrower's "LOCKBOXES") and depository accounts ("DEPOSITORY ACCOUNTS") and shall instruct all account debtors on the Accounts of such Borrower to remit all payments to such Borrower's Lockboxes or Depository Accounts; PROVIDED, however, it shall be permissible for the Borrowers to maintain a consolidated Lockbox or Depository Account. Each Borrower, the Agent and the applicable financial institutions shall have entered into a Control Agreement providing, among other things, that all receipts in the Lockboxes or Depository Accounts, as applicable, shall be transferred by the end of each day to one of the Credit Parties' concentration accounts (each, a "CONCENTRATION ACCOUNT"). All amounts received by any Borrower from any account debtor, shall upon receipt be deposited into a Concentration Account.

          (II) Each Borrower, the Agent and each of the financial institutions at which the Credit Parties' Concentration Accounts are maintained selected by such Borrower and acceptable to the Agent (each a "CONCENTRATION ACCOUNT BANK") shall enter into a Control Agreement, providing, among other things, that (A) Borrowers will maintain a Concentration Account at each Concentration Account Bank, and (B) at the option of Borrowers either (I) upon notice to such Concentration Account Bank from the Agent (which notice shall not be given by the Agent except upon the occurrence and during the continuance of an Event of Default or a Liquidity Event (and it being agreed that prior to the giving of such notice, Borrowers may direct the utilization of funds in such Concentration Account)), or (II) at all times, all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Concentration Account shall be transferred each Business Day by ACH or wire transfer to an account maintained by the Agent at DBTCo. (the "DBTCO LOAN ACCOUNT").

          (III) The closing of any Lockbox, Depository Account or Concentration Account and the termination of any related account agreement shall require in each case the prior written consent of the Agent which will not be unreasonably withheld.

          (C) (I) Prior to the occurrence of a Bankruptcy Event, all amounts received by the Agent for distribution hereunder shall, subject to SECTION 2.2(B)(III), be distributed in the following order and, if to Lenders, according to each Lender's Proportionate Share with respect to each category set forth below:

               FIRST, to the payment of any Fees, Expenses or other Obligations due and payable to the Agent under any of the Credit Documents, including amounts advanced by the Agent on behalf of the Lenders pursuant to SECTION 2.3(B);

               SECOND, to the ratable payment of any Fees and other Obligations due and payable to the Lenders under any of the Credit Documents, other than to a Lender in its capacity as an Issuing Bank and other than those Obligations specifically referred to in this
               SECTION 2.5(C)(I).

               THIRD, to the ratable payment of interest due on the Loans;

               FOURTH, to the ratable payment of principal due on the Loans;

               FIFTH, to the ratable payment of other Liabilities not specifically referred to in this SECTION 2.5(C) due and payable to the Lenders (in their capacities as such, and not in their capacity as an Issuing Bank) under the Credit Documents; and

               SIXTH, to the ratable payment of other Liabilities not specifically referred to in this SECTION 2.5(C) due and payable to the Issuing Banks under L/C Applications and Letters of Credit.

          (II) Each Person receiving a payment from the Agent pursuant to
     SECTION 2.5(C)(I) shall, for all purposes of this Credit Agreement and other Credit Documents, be deemed to have applied that payment in the order specified in SECTION 2.5(C)(I).

     2.6 MAINTENANCE OF ACCOUNT. The Agent shall maintain a separate account on its books and records in the name of the Funds Administrator (the "BORROWERS' ACCOUNTS") in which each Borrower will be charged or credited with (A) the proceeds, if any, of each Loan received by or for the account of such Borrower,
(B) payments made to the Agent on account of the Obligations of such Borrower, whether from collection of proceeds of Collateral or otherwise, (C) the aggregate face amount of all outstanding Letters of Credit (or an appropriate allocation thereof, if the Letters of Credit are issued for the direct benefit of more than one Borrower) issued for the benefit of such Borrower, and (D) all other Fees, Expenses and other Obligations attributable to such Borrower as determined by Agent. The Agent will use its best efforts to give the Funds Administrator three (3) days advance notice of such Fees, Expenses and other Obligations in reasonable detail, PROVIDED that the failure to provide such notice shall not result in any liability of the Agent or affect any of the Agent's rights hereunder. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Agent's right to demand payment of any Obligation upon its maturity.

     2.7 STATEMENT OF ACCOUNT. After the end of each month, the Agent shall send the Funds Administrator a statement accounting for the charges, loans, advances and other transactions occurring among and between the Agent, the Lenders, the Funds Administrator and the Borrowers during that month. The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrowers; provided that any failure to so record any transaction or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay the Obligations.

     2.8 WITHHOLDING AND OTHER TAXES.

          (A) Any and all payments by the Borrowers hereunder, under the Notes or in respect of Letters of Credit which are made to or for the benefit of any Lender (whether in its capacity as a Lender or an Issuing Bank, and as used in this SECTION 2.8, the term "LENDER" shall mean a Lender in each such capacity, and shall also include each Serving Affiliate of such Lender) or the Agent shall be made, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, "TAXES"), excluding, (I) in the case of each such Lender or the Agent, Taxes imposed on its net income (including any Taxes imposed on branch profits) and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender, or the Agent (as the case may be) is organized or any political subdivision thereof, (II) in the case of each such Lender, Taxes imposed on its net income (including any Taxes imposed on branch profits) and franchise Taxes imposed on it by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof, (III) in the case of any Foreign Lender, any Taxes that are in effect and that would apply to a payment hereunder, under the Notes or in respect of Letters of Credit made to such Foreign Lender as of the Closing Date, and (IV) if any Person acquires any interest in this Credit Agreement, any Note or any L/C Participation pursuant to the provisions hereof, or a Lender or the Agent changes the office in which any Loan or any L/C Participation is made, accounted for or booked, to an office outside the United States, or a Lender if an Issuing Bank, changes the office at which any Letter of Credit is maintained to an office outside the United States (any such Person, or such Lender or the Agent in that event, being referred to as a "TAX TRANSFEREE"), any Taxes to the extent that they are in effect and would apply to a payment to such Tax Transferee as of the date of the acquisition of such interest or change in office, as the case may be, except to the extent Covered Taxes (as defined below) would have resulted from such payments made hereunder, under the Notes or in respect of Letters of Credit made to a Lender or the Agent immediately prior to such acquisition of such interest or such change in office (all such nonexcluded Taxes being hereinafter referred to as "COVERED TAXES"). If any Borrower shall be required by law to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder, under any Note or in respect of any Letter of Credit to or for the benefit of any Lender, the Agent or any Tax Transferee, (A) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings of Covered Taxes (including deductions or withholdings of Covered Taxes applicable to additional sums payable under this SECTION 2.8) such Lender, the Agent or such Tax Transferee, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) such Borrower shall make such deductions or withholdings and (C) such Borrower shall pay the full amount so deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

          (B) In addition, each Borrower agrees to pay any present or future stamp, recording, documentary, excise, privilege, property, intangible or similar levies that arise at any time or from time to time (i) from any payment made under any and all Credit Documents, (ii) from the transfer of the rights of any Lender under any Credit Documents to any transferee or (iii) from the execution or delivery by the Funds Administrator or any Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Agent or the Lenders of their rights under, any and all Credit Documents (hereinafter referred to as "OTHER TAXES").

          (C) The Borrowers will jointly and severally indemnify each Lender, the Agent, and any Tax Transferee for the full amount of (I) Covered Taxes imposed on or with respect to amounts payable hereunder, under any Note or in respect of any Letter of Credit, (II) Other Taxes and (III) any Taxes imposed by any jurisdiction on amounts payable under this SECTION 2.8, paid by such Lender, the Agent or such Tax Transferee, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes were correctly or legally asserted by the relevant taxing or other Governmental Authority. Payment under this indemnification shall be made within thirty (30) days from the date such Lender, the Agent or such Tax Transferee certifies and sets forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificate submitted by such Lender, the Agent or such Tax Transferee in good faith to the Funds Administrator shall, absent manifest error, be final, conclusive and binding on all parties.

          (D) Within 60 days after the date of payment of any Covered Taxes or Other Taxes, the Funds Administrator will furnish to the Agent, at its address referred to in SECTION 11.5, the original or a certified copy of a receipt evidencing payment thereof.

          (E) On or before the Closing Date, each Foreign Lender shall deliver to the Agent and the Funds Administrator (I) two valid, duly completed copies of IRS Form W 8BEN or W 8ECI or successor applicable form, as the case may be, and any other required form, certifying in each case that such Foreign Lender is entitled to receive payments under this Credit Agreement, the Notes or any Letter of Credit payable to it without deduction or withholding of any United States federal income taxes or with such withholding imposed at a reduced rate (the "REDUCED RATE") and (II) a valid, duly completed IRS Form W 8BEN or W 9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each such Foreign Lender shall also deliver to the Agent and the Funds Administrator two further copies of said Forms or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or entitlement to having such withholding imposed at the Reduced Rate or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Funds Administrator and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Funds Administrator and the Agent, certifying (A) in the case of a Form W 8BEN or W 8ECI, that such Foreign Lender is entitled to receive payments under this Credit Agreement, the Notes or any Letter of Credit payable to it without deduction or withholding of any United States federal income taxes or with such withholding imposed at a Reduced Rate, unless in any such case any change in a tax treaty to which the United States is a party, or any change in law or regulation of the United States or official interpretation thereof has occurred after the Closing Date and prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Foreign Lender from duly completing and delivering any such form with respect to it, and such Foreign Lender advises the Funds Administrator and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax or with such withholding at the Reduced Rate, as the case may be, or
(B) in the case of a Form W 8BEN or W 9, or otherwise establishing an exemption from United States backup withholding tax.

          (F) If a Tax Transferee that is organized under the laws of a jurisdiction outside of the United States acquires an interest in this Credit Agreement or any Note or L/C Participation or a Lender changes the office through which Loans or any L/C Participation are made, accounted for or booked, to an office outside the United States or a Foreign Lender if an Issuing Bank, changes the office at which any Letter of Credit is maintained to an office outside the United States, the transferor, or the applicable Lender, in the case of a change of office, shall cause such Tax Transferee to agree that, on or prior to the effective date of such acquisition or change, as the case may be, it will deliver to the Funds Administrator and the Agent (i) two valid, duly completed copies of IRS Form W 8BEN or W 8ECI or successor applicable form, as the case may be, and any other required form, certifying in each case that such Tax Transferee is entitled to receive payments under this Credit Agreement, the Notes and any Letter of Credit payable to it without deduction or withholding of United States federal income tax or with such withholding imposed at a Reduced Rate and (ii) a valid, duly completed IRS Form W 8BEN or W 9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each Tax Transferee further undertakes to deliver two further copies of the said Forms or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or entitlement to having such withholding imposed at the Reduced Rate or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Funds Administrator and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Funds Administrator and the Agent, certifying (A) in the case of a Form W 8BEN or W 8ECI that such Tax Transferee is entitled to receive payments under this Credit Agreement, the Notes and any Letter of Credit without deduction or withholding of any United States federal income taxes or with such withholding imposed at the Reduced Rate, unless any change in treaty, law or regulation or official interpretation thereof has occurred after the effective date of such acquisition or change and prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Tax Transferee from duly completing and delivering any such form with respect to it, and such Tax Transferee advises the Funds Administrator and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax or with such withholding at the Reduced Rate, as the case may be, or (B) in the case of a Form W 8BEN or W 9, or otherwise establishing an exemption from United States backup withholding tax.

          (G) If any Taxes for which any Borrower would be required to make payment under this SECTION 2.8 are imposed, the applicable Lender or the Agent, as the case may be, shall use its best efforts to avoid or reduce such Taxes by taking any appropriate action (including assigning its rights hereunder to a related entity or a different office) which would not in the sole opinion of such Lender or the Agent be otherwise disadvantageous to such Lender or the Agent, as the case may be.

          (H) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this SECTION 2.8 shall survive the payment in full of the Obligations.

          (I) Each Lender shall cause each of its Serving Affiliates that is a Foreign Lender to take the actions required to be taken by such Serving Affiliate as a Foreign Lender under SECTIONS 2.8(E), (F) and (G).

     2.9 AFFECTED LENDERS. If any Borrower is obligated to pay to any Lender (whether in its capacity as a Lender or an Issuing Bank) or any Serving Affiliate of such Lender any amount under SECTIONS 2.8 or 4.9, or if any Lender is a Defaulting Lender, the Borrowers may, if no Default or Event of Default then exists, replace such Lender or Serving Affiliate with another lender reasonably acceptable to the Agent, and such Lender hereby agrees to be so replaced or to cause such Serving Affiliate to be replaced, subject to the following:

          (A) (I) The obligations of the Borrowers hereunder to the Lender to be replaced (in its capacity as a Lender, and including such increased or additional costs incurred from the date of notice to the Funds Administrator of such increase or additional costs through the date such Lender is replaced hereunder) shall be paid in full to such Lender concurrently with such replacement; and

          (II) the obligations of the Borrowers hereunder to the Lender to be replaced in its capacity as an Issuing Bank, or to its Serving Affiliate in such capacity, shall continue until (A) each Letter of Credit issued by that Person has expired or been drawn in full, (B) all outstanding reimbursement obligations with respect to Letters of Credit, together with interest thereon at the L/C Interest Rate, shall have been paid in full, and (C) all Liabilities under each L/C Application, to the extent due, have been paid in full and, to the extent not due, been secured to the satisfaction of such Person, to the extent due, have been paid in full and, to the extent not due, been secured to the satisfaction of such Person.

          (B) If such replacement is a result of increased costs under SECTIONS
2.8 or 4.9, the replacement Lender shall be a bank or other financial institution that is not subject to such increased costs which caused the Borrowers' election to replace any Lender hereunder, and each such replacement Lender shall execute and deliver to the Agent such documentation satisfactory to the Agent pursuant to which such replacement Lender is to become a party hereto, conforming to the provisions of SECTION 11.6, with a Commitment equal to that of the Lender being replaced and shall make Loans in the aggregate principal amount equal to the aggregate outstanding principal amount of the Loans of the Lender being replaced;

          (C) Upon such execution of such documents referred to in CLAUSE (B) and repayment of the amounts referred to in CLAUSE (A), the replacement lender shall be a "Lender" with a Commitment as specified herein above and the Lender being replaced shall cease to be a "Lender" hereunder, except with respect to indemnification provisions under this Credit Agreement, which shall survive as to such replaced Lender and except to the extent such Lender continues to be an Issuing Bank pursuant to SECTION 2.9(A)(II);

          (D) The Agent shall reasonably cooperate in effectuating the replacement of any Lender under this SECTION 2.9, but at no time shall the Agent be obligated to initiate any such replacement;

          (E) Any Lender replaced under this SECTION 2.9 shall be replaced at the Borrowers' sole cost and expense and at no cost or expense to the Agent or any of the Lenders; and

          (F) If the Borrowers propose to replace any Lender pursuant to this
SECTION 2.9 because the Lender seeks reimbursement under either SECTION 2.8 or 4.9, then it must also replace any other Lender who seeks similar levels of reimbursement (as a percentage of such Lender's Commitment) under such Sections.

     2.10 SHARING OF PAYMENTS. (A) (i) If any Lender (including a Lender in its capacity as an Issuing Bank) shall obtain any payment (whether voluntary, involuntary, and whether through the exercise of any right of set-off by virtue of its claim in any applicable bankruptcy, insolvency or other similar proceeding being deemed secured by a Liability owed by it to any Credit Party, including a claim deemed secured under Section 506 of the Bankruptcy Code, or otherwise) (each a "PAYMENT"), on account of (A) the Loans made by it, (B) its L/C Participations or (C) any of the other Obligations due and payable to it in excess of its Proportionate Share of payments on account of the Loans or L/C Participations or such other Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them, in their participation in Letters of Credit or their other such Obligations as shall be then due and payable as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; HOWEVER, PROVIDED that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (1) the amount of such Lender's required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this SECTION 2.10 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

          (II) For purposes of this SECTION 2.11, the unreimbursed drawings under Letters of Credit issued by an Issuing Bank shall be deemed to constitute "Loans" made by such Issuing Bank, and such Issuing Bank agrees that it shall apply all Payments received by it in its capacity as an Issuing Bank to the payment or the collateralization of the Liabilities of the Borrowers to it that constitute unreimbursed drawings under Letters of Credit issued by it before applying them to any other Liabilities due it.

          (B) If an Issuing Bank is an Affiliate of a Lender, such Lender shall cause such Affiliate to comply with the provisions of SECTION 2.10(A) as fully as though such Affiliate were a Lender subject to such section.

     2.11 INCREASE IN COMMITMENTS. (A) So long as no Default or Event of Default has occurred and is continuing, the Funds Administrator, on behalf of the Borrowers, shall have the right at any time, and from time to time, but in no event more than three (3) times after the

Closing Date to request an increase of the aggregate total Commitments to an amount not to exceed $275,000,000. Any such requested increase shall be first made to all existing Lenders on a pro rata basis. To the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Funds Administrator, the Agent may arrange for existing Lenders (and/or other Persons to become a Lender hereunder) to issue new or additional commitments in an amount equal to the amount of the increase in the Total Commitments requested by the Funds Administrator and not accepted by the existing Lenders (each such increase by either means, a "COMMITMENT INCREASE", and each such Person issuing, or Lender increasing, its Commitment, an "ADDITIONAL COMMITMENT LENDER"); provided, however, that (I) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Funds Administrator, and (II) any Additional Commitment Lender which is not an existing Lender shall be an Eligible Assignee and shall be subject to the approval of the Agent, and the Funds Administrator (each such consent not to be unreasonably withheld). Each Commitment Increase shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof.

          (B) No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

          (I) the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent may reasonably require and the Lenders hereby authorize the Agent to execute such joinder to the Loan Documents on behalf of Lenders;

          (II) the Borrowers shall have paid such fees and other compensation, if any, to the Additional Commitment Lenders as the Borrowers and each such Additional Commitment Lenders may agree;

          (III) the Borrowers shall have paid such arrangement fees to the Agent as the Borrowers and the Agent may agree;

          (IV) the Borrowers shall have delivered to the Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent (it being agreed that the counsel that delivers the legal opinions on the Closing Date shall be satisfactory to the Agent) and dated such date;

          (V) to the extent requested by any Additional Commitment Lender or any existing Lender increasing its Commitment, a promissory note will be issued at the Borrowers' expense, to each such Lender and Additional Commitment Lender, to be in conformity with requirements of SECTION 2.1 (with appropriate modification) to the extent necessary to reflect the new Commitment of such Lender and Additional Commitment Lender; and

          (VI) the Borrowers and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Agent may reasonably request.

          (C) The Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a "COMMITMENT INCREASE DATE"), and at such time (i) the aggregate total Commitments under, and for all purposes of, this Credit Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) ANNEX I shall be deemed modified, without further action, to reflect the revised Commitments of the Lenders, and (iii) this Credit Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Total Commitments.

          (D) In connection with Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Credit Agreement, (I) the Borrowers shall, in coordination with the Agent, (A) prepay outstanding Loans of certain Lenders from the proceeds of Loans from certain other Lenders (including the Additional Commitment Lenders), or (B) take such other actions as reasonably may be required by the Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Loans pro rata on the basis of their Proportionate Shares (determined after giving effect to any increase in the Total Commitments pursuant to this SECTION 2.11), and (II) the Borrowers shall pay to the Lenders when due any costs of the type referred to in SECTION 4.7 in connection with any repayment and/or Loans required pursuant to preceding CLAUSE (I). The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payments requirements contained elsewhere in this Credit Agreement shall not apply to the transactions effected pursuant to this SECTION 2.11(D). Without limiting the obligations of the Borrowers provided for in this SECTION 2.11, the Agent and the Lenders agree that they will use their commercially reasonable efforts to attempt to minimize the costs of the type referred to in SECTION 4.7 which the Borrowers would otherwise occur in connection with the implementation of an increase in the Total Commitments.

                                   ARTICLE III

                                LETTERS OF CREDIT

     3.1 ISSUANCE OF LETTERS OF CREDIT. (A) Prior to the Closing Date, Letters of Credit (as such term is defined in the Existing Credit Agreement; such letters of credit are listed on Schedule 3.1 and are hereinafter referred to as the "ORIGINAL LETTERS OF CREDIT") were issued by DBTCo on behalf of the Borrowers from time to time. Upon the terms and subject to the conditions of this Credit Agreement, such outstanding Original Letters of Credit shall constitute Letters of Credit under this Credit Agreement from and after the Closing Date as fully as if such outstanding Original Letters of Credit had been issued under this Credit Agreement and shall henceforth be governed by the terms and conditions of this Credit Agreement in all respects. The Funds Administrator may from time to time request the Agent to direct an Issuing Bank to issue a Letter of Credit for the account of a Borrower. All such Letters of Credit shall be denominated in Dollars. No such request shall be granted if, after such issuance:

          (I) (A) Total Exposure would exceed the lesser of (1) the Line of Credit and (2) the Borrowing Base or (B) Letter of Credit Obligations would exceed $30,000,000 or (C) any Lender's Exposure would exceed its Commitment;

          (II) (A) (1) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Borrower from procuring, such Issuing Bank from issuing, or a Lender from acquiring an L/C Participation in, such Letter of Credit, or (2) any Requirement of Law applicable to such Borrower, such Issuing Bank or a Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Borrower, such Issuing Bank or a Lender shall prohibit, or request that, any such Person refrain from procuring, issuing or acquiring an L/C Participation in, such Letter of Credit, as applicable, or, from performing its obligations under such Letter of Credit or its L/C Participation thereunder, as applicable;

               (B) any Requirement of Law applicable to such Issuing Bank or a Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank or a Lender shall impose upon such Issuing Bank or such Lender (1) any restriction or reserve or capital requirement or (2) any cost or expense with respect to, in the case of such Issuing Bank, such Letter of Credit and, in the case of such Lender, such L/C Participation (for which such Issuing Bank or such Lender shall not otherwise be compensated) not in effect as of the Closing Date, and which such Issuing Bank or such Lender deems in good faith to be material to it;

          (III) any Lender is a Defaulting Lender, unless the Agent and Issuing Bank have entered into satisfactory arrangements with the Borrowers to eliminate the Agent's and such Issuing Bank's risk with respect to such Lender, including cash collateralization of such Lender's Proportionate Share of Letter of Credit Obligations; or

          (IV) Agent has determined that any of the conditions set forth in
     SECTION 5.2 shall not be satisfied.

          (B) The Agent may assume, as to any Borrower, any Issuing Bank and any Lender, that none of the conditions specified in SECTION 3.1(A) are applicable as to such Person, unless the Agent shall have received a notice from such Person specifically entitled "Notice under Section 3.1(a)," specifying the condition or conditions that are applicable to such Person. Any such notice shall continue in effect until the Agent shall have received from the Person originally sending such notice a subsequent notice, entitled "Revocation of Notice under Section 3.1(a)," stating that the condition or conditions specified in such Person's earlier notice are no longer applicable.

     3.2 PROCEDURE FOR ISSUANCE. (A) The Funds Administrator may from time to time request the Agent to direct the issuance of a Letter of Credit by delivering to the Agent, with a copy to the applicable Issuing Bank, a Letter of Credit Request in the form of EXHIBIT C-2 to this Credit Agreement (a "LETTER OF CREDIT REQUEST"), not later than 1:00 P.M. (New York City time) at least five
(5) Business Days (or such shorter period as may be agreed to by the Agent and the applicable Issuing Bank) in advance of the proposed date of issuance. Prior to date of issuance or in conjunction with the submission of a Letter of Credit Request, the Funds Administrator shall provide to the Agent and the applicable Issuing Bank a precise description of the format of the Letter of Credit or information and documents adequate to allow for the Issuing Bank to prepare the requested Letter of Credit and shall specify that the only drawings permitted


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under the Letter of Credit shall be sight drawings. The Issuing Bank shall not issue any Letter of Credit until it has received authorization to do so from the Agent. Promptly after the issuance or amendment of any standby Letter of Credit, the Issuing Bank shall notify the Agent and the Funds Administrator, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance and amendment. Upon receipt of such notice, the Agent shall promptly notify the Lenders, in writing, of such issuance or amendment, and if so requested by a Lender the Agent shall provide such Lender with copies of such issuance or amendment. With regards to commercial Letters of Credit, the Issuing Bank shall on the first Business Day of each week, provide to the Agent by facsimile a report detailing the daily aggregate outstanding commercial Letters of Credit for the previous week.

          (B) The transmittal by the Funds Administrator of each Letter of Credit Request shall be deemed to be a representation and warranty made by each of the Borrowers, both at the time of such transmittal and at the time of the issuance of the requested Letter of Credit, that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of
SECTION 3.1.

     3.3 TERMS OF LETTERS OF CREDIT. The Agent shall not direct the issuance of any Letter of Credit unless:

          (A) if it is a standby Letter of Credit, its term does not exceed one year from the date of issuance (except that any such Letter of Credit may provide for annual renewals on terms reasonably acceptable to the Agent and the Issuing Bank);

          (B) if it is a commercial Letter of Credit, its term does not exceed 120 days;

          (C) in the case of any Letter of Credit, it expires no later than thirty (30) Business Days prior to the Expiration Date.

     3.4 LENDERS' PARTICIPATION. (A) Immediately upon issuance by any Issuing Bank of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally acquired from such Issuing Bank, without recourse or warranty, an undivided interest and participation (an "L/C PARTICIPATION"), to the extent of such Lender's Proportionate Share, in such Issuing Bank's rights to be paid the principal amount of, together with interest accrued on, drawings under such Letter of Credit and in any security therefor or Guaranty pertaining thereto.

          (B) (i) Each Issuing Bank shall, subject to SECTION 3.4(C), remit to the Agent, for the account of each Lender such Lender's Proportionate Share of each payment of principal and interest (to the extent such interest does not exceed the L/C Interest Rate) received by such Issuing Bank on account of any drawing under such Letter of Credit (A) with respect to which such Issuing Bank has delivered an L/C Notice of Drawing to the Agent during a Bankruptcy Default and (B) that is received by such Issuing Bank on or after the date of such L/C Notice of Drawing; PROVIDED, that in the event that any such payment received by any Issuing Bank shall be required to be returned by such Issuing Bank, such Lender shall return to such Issuing Bank the portion thereof previously distributed by it to the Agent, but without interest thereon (unless such Issuing Bank is required to pay interest on the amount returned, in which case such Lender shall be required to pay interest at the same rate).


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          (II) (A) Payments required to be made by any Issuing Bank to the Agent for the account of a Lender, together with interest thereon at the rate specified in SECTION 3.4(B)(II)(B), shall be made to the Agent, if the amount in respect of which the payment is to be made to the Agent is received by such Issuing Bank on or before 1:00 P.M. (New York City time) of such Issuing Bank's time on a Business Day, on the day received and, if received after such time, on or before 11:00 A.M. (New York City time) of such Issuing Bank's time, on the next succeeding Business Day.

               (B) Interest shall be payable by each Issuing Bank on amounts required to be paid by it to the Agent pursuant to SECTION 3.4(B)(II)(A) from the date such payments are due until such amounts are paid in full at, for the first three Business Days, the Federal Funds Rate, and, thereafter, the Prime Lending Rate.

          (C) Until an Issuing Bank shall have received from a Lender, or the Agent on behalf of such Lender, payment in full of the amount required to be paid by such Lender to such Issuing Bank pursuant to SECTION 3.6(B)(II), such Issuing Bank may hold all amounts otherwise payable by it to the Agent for the account of such Lender pursuant to SECTION 3.4(B)(I) as collateral to secure such Lender's obligation to make such payment to it.

     3.5 MATURITY OF DRAWINGS; INTEREST THEREON. (A) Drawings under any Letter of Credit shall, notwithstanding anything to the contrary contained therein, mature and become due and payable, and shall be repaid to the Agent for the account of the applicable Issuing Bank by the Borrowers in full, together with interest accrued thereon, from the date and at the rate specified in SECTION 3.5(B), on the Effective Date of the L/C Notice of Drawing in respect of such drawing.

          (B) Borrowers shall, notwithstanding anything to the contrary contained in any Letter of Credit, pay interest on the outstanding principal amount of each drawing under such Letter of Credit at a rate per annum equal to the rate set forth in SECTION 4.2 (the "L/C INTEREST RATE") from the date such drawing is disbursed by the applicable Issuing Bank to the date such drawing is reimbursed by the Borrowers. Interest on each such drawing shall be payable when such drawing shall be due (whether at maturity, by reason of acceleration or otherwise) and, prior to such time, on demand.

     3.6 PAYMENT OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT; FUNDING OF L/C PARTICIPATIONS. In the event of any drawing under any Letter of Credit, the applicable Issuing Bank may deliver an L/C Notice of Drawing to the Agent and the Agent shall:

          (A) unless a Bankruptcy Default exists, treat each L/C Notice of Drawing on its Effective Date as a Notice of Borrowing requesting Prime Rate Loans in a principal amount equal to the amount of such drawing PLUS interest on the amount of such drawing at the L/C Interest Rate from the day such drawing was disbursed until the date of such L/C Notice of Drawing (unless such drawing was disbursed and repaid on the same day, in which case interest shall be payable for such day); and each such L/C Notice of Drawing shall have the same force and effect as a Notice of Borrowing given by the Funds Administrator for and on behalf of the Borrowers, except that the conditions to borrowing specified in SECTION 2.2 and SECTION 5.2 (other than that a Bankruptcy Default shall not exist) shall not apply;


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          (B) (i) (A) during a Bankruptcy Default, on the Effective Date of an
L/C Notice of Drawing, notify (an "L/C PARTICIPATION FUNDING NOTICE") each Lender of the amount of such drawing, and of interest accrued thereon at the L/C Interest Rate from the date specified in such L/C Notice of Drawing as the date such drawing was disbursed by the applicable Issuing Bank to the L/C Participation Funding Date and of such Lender's Proportionate Share of such amount (an "L/C PARTICIPATION FUNDING AMOUNT").

               (B) The Agent shall give an L/C Participation Funding Notice to each Lender not later than 3:00 P.M. (New York City time) time on the day the Agent receives an L/C Notice of Drawing, if such Notice of Drawing was received by it at or before 12:00 Noon (New York City time) on a Business Day and, if not, not later than 12:00 Noon (New York City time) on the next succeeding Business Day.

          (II) Each Lender shall make available to the Agent for the benefit of the applicable Issuing Bank an amount equal to such Lender's L/C Participation Funding Amount in immediately available funds, not later than 1:00 P.M. (New York City time) on the Business Day (the "L/C PARTICIPATION FUNDING DATE") next succeeding the date of the applicable L/C Participation Funding Notice, together with interest on such amount from the L/C Participation Funding Date until such amount is paid in full at, for the first three Business Days, the Federal Funds Rate and, thereafter, the Prime Lending Rate.

          (III) In the event that any Lender fails to make available to the Agent such Lender's L/C Participation Funding Amount as provided in SECTION 3.6(B)(II), the Agent may, but shall not be obligated to, fund the amount of such Lender's L/C Participation Funding Amount and recover such amount on demand from such Lender in accordance with SECTION 11.18.

          (IV) The Agent shall distribute to each Lender which has paid all amounts payable by it under this SECTION 3.6(B) with respect to any Letter of Credit such Lender's Proportionate Share of all payments subsequently received by the Agent from or for the account of the Borrowers in reimbursement of the principal amount of all drawings thereunder PLUS interest thereon from the date such drawings were disbursed at the L/C Interest Rate, provided that in the event that any such payment received by the Agent for the account of any Issuing Bank shall be required to be returned by the Agent, such Lender shall return to the Agent the portion thereof previously distributed by the Agent to it, but without interest thereon (unless the Agent or such Issuing Bank is required to pay interest on the amount returned, in which case the Lender shall be required to pay interest at the same rate).

          (V) If a Bankruptcy Default occurs at or after the time the Agent receives an L/C Notice of Drawing and before the Agent has given the applicable L/C Participation Funding Notice, or, if it has given such notice, before all of the Lenders have funded their L/C Participation Funding Amounts, a Bankruptcy Default shall be deemed to "exist", and the provisions of SECTION 3.6(B) shall be applicable.


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     3.7 NATURE OF ISSUING BANK'S DUTIES. In determining whether to pay under any Letter of Credit, the Issuing Bank issuing such Letter of Credit shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit. As between the Borrowers, any Issuing Bank and each Lender, the Borrowers assume all risks of the acts and omissions of any Issuing Bank, or misuse of any Letter of Credit by the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing, neither any Issuing Bank, the Agent nor any of the Lenders shall be responsible (A) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (C) for failure of the beneficiary of any Letter of Credit to strictly comply with conditions required in order to draw upon such Letter of Credit, (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, facsimile or otherwise, whether or not they be in cipher, (E) for errors in interpretation of technical terms, (F) for any loss or delay in the transmission or otherwise of an document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof and (G) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing honored under such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit shall not create any liability on the part of the Agent or any Lender to any Borrower.

     3.8 OBLIGATIONS ABSOLUTE. The joint and several obligations of the Borrowers to reimburse each Issuing Bank for drawings honored under a Letter of Credit issued by such Issuing Bank, together with interest as herein provided, and the obligations of the Lenders under Section 3.6 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Credit Agreement, without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment or counterclaim, under all circumstances including the following circumstances:

          (A) any lack of validity or enforceability of any Letter of Credit;

          (B) the existence of any claim, set-off, defense or other right which any Borrower or any Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the applicable Issuing Bank, any Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated herein or any unrelated transaction;

          (C) any draft, demand, certificate or any other documents presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;


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

          (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

          (E) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit (provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages) suffered by any Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents under a Letter of Credit comply with the terms thereof);

          (F) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or

          (G) the fact that a Default or an Event of Default shall have occurred and be continuing;

PROVIDED that no payment by a Borrower or a Lender to any Issuing Bank shall constitute a waiver or release by such Borrower or such Lender of any right it may have against such Issuing Bank, including, in the case of a Borrower, a claim that such Issuing Bank acted with willful misconduct or gross negligence as determined by a court of competent jurisdiction in determining whether documents presented under a Letter of Credit complied with the terms of such Letter of Credit.

                                   ARTICLE IV

                           INTEREST, FEES AND EXPENSES

     4.1 INTEREST ON LIBOR RATE LOANS. Subject to the provisions of SECTION 4.4, each LIBOR Rate Loan shall bear interest on its unpaid principal amount at a rate per annum equal to the applicable Adjusted LIBOR Rate PLUS the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin. Such interest shall be payable on the last day of each Interest Period with respect to such LIBOR Rate Loan (or, in the case of Interest Periods in excess of three months, on each 90 day anniversary of the making of such LIBOR Rate Loan and the last day of such Interest Period), at the date of Conversion of such LIBOR Rate Loan (or a portion thereof) to a Prime Rate Loan and at maturity of such LIBOR Rate Loan, and after maturity of such LIBOR Rate Loan (whether by acceleration or otherwise), upon demand. The Agent upon determining the Adjusted LIBOR Rate for any Interest Period shall promptly notify the Funds Administrator and the Lenders by telephone (confirmed promptly in writing) or in writing thereof. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     4.2 INTEREST ON PRIME RATE LOANS. Subject to the provisions of SECTION 4.4, each Prime Rate Loan shall bear interest on its unpaid principal amount at a rate per annum equal to the Prime Lending Rate PLUS the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin. Such interest shall be payable quarterly as of the end of each Fiscal Quarter, at the date of conversion of such Prime Rate Loan (or a portion


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thereof) to a LIBOR Rate Loan and at maturity of such Prime Rate Loan, and after maturity of such Prime Rate Loan (whether by acceleration or otherwise), upon demand. In the event of any change in said Prime Lending Rate, the rate hereunder shall change, effective as of the day the Prime Lending Rate changes. Each determination by the Agent of any interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     4.3 NOTICE OF CONTINUATION AND NOTICE OF CONVERSION.

          (A) With respect to any Borrowing consisting of LIBOR Rate Loans, the Borrowers may (so long as no Default or Event of Default has occurred and is continuing, subject to the provisions of SECTION 4.3(C)), elect to maintain such Borrowing or any portion thereof as consisting of LIBOR Rate Loans by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period (a "CONTINUATION") shall be made by notice given not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of any such Continuation relating to LIBOR Rate Loans, by the Funds Administrator to the Agent. Such notice by the Funds Administrator of a Continuation (a "NOTICE OF CONTINUATION") shall be in substantially the form of EXHIBIT C-1, specifying (I) the date of such Continuation, (II) the aggregate amount of Loans subject to such Continuation and (III) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. The Borrowers may elect to continue more than one Borrowing consisting of LIBOR Rate Loans by combining such Borrowings into one Borrowing and selecting a new Interest Period pursuant to this SECTION 4.3(A); PROVIDED that each of the Borrowings so combined shall consist of Loans having Interest Periods ending on the same date. If the Borrowers shall fail to select a new Interest Period for any Borrowing consisting of LIBOR Rate Loans in accordance with this SECTION 4.3(A), such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Prime Rate Loans.

          (B) The Borrowers may on any Business Day (so long as no Default or Event of Default has occurred and is continuing), upon notice (each such notice, a "NOTICE OF CONVERSION") given by the Funds Administrator to the Agent, and subject to the provisions of SECTION 4.3(C), Convert the entire amount of or a portion of all Loans of one Type comprising the same Borrowing into Loans of another Type; PROVIDED, HOWEVER, that any Conversion of any LIBOR Rate Loans into Loans of another Type shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans and, upon Conversion of any Loans into Loans of another Type, the Borrowers shall pay accrued interest to the date of Conversion on the principal amount Converted. Each such Notice of Conversion shall be given not later than 12:00 Noon (New York City time) on the Business Day prior to the date of any proposed Conversion into Prime Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Rate Loans. Subject to the restrictions specified above, each Notice of Conversion shall be in substantially the form of EXHIBIT C-1 hereto specifying
(I) the requested date of such Conversion, (II) the Type of Loans to be Converted, (III) the portion of such Type of Loan to be Converted, (IV) the Type of Loan such Loans are to be Converted into and (V) if such Conversion is into LIBOR Rate Loans, the duration of the Interest Period of such Loan. Each Conversion shall be in an aggregate amount for the Loans of all Lenders of not less than $2,000,000 or any integral multiple of $1,000,000 in excess thereof. The Borrowers may elect to Convert the entire


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amount of or a portion of all Loans of one Type comprising more than one
Borrowing into Loans of another Type by combining such Borrowings into one Borrowing consisting of Loans of another Type; PROVIDED that if the Borrowings so combined consist of LIBOR Rate Loans, such Loans shall have Interest Periods ending on the same date.

          (C) Notwithstanding anything contained in SUBSECTIONS (A) and (B) above or elsewhere in this Credit Agreement to the contrary,

          (I) (A) if the Agent is unable to determine the LIBOR Rate for LIBOR Rate Loans comprising any requested Borrowing, Continuation or Conversion, the right of the Borrowers to select or maintain LIBOR Rate Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Funds Administrator and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Loan of a Type that is unaffected by such circumstances, as selected by the Borrowers pursuant to this Credit Agreement;

               (B) if a Lender shall, at any time, notify the Agent that, because of a change in applicable law after the date such Lender became a Lender, it has become unlawful for such Lender to participate in any requested Borrowing, Continuation or Conversion of LIBOR Rate Loans, to continue its LIBOR Rate Loans, or to comply with its obligations hereunder in respect thereof, that Lender's obligation to participate in any such requested Borrowing, Continuation or Conversion shall be discharged by such Lender's making its participation therein in the form of a Prime Rate Loan, and any of such Lender's LIBOR Rate Loans not otherwise being Converted shall be Converted into Prime Rate Loans on the earlier of (1) the last day of the applicable Interest Period and (2) the last day such Lender may lawfully continue to maintain LIBOR Rate Loans, PROVIDED that any Prime Rate Loan that, but for this CLAUSE (B), would have been a LIBOR Rate Loan shall constitute part of the Borrowing of which any such LIBOR Rate Loan was or would have been a part;

          (II) if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, Continuation or Conversion, notify the Agent that the LIBOR Rate for Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Loans for such Borrowing, the right of the Borrowers to select LIBOR Rate Loans for such Borrowing shall be suspended until the Agent shall notify the Funds Administrator and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Loan of a Type that is unaffected by such circumstances, as selected by the Borrowers pursuant to this Credit Agreement; and

          (III) the Borrowers shall borrow, prepay, convert and continue Loans in a manner such that (A) the aggregate principal amount of LIBOR Rate Loans having the same Interest Period shall at all times be not less than $2,000,000, (B) there shall not be, at any one time, more than eight Interest Periods in effect with respect to LIBOR Rate Loans and (C) no payment of LIBOR Rate Loans will have to be made prior to the last


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     day of an applicable Interest Period in order to repay the Loans in the amounts and on the date specified in SECTION 2.4(B).

          (D) Each Notice of Continuation and Notice of Conversion shall be irrevocable (subject to SECTION 4.3(c)) by and binding on the Borrowers.

     4.4 INTEREST AFTER EVENT OF DEFAULT. At the election of Agent or the Majority Lenders, Interest on any amount of overdue interest on or overdue principal of the Loans, and interest on the amount of principal under the Loans outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (A) all Obligations have been paid and satisfied in full or (B) such Event of Default shall not be continuing, shall be payable on demand at a rate per annum equal to the rate at which the Loans are bearing interest pursuant to SECTION 4.2 above, PLUS two percent (2.0%). In the event of any change in said applicable interest rate, the rate hereunder shall change, effective as of the day the applicable interest rate changes, so as to remain two percent (2.0%) per annum above the then applicable interest rate.

     4.5 FEES. (A) The Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, a non-refundable fee (the "UNUSED LINE FEE") equal to three eighths of one percent (0.375%) per annum; provided, commencing with respect to the Fiscal Quarter of Wellman ended December 31, 2006, the Unused Line Fee for any Fiscal Quarter shall be equal to (a) with respect to any Fiscal Quarter of Wellman in which Average Excess Availability was less than or equal to $75 million, one quarter of one percent (0.25%) per annum or (b) with respect to any Fiscal Quarter of Wellman in which Average Excess Availability was greater than $75 million, three eighths of one percent (0.375%) per annum of the unused portion of the Line of Credit (with any outstanding Letter of Credit Obligations constituting usage of the Line of Credit). The Unused Line Fee shall accrue daily from the Closing Date until the Expiration Date, and shall be due and payable quarterly in arrears, on the first Business Day of each Fiscal Quarter and on the Expiration Date.

          (B) On the Closing Date, the Borrowers shall pay to the Agent the fees set forth in the Fee Letters to the extent due on such date.

     4.6 LETTER OF CREDIT FEES. (A) The Agent shall be entitled to charge to the account of the Funds Administrator on the first Business Day of the month immediately succeeding each Fiscal Quarter, a fee for the ratable benefit of the Lenders for distribution to each Lender, in an amount equal to the LIBOR Margin for Loans with respect to all Letters of Credit on the daily undrawn amounts outstanding during the immediately preceding Fiscal Quarter; PROVIDED that from the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (A) all Obligations have been paid and satisfied in full and (B) such Event of Default shall not be continuing, such fee shall be equal to two (2%) percent per annum above the LIBOR Margin, otherwise applicable hereunder and shall be payable on demand (such fees, the "LETTER OF CREDIT FEES"); and

          (B) The Agent shall be entitled to charge to the account of the Funds Administrator on the first Business Day of the month immediately succeeding each Fiscal Quarter, a fee for the benefit of the Issuing Bank equal to the greater of (X) $500 per annum and


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

(Y) 0.25% per annum with respect to all Letters of Credit on the daily undrawn amounts outstanding during the immediately preceding Fiscal Quarter (the "FRONTING Fee"). In addition to the Fronting Fee, the Agent shall be entitled to charge the account of the Funds Administrator, as and when incurred, the customary charges, fees, costs and expenses of the Issuing Bank for the issuance, transfer, amendment or payment of any Letter of Credit (the "ISSUING BANK FEES"). Each determination of the Fronting Fee and Issuing Bank Fees shall be made by the Issuing Bank and provided in writing to the Agent and shall be conclusive and binding for purposes of Agent's right to collect and distribute such fees, absent manifest error.

     4.7 REIMBURSEMENT OF EXPENSES.

          (A) From and after the Closing Date, the Borrowers shall promptly reimburse the Agent for all Expenses of the Agent as the same are incurred by the Agent and upon receipt of invoices therefor and, if requested by the Funds Administrator, such reasonable backup materials and information as any Borrower shall reasonably request.

          (B) The Borrowers shall pay to each Lender, upon request, such amount or amounts as such Lender determines in good faith are necessary to compensate it for any breakage loss, cost or expense incurred by it as a result of (I) any payment, prepayment or conversion of a LIBOR Rate Loan on a date other than the last day of an Interest Period for such LIBOR Rate Loan or (II) a LIBOR Rate Loan for any reason not being made or Converted, or any payment of principal thereof or interest thereon not being made, on the date therefor determined in accordance with the applicable provisions of this Credit Agreement. At the election of such Lender, and without limiting the generality of the foregoing, but without duplication, such compensation on account of breakage losses may include an amount equal to the excess of (A) the interest that would have been received from the Borrowers under and in accordance with the terms of this Credit Agreement on any amounts to be reemployed during an Interest Period or its remaining portion over (B) the interest component of the return that such Lender determines it could have obtained had it placed such amount on deposit in the interbank Dollar market selected by it for a period equal to such Interest Period or its remaining portion.

     4.8 AUTHORIZATION TO CHARGE BORROWERS' ACCOUNTS. Each Borrower hereby authorizes the Agent to charge the account of any Borrower maintained with the Agent with the amount of all Fees, Expenses and other payments to be paid hereunder, under the Fee Letters and under the other Credit Documents as and when such payments become due and agrees that it shall pay interest thereon from the date such amount is to be charged to such Borrower's Account to the date the same is paid (whether by the making of a Loan or otherwise) at the then applicable rate for Prime Rate Loans. Each Borrower confirms that any charges which the Agent may so make to such Borrower's Account as herein provided will be made as an accommodation to the Borrowers and solely at the Agent's discretion. The Agent will use its best efforts to give the Funds Administrator three (3) days advance notice of such Fees, Expenses and other payments in reasonable detail, provided that the failure to provide such notice shall not result in any liability of the Agent.

     4.9 INDEMNIFICATION IN CERTAIN EVENTS. If after the Closing Date, either
(A) any change in or in the interpretation of any law or regulation is introduced, including with respect to reserve requirements, applicable to DBTCo., Deutsche Bank or any other banking or financial


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institution from whom any of the Lenders borrows funds or obtains credit (a
"FUNDING BANK"), the Agent or any of the Lenders, or (B) the Agent, a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority or (C) the Agent, a Funding Bank or any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or the Agent, a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether of not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this CLAUSE (C), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lenders' capital as a consequence of its obligations hereunder or under any L/C Participation to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent's or such Funding Bank's or Lender's policies as the case may be with respect to capital adequacy) by an amount deemed by such Lender to be material, or any of the foregoing events described in CLAUSES (A), (B) or (C) increases the cost to the Agent, or any of the Lenders of (I) funding or maintaining the Line of Credit, or (II) acquiring or maintaining any L/C Participation in any Letter of Credit, or reduces the amount receivable in respect thereof, or in respect of such Letter of Credit, by the Agent, the Issuing Bank of such Letter of Credit or any Lender, then the Borrowers shall upon demand by the Agent, pay to the Agent, for the account of each applicable Lender or, as applicable, an Issuing Bank or a Funding Bank, additional amounts sufficient to indemnify such Person against such increase in cost or reduction in amount receivable. A certificate as to the amount of such increased cost and setting forth in reasonable detail the calculation thereof shall, if requested by the Funds Administrator, be submitted to the Funds Administrator by the Person making such claim, and shall be conclusive absent manifest error; PROVIDED, HOWEVER, in no event shall any party seek indemnification for any amounts described in this
SECTION 4.9 if such amounts arose more than 180 days prior to the date on which reimbursement is being sought.

     4.10 CALCULATIONS AND DETERMINATIONS. (A) All calculations of (I) interest hereunder and (II) Fees, shall be made by the Agent, on the basis of a year of 360 days, or, if such computation would cause the interest and fees chargeable hereunder to exceed the Highest Lawful Rate, 365/366 days, in each case to the extent applicable for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

          (B) In making the determinations contemplated by ARTICLE 4, the Agent and each Lender may make such estimates, assumptions, allocations and the like that such Person in good faith determines to be appropriate.

          (C) Each determination by the Agent of an interest rate or payment hereunder shall be conclusive and binding for all purposes, absent manifest error.


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                                    ARTICLE V

                              CONDITIONS PRECEDENT

     5.1 CONDITIONS TO INITIAL CREDIT EVENT. The initial Credit Event is subject to the satisfaction or waiver, immediately prior thereto or concurrently therewith, of the following conditions precedent:

          (A) CLOSING DOCUMENT LIST. The Agent and the Lenders shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the Closing Document List attached hereto as SCHEDULE A, all in form and substance reasonably satisfactory to Agent and the Lenders and, where applicable, each duly executed by the Person(s) specified thereon.

          (B) ACCRUED AMOUNTS UNDER EXISTING CREDIT AGREEMENT; FEES AND EXPENSES. The Agent and each of the Lenders shall have received payment in full of all accrued interest and fees owing under the Existing Credit Agreement (whether or not otherwise due and payable on such date) and those Fees and Expenses, including those referred to in the Fee Letters and in ARTICLE 4 and any other Fees payable to the Lenders, payable to them on or before the Closing Date (or an irrevocable authorization to pay such Fees or Expenses out of the proceeds of the Loans) PROVIDED that any such Expense in excess of $25,000 shall be evidenced by an invoice.

          (C) UNUSED AVAILABILITY. After giving pro forma effect to the funding of the initial Loans, the issuance of Letters of Credit, if any, and the payment of all costs, fees and expenses incurred by or for the account of the Borrowers in connection with the execution and delivery of this Credit Agreement and the other Credit Documents, there shall be Availability of at least $60,000,000.

          (D) APPROVALS. All necessary governmental (domestic and foreign) and third party approvals in connection with this Credit Agreement and the Transactions have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of all or any part of this Credit Agreement and the Transactions. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon all or any part of this Credit Agreement or the Transactions.

          (E) LITIGATION. No litigation by any entity (private or governmental) shall be pending or, to the best knowledge of any Borrower, threatened with respect to this Credit Agreement, any other Credit Document or any documentation executed in connection herewith or the Transactions, or which Agent or the Majority Lenders shall determine would reasonably be expected to have a Material Adverse Effect.

          (F) INSURANCE. Agent shall be satisfied with the insurance coverage in effect on the Closing Date pertaining to the assets of the Borrowers and their Subsidiaries, and shall


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have received evidence satisfactory to it that Agent shall have been named as a loss payee and additional insured on all such policies of insurance covering Collateral.

          (G) CORPORATE PROCEEDINGS. All corporate and legal proceedings and all instruments and agreements in connection with this Credit Agreement and the Transactions shall be satisfactory in form and substance to Agent and, except as otherwise agreed by Agent, shall have been consummated without any waiver of any conditions or other provisions set forth therein and Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or certificates, if any, which Agent or the Majority Lenders reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by a Responsible Officer or by proper corporate or Governmental Authorities.

     5.2 CONDITIONS TO EACH CREDIT EVENT. On the date of each Credit Event (including the initial Credit Event), both immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true (and each request for a Credit Event, shall constitute a representation and warranty by each Borrower that on the date of such Credit Event, immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

          (A) The representations and warranties contained in this Credit Agreement and in each other Credit Document are true and correct in all material respects on and as of the date of such Credit Event as though made on and as of such date, except to the extent that such representations and warranties are expressly made as of a specific date (in which event such representations and warranties shall have been true and correct in all material respects on and as of such specified date);

          (B) No event has occurred and is continuing, or would result from such Credit Event or the application of the proceeds thereof, which would constitute a Default or an Event of Default;

          (C) In the case of the issuance of any Letter of Credit, none of the events set forth in SECTION 3.1 has occurred and is continuing or would result from the issuance of such Letter of Credit.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     To induce the Agent and the Lenders to enter into this Credit Agreement and each Issuing Bank to issue Letters of Credit, each Borrower, with respect to itself, each of the other Borrowers and each of their respective Subsidiaries, hereby represents and warrants to the Agent, the Lenders and each Issuing Bank:

     6.1 ORGANIZATION AND QUALIFICATION. Each Borrower and each Subsidiary of each Borrower (A) is duly organized, validly existing and in good standing under the laws of the state of its organization, (B) has the power and authority to own its properties and assets and to


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transact the businesses in which it presently is, or proposes to be, engaged and
(C) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business except to the extent where failure to be so qualified or authorized or in good standing would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, with respect to each Borrower and each Subsidiary of each Borrower, SCHEDULE B, PART 6.1 lists the exact legal name of each such Person, the State of incorporation of each such Person, all jurisdictions in which each such Person is qualified to do business as foreign corporations, and in the case of each Domestic Subsidiary, the organizational identification number and the federal employer identification number of each such Person.

     6.2 SOLVENCY. Each Credit Party (other than Immaterial Subsidiaries) is Solvent.

     6.3 RIGHTS IN COLLATERAL; PRIORITY OF LIENS. Each Borrower and each Subsidiary of each Borrower owns the property provided in the scope of the Lien granted by it as Collateral under the Credit Documents, free and clear of any and all Liens in favor of third parties, except for Permitted Liens. Upon the proper filing of the UCC financing statements, and the taking of the other actions specified in the Closing Document List, and, with respect to the Collateral referenced in SECTION 7.19(D), upon the taking of the actions specified on EXHIBIT J, the Liens granted pursuant to the Credit Documents will constitute the valid and enforceable first priority perfected Liens on the Collateral, except Permitted Liens.

     6.4 COMPANY POWER AND AUTHORITY. Each of the Credit Parties has the power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance by it of such Credit Documents. Each of the Credit Parties has duly executed and delivered each of the Credit Documents to which it is a party, and each such Credit Document constitutes the legal, valid and binding obligation of such party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     6.5 NO VIOLATION. Neither the execution, delivery or performance by any Borrower or any of its Subsidiaries of any of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, nor consummation of the transactions contemplated therein, (i) will contravene in any material respect any Requirement of Law, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the properties or assets of any Borrower or any such Subsidiary pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, to which a Borrower or such Subsidiary is a party or by which it or any of its property or assets is bound or to which it may be subject, except for any such conflict, breach or Lien which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, or (iii) will violate or conflict with the Governing Documents of any Credit Party.


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     6.6 CONSENTS. No order, consent, approval, license, or authorization or validation of, or filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with any Credit Event hereunder, the grant of the Liens pursuant to the Credit Documents, or the execution, delivery, performance, validity or enforceability of this Credit Agreement, the Notes or the other Credit Documents and the transactions contemplated herein and therein, except for the filing of the UCC financing statements and consents or authorizations which have been obtained or filings which have been made and which, in each case, are in full force and effect. No order, consent, approval, license, or authorization or validation of, or filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the continuing operations of any Borrower or any Subsidiary of any Borrower, except for any order, consent, approval, license, or authorization or validation of, or filing with or other act by or in respect of, any Governmental Authority or any other Person which have been made or which the failure to obtain or make would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

     6.7 FINANCIAL DATA. The Borrowers have furnished or caused to be furnished to the Lenders the following Financial Statements, which have been prepared in accordance with GAAP consistently applied (except as otherwise disclosed therein) throughout the periods involved (except as to the unaudited statements, the absence of footnotes and subject to year-end audit adjustments): (A) balance sheets as of, and statements of income, cash flows and shareholders equity for the Fiscal Year ended December 31, 2005 audited by independent certified public accountants and accompanied by an unqualified opinion thereof; and (B) an unaudited balance sheet as of, and unaudited statements of income, cash flows and shareholders equity for the period ending MARCH 31, 2006. The Borrowers have furnished or caused to be furnished to the Lenders projections of the consolidated financial condition and results of operations of the Consolidated Entity through the fiscal years ending December 31, 2010. The projections delivered to the Lenders on or prior to the date hereof and any projections delivered to the Lenders after the date hereof in accordance with SECTION 7.1(D) hereof represent the Borrowers' good faith estimate of the future financial performance of the Consolidated Entity for the periods set forth therein, it being understood by the Agent and the Lenders that projections as to future events are not to be viewed as facts and that the actual results during the periods covered by the Projections may differ from the projected results set forth therein.

     6.8 LOCATIONS OF OFFICES, RECORDS AND INVENTORY. As of the Closing Date, the address of the principal place of business and chief executive office of each Credit Party is set forth on SCHEDULE B, PART 6.8. As of the Closing Date, the books and records of each Borrower and each Credit Party, and all of their respective chattel paper and records of Accounts, are maintained exclusively at such locations. As of the Closing Date, there is no location at which any Credit Party has any Collateral (except for vehicles and Inventory in transit in the ordinary course of business) other than those locations identified on SCHEDULE B, PART 6.8. As of the Closing Date, to the extent any such locations are not owned, SCHEDULE B, PART 6.8 also sets forth the purpose of such location (e.g., warehouse, processing plant, sales office, etc.), the legal names of the owners and/or operators thereof; and the address and phone numbers of such owners and/or operators. As of the Closing Date, none of the receipts received by any Borrower from any warehouseman or processor states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.


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     6.9 FICTITIOUS BUSINESS NAMES. No Borrower and no Subsidiary of any
Borrower has used any corporate or fictitious name during the five (5) years preceding the date hereof, other than the corporate name under which it has executed this Credit Agreement.

     6.10 SUBSIDIARIES. As of the Closing Date, the only Subsidiaries of each Borrower are those listed on SCHEDULE B, PART 6.10. As of the Closing Date, a Borrower or a wholly-owned Subsidiary of a Borrower is the record and beneficial owner of all of the issued and outstanding Capital Securities of each of the Subsidiaries listed on SCHEDULE B, PART 6.10. As of the Closing Date, there are no proxies, irrevocable or otherwise, with respect to such Capital Securities of any Subsidiary, and no Capital Securities of any Subsidiary of any Borrower are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, Capital Securities of any Subsidiary of any Borrower, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary of any Borrower is or may become bound to issue additional Capital Securities convertible into or exchangeable for such Capital Securities. As of the Closing Date, all of such shares listed on SCHEDULE B, PART 6.10 are owned by a Borrower or a Subsidiary of a Borrower free and clear of any Liens.

     6.11 NO JUDGMENTS OR LITIGATION. No judgments, orders, writs or decrees are outstanding against any Credit Party or any Subsidiary of any Credit Party, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is not pending or, to the knowledge of any Borrower or any Credit Party, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Credit Party or any Subsidiary of any Credit Party (I) with respect to any Credit Document seeking to enjoin any such Credit Party's performance thereof or (II) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     6.12 ENVIRONMENTAL MATTERS. Except for such failures and noncompliances of the types described herein which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

          (A) Each Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and no Borrower nor any of its Subsidiaries is liable for any damages, costs, penalties, fines, or forfeitures under such Environmental Laws; there are no pending or, to the knowledge of any Borrower, threatened Environmental Claims against the any Borrower or any of its Subsidiaries or any Real Property Assets owned or operated by any Borrower or any of its Subsidiaries; and there are no facts, circumstances, conditions or occurrences on any Real Property Assets at any time owned or operated by any Borrower or any of its Subsidiaries or, to the knowledge of any Borrower, on any property adjoining or in the vicinity of any such Real Property Assets that would reasonably be expected (I) to form the basis of an Environmental Claim against any Borrower or any of its Subsidiaries or any Real Property Assets currently owned or operated by any Borrower or any of its Subsidiaries, or (II) to cause any such currently owned Real Property Assets to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property Assets by any Borrower or any of its Subsidiaries under any applicable Environmental Law;


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          (B) Each Borrower and each of its Subsidiaries have not at any time generated, used, treated, stored disposed of Hazardous Materials on, or transported Hazardous Materials to or from, or released Hazardous Materials on, under or from any Real Property Assets owned or operated by any Borrower or any of its Subsidiaries except in compliance with all applicable Environmental Laws and in connection with the operation, use or maintenance of any such Real Property Assets by such Borrower's or such Subsidiary's business;

          (C) No Borrower nor any of its Subsidiaries is currently conducting any investigation, response or other corrective action at any location pursuant to any Environmental Law, nor are any of them under any obligation to do so; none of the Real Property Assets is (I) listed or proposed for listing on the National Priorities List under CERCLA or (II) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA, or (III) included on any similar list maintained under any Environmental Law; and

          (D) No Borrower nor any of its Subsidiaries has retained or assumed any liability, contractually, by operation of law or otherwise, under any Environmental Law.

     6.13 LABOR MATTERS.

          (A) There are no material labor controversies pending or, to the best knowledge of any Borrower after diligent inquiry, threatened between any Borrower or any Subsidiary of any Borrower and any of their respective employees which would be reasonably likely to result in a Material Adverse Effect.

          (B) No Borrower and no Subsidiary of any Borrower is engaged in any unfair labor practice. There is (I) no unfair labor practice complaint pending against any Borrower or any Subsidiary of any Borrower or, to the best knowledge of any Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under collective bargaining agreements is so pending against any Borrower or any Subsidiary of any Borrower or, to the best knowledge of any Borrower, threatened against any of them, (II) no strike, labor dispute, slowdown or stoppage pending against any Borrower or any Subsidiary of any Borrower or, to the best knowledge of any Borrower, threatened against any of them and (III) to the knowledge of the Borrowers, no union organizing activities exist with respect to the employees of Wellman or any of its Subsidiaries not currently subject to a collective bargaining agreement, which, in each case, would be reasonably likely to result in a Material Adverse Effect.

     6.14 COMPLIANCE WITH LAW. Except as disclosed in connection with any specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, no Borrower and no Subsidiary of any Borrower has violated or failed to comply, in any material respect, with any Requirement of Law or any requirement of any self-regulatory organization, except any such violation or non-compliance which would not reasonably be expected to have a Material Adverse Effect.


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     6.15 ERISA.

          (A) As of the Closing Date, SCHEDULE B, PART 6.15 lists (I) all ERISA Affiliates and (II) all Plans and separately identifies all Title IV Plans, Multiemployer Plans, and Retiree Welfare Plans. Except with respect to Multiemployer Plans, each Plan which is intended to be qualified under Section 401 of the Code has been determined by the IRS to so qualify, the trusts created thereunder have been determined to be exempt from tax under the provisions of
Section 501 of the Code, and nothing has occurred that would cause the loss of such qualification or tax exempt status. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the Code, including the timely filing of all reports required under the Code or ERISA. No Borrower, any Subsidiary of any Borrower nor any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any such Title IV Plan except where such failure would be reasonably likely to result in a financial liability of the Borrowers and their Subsidiaries in an amount in excess of $7.5 million. Except as would not be reasonably be expected to have a Material Adverse Effect, no Prohibited Transaction, in connection with any Plan has occurred that would subject any Borrower, or Subsidiary of any Borrower to a material tax under Section 502(l) of ERISA or Section 4975 of the Code, and no event has occurred with respect to a Plan which would subject any Borrower or Subsidiary of any Borrower to any material liability under Section 502(l) of ERISA.

          (B) As of the Closing Date, except as set forth in SCHEDULE B, PART 6.15: (I) no Title IV Plan has any Unfunded Pension Liability; (II) no Termination Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (III) there are no pending, or to the knowledge of any Borrower or Subsidiary of any Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (IV) within the last five years no Title IV Plan has been terminated, whether or not in a "standard termination" as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Borrower, Subsidiary of any Borrower or ERISA Affiliate (determined at such time) except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

     6.16 INTELLECTUAL PROPERTY. Each Credit Party and each Subsidiary of each Credit Party possesses such patents, patent applications, copyrights, service marks, trademarks and trade names (or licenses thereof) as are required to continue to conduct its present business activities, except for any failures to so possess which singly or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     6.17 LICENSES AND PERMITS. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its businesses as presently conducted and as proposed to be conducted. Except as would not


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reasonably be expected to have a Material Adverse Effect, each Credit Party is not in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval.

     6.18 TITLE TO PROPERTY. As of the Closing Date, all Real Property is identified on SCHEDULE B, PART 6.18. Each Credit Party has good and marketable title in fee simple to, or a valid leasehold interest in, all its material Real Property, and good title to all its other property, and none of such property is subject to any Lien, except Permitted Liens.

     6.19 GOVERNMENTAL REGULATIONS. No Credit Party is (A) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (B) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Credit Agreement or the other Credit Documents or to perform its obligations hereunder or thereunder.

     6.20 BORROWERS' TAXES AND TAX RETURNS.

          (A) Except as set forth on SCHEDULE B, PART 6.20, as of the Closing Date, each Borrower and each Subsidiary of each Borrower (and any affiliated, consolidated or combined group of which any Borrower or any Subsidiary of any Borrower are now or have been members) have timely filed (inclusive of any permitted extensions) with the appropriate taxing authorities all returns (including information returns) in respect of Borrower Taxes required to be filed through the date hereof except where failure to file any such returns would not reasonably be expected to have a Material Adverse Effect and will timely file (inclusive of any permitted extensions) any such returns required to be filed on and after the date hereof except such returns the non-filing of which would not reasonably be expected to have a Material Adverse Effect. All such returns filed are complete and accurate in all material respects. Except as specified in SCHEDULE B, PART 6.20, as of the Closing Date, no Borrower and no Subsidiary of any Borrower, nor any affiliated, consolidated or combined group of which any Borrower or any Subsidiary of any Borrower are now or were members, have requested any extension of time within which to file returns (including information returns) in respect of any Borrower Taxes.

          (B) As of the Closing Date, all taxes, assessments, fees and other governmental charges (including any penalties or interest thereon) payable by any Borrower and any Subsidiary of any Borrower (and any affiliated group of which any Borrower or any Subsidiary of any Borrower is now or has been a member) in respect of their incomes, franchises, businesses, properties or otherwise (collectively, "BORROWER TAXES") in respect of periods beginning prior to the date hereof, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in SCHEDULE B, PART
6.20 or in the Financial Statements, except where the failure to take such action would not reasonably be expected to have a Material Adverse Effect, and no Borrower or Subsidiary of any Borrower has any liability for Borrower Taxes in excess of the amounts so paid or reserves so established except for any such liability which would not reasonably be expected to have a Material Adverse Effect.

          (C) As of the Closing Date, except as set forth in SCHEDULE B, PART 6.20, no deficiencies for Borrower Taxes have been claimed, proposed or assessed by any taxing or other


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Governmental Authority against any Borrower or any Subsidiary of any Borrower and no Liens for Borrower Taxes have been filed except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in SCHEDULE B, PART 6.20, as of the Closing Date, there are no pending or, to the best of the knowledge of any Borrower, threatened audits, investigations or claims for or relating to any liability in respect of Borrower Taxes, and there are no matters under discussion with any taxing or other Governmental Authority with respect to Borrower Taxes which are likely to result in a material additional liability for Borrower Taxes. Either the federal income tax returns of each Borrower have been audited by the Internal Revenue Service and such audits have been closed, or the period during which any assessments may be made by the Internal Revenue Service has expired without waiver or extension, for all years up to and including the Fiscal Year ended December 31, 2002. Except as set forth in SCHEDULE B, PART 6.20, as of the Closing Date, no extension of a statute of limitations relating to Borrower Taxes is in effect with respect to any Borrower or any Subsidiary of any Borrower.

          (D) Except as set forth on SCHEDULE B, PART 6.20, as of the Closing Date, no Borrower and no Domestic Subsidiary of any Borrower has any obligation under any tax sharing agreement or agreement with any Subsidiary that is not a Credit Party regarding payments in lieu of Borrower Taxes.

     6.21 STATUS OF ACCOUNTS. Each Account of each Borrower included as an Eligible Account Receivable in the most recently delivered Borrowing Base Certificate is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by such Borrower in the ordinary course of its businesses; the goods and inventory being sold by any Borrower and the Accounts created thereby are the exclusive property of such Borrower and are not and shall not be subject to any Lien whatsoever other than those arising under the Security Agreements and Permitted Liens and such Borrower's customers have accepted the goods or services (with FOB plant shipments deemed to be accepted by the applicable customer), owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, counterclaim or contra except as arising in the ordinary course of business consistent with past practices.

     6.22 MATERIAL CONTRACTS AND RESTRICTIONS. No Material Contract contains any restrictions set forth in SECTION 8.12 and all Material Contracts are in full force and effect, and no defaults currently exist thereunder. No Material Contract has been modified, waived or amended in any way which would reasonably be expected to have a Material Adverse Effect.

     6.23 AFFILIATE TRANSACTIONS. Except as set forth on SCHEDULE B, PART 6.23, no Borrower and no Subsidiary of any Borrower is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of any Borrower or Subsidiary of any Borrower is a party except (A) transactions entered into in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business, as the case may be, and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than could be obtained in a comparable arm's-length transaction with an unaffiliated Person or (B) transactions entered into exclusively between or among Borrowers and its Subsidiaries so long as such transaction would not reasonably be expected to have a Material Adverse Effect or adversely affect the Collateral.


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     6.24 ACCURACY AND COMPLETENESS OF INFORMATION. All factual information furnished by or on behalf of any Borrower or any Subsidiary of any Borrower in writing to the Agent, any Lender, or the Auditors for purposes of or in connection with this Credit Agreement or any of the other Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time; PROVIDED that with respect to projected financial information, the only representations and warranties made hereby are that such information was prepared based on good faith estimates and assumptions made by management of Wellman believed to be reasonable at the time made and that there are no statements or conclusions in any such information which are based upon or include information known to the executive officers of Wellman to be misleading or which fail to take into account material information regarding the matters reported therein; provided, further, that projections are not to be viewed as facts and that actual results during the covered period may differ from projected results; and provided, further, that no Borrower or its Subsidiaries shall be required to disclose information that is subject to attorney-client privilege.

     6.25 RECORDING TAXES AND FEES. All recording fees and other charges payable in connection with the filing and recording of the Credit Documents have either been paid in full by the Borrowers or arrangements for the payment of such amounts satisfactory to the Agent shall have been made.

     6.26 NO ADVERSE CHANGE OR EVENT.

          (A) Since December 31, 2005, no change in the business, assets, Liabilities, financial condition, results of operations or business prospects of any Borrower or any Subsidiary of any Borrower has occurred, and no event has occurred or failed to occur, that has had or would reasonably be expected to have, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Effect.

          (B) Except as fully reflected in the Financial Statements described in
SECTION 6.7 and the Indebtedness incurred under this Credit Agreement, the First Lien Credit Facility and the Second Lien Credit Facility, as of the Closing Date, (I) there were no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to any Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would reasonably be expected to have Material Adverse Effect and (II) neither any Borrower nor any of its Subsidiaries knows of any basis for the assertion against it or any of its Subsidiaries of any such liability or obligation of any nature whatsoever that is not fully disclosed in the Financial Statements delivered pursuant to SECTION 6.7 and that, either individually or in the aggregate, is or would be reasonably be expected to have a Material Adverse Effect.

     6.27 PERFECTION CERTIFICATES. All material information set forth on the perfection certificates provided to the Agent by the Borrowers on the date hereof is true and correct and does not omit or fail to state any material fact.


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     6.28 INDEBTEDNESS. SCHEDULE B, PART 6.28 sets forth a true and complete list of all Indebtedness (exclusive of Indebtedness pursuant to this Credit Agreement, the First Lien Credit Facility and the Second Lien Credit Facility, Intercompany Indebtedness among Credit Parties, Intercompany Indebtedness among Foreign Subsidiaries, Indebtedness of Subsidiaries that are not Credit Parties in an aggregate principal amount less than $1.0 million and Guarantee Obligations permitted by SECTION 8.2(J) of this Credit Agreement) of each Borrower and its Subsidiaries as of March 31, 2006 and which is to remain outstanding after giving effect to this Credit Agreement and the incurrence of Loans hereunder on such date, in each case showing the aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

     6.29 INSURANCE. SCHEDULE B, PART 6.29 sets forth a true, complete and correct description of all insurance maintained by each Borrower and its Subsidiaries as of the Closing Date. All insurance maintained pursuant to the requirements of SECTION 7.8 by each Borrower and its Subsidiaries is in full force and effect, all premiums which are due and payable have been duly paid, neither any Borrower nor any of its Subsidiaries has received notice of violation or cancellation thereof (other than a cancellation which has been replaced by similar insurance), the Real Property of the Borrowers and their Subsidiaries, and the use, occupancy and operation thereof, comply in all material respects with all requirements of such policies, and there exists no default under any such policy. Each Borrower and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as are reasonably prudent.

     6.30 USE OF PROCEEDS; MARGIN STOCK, ETC. Neither the making of any Loans hereunder nor the use of proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X.

     6.31 ANTI-TERRORISM LAW.

          (A) No Borrower is, and, to the knowledge of each Borrower, none of its Affiliates is, in violation of any laws relating to terrorism or money laundering ("ANTI-TERRORISM LAWS"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "EXECUTIVE ORDER"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

          (B) No Borrower is, and, to the knowledge of each Borrower, no Affiliate or broker or other agent of any Borrower is, acting or benefiting in any capacity in connection with any Loans hereunder is any of the following:

          (I) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

          (II) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;


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

          (III) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

          (IV) a person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

          (V) a person that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control ("OFAC") at its official website or any replacement website or other replacement official publication of such list.

          (C) No Borrower is, and, to the knowledge of each Borrower, no broker or other agent of any Borrower is, acting in any capacity in connection with any Loans hereunder (I) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in PARAGRAPH (B) above, (II) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (III) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

     6.32 ACCOUNTS. As of the Closing Date, except for the Depository Account, the Investment Account and the Concentration Account and the accounts set forth on SCHEDULE B, PART 6.32, no Borrower and no Domestic Subsidiary of any Borrower maintains or otherwise has any (A) checking, savings or other accounts at any bank or other financial institution, (B) investment account, securities account, commodity account or any similar account with any securities intermediary or commodity intermediary or (C) other account where money is or may be deposited or maintained with any Person. As of the Closing Date, SCHEDULE B, PART 6.32 sets forth the name of each financial institution, securities intermediary, commodity intermediary or other Person at which any account described above is maintained and the purpose of each such account.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

     Until the Expiration Date and payment and satisfaction of all Obligations (other than contingent indemnification obligations not due and payable):

     7.1 FINANCIAL INFORMATION. The Borrowers shall deliver to the Agent (and the Agent shall distribute to the Lenders) the following information within the following time periods:

          (A) as soon as available and in any event within ninety (90) days (except with respect to CLAUSE (I)(B) of this SECTION 7.1(A)) after the end of each fiscal year of the Borrowers (or in the event that a request for an extension of the required filing date for the Form 10-K of Wellman with the SEC has been timely filed, the last day of such requested extension period, but in no event later than 105 days after the end of each fiscal year) (I) audited Financial Statements as of the close of the fiscal year and for the fiscal year, together with comparisons to the Financial Statements for the prior year, accompanied by (A) an opinion of the Auditors which


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opinion shall be unqualified in scope and otherwise in form and substance reasonably satisfactory to the Agent, (B) promptly upon delivery, such Auditors' "Management Letter" to the Borrowers, (C) if such Auditors shall have obtained from the regular audit of the business of the respective Borrowers, which audit was conducted by the Auditors in accordance with generally accepted accounting standards, knowledge of the existence of any Default or Event of Default, they shall disclose in a written statement the existence of the Default or Event of Default and the nature thereof, it being understood that such Auditors shall have no liability, directly or indirectly, to anyone for failure to obtain knowledge of any such Default or Event of Default (PROVIDED, no such statement shall be required in the event the Auditors no longer provide such opinions under applicable accounting or auditing standards), (II) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of Borrowers for such fiscal year prepared by management and (III) a compliance certificate substantially in the form of EXHIBIT D such compliance certificate to include the Consolidated Fixed Charge Coverage Ratio of the Borrowers whether or not required by Section 8.1, along with a schedule in form and substance reasonably satisfactory to the Agent of the calculations used in determining, as of the end of such fiscal year, whether the Borrowers were in compliance with the covenants set forth in SECTION
8.1 of this Credit Agreement for such year. To the extent that Wellman's annual report on Form 10-K contains any financial information, declarations, opinions, statements, reports, discussions and disclosures in form and substance reasonably equivalent to the foregoing, the Lenders will accept such Form 10-K in lieu of such items;

          (B) as soon as available and in any event within forty five (45) days (or in the event that a request for an extension of the required filing date for the Form 10-Q of Wellman with the SEC has been timely filed, the last day of such requested extension period, but in no event later than fifty five (55)
days) after the end of each Fiscal Quarter of the Borrowers (except the last Fiscal Quarter of any Fiscal Year) (I) Financial Statements as at the end of and for such period and for the Fiscal Year to date, together with comparisons to the Financial Statements for the same periods in the prior year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by a Responsible Officer of Wellman as having been prepared in accordance with GAAP, (II) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of Borrowers for such period and for the Fiscal Year to date prepared by management, (III) a compliance certificate substantially in the form of EXHIBIT D, such compliance certificate to include the Consolidated Fixed Charge Coverage Ratio of the Borrowers whether or not required by SECTION 8.1, along with a schedule in form and substance reasonably satisfactory to the Agent of the calculations used in determining, as of the end of such Fiscal Quarter, whether the Borrowers were in compliance with the covenants set forth in ARTICLES 7 and 8 of this Credit Agreement for such quarter. To the extent that Wellman's quarterly report on Form 10-Q contains any of the foregoing items, the Lenders will accept such Form 10-Q in lieu of such items;

          (C) as soon as available and in any event within thirty (30) days after the end of each fiscal month (except the last fiscal month of any Fiscal Quarter, with respect to which such reports shall be delivered at the same time which Financial Statements are required to be delivered pursuant to SECTION 7.1(B) (other than the last quarter of the Fiscal Year with respect to which such reports shall be delivered at the same time which Financial Statements are required to be delivered pursuant to SECTION 7.1(A)), (I) consolidated balance sheets for the Consolidated


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Entity as at the end of such fiscal month and consolidated statements of operations and cash flows for such fiscal month and for the Fiscal Year to date, together with a comparison to the consolidated balance sheets, statements of operations and statements of cash flows for the same periods in the prior year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by a Responsible Officer of Wellman as having been prepared in accordance with GAAP and (II) a compliance certificate substantially in the form of EXHIBIT D along with a schedule in form and substance reasonably satisfactory to the Agent of the calculations used in determining, as of the end of such fiscal month, whether the Borrowers were in compliance with the covenants set forth in ARTICLES 7 and 8 of this Credit Agreement for such fiscal month;

          (D) not later than ninety (90) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2006, quarterly projections of the consolidated financial condition and results of operations of the Consolidated Entity's for the following Fiscal Year and annual projections for each subsequent Fiscal Year through and including the Fiscal Year in which the Expiration Date occurs, including, but not limited to, projected consolidated balance sheets, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in shareholders' equity for such Fiscal Years;

          (E) a copy of the state and federal income tax returns of each Borrower and each Subsidiary of each Borrower within five (5) Business Days after they are filed with the appropriate taxing authorities, if and when requested by any Lender through the Agent;

          (F) (I) within ten (10) Business Days after the last Business Day of each fiscal month, (II) at the Agent's request upon the occurrence and during the continuation of an Event of Default, and (III) within three (3) Business Days after the last Business Day of any week during which Total Exposure has exceeded 80% of the Borrowing Base for five (5) consecutive Business Days, a borrowing base certificate in the form of EXHIBIT E (the "BORROWING BASE CERTIFICATE") with all supporting detail as Agent may from time to time reasonably require, duly completed, detailing each Borrower's understanding as to which Accounts or Inventory constitute Eligible Accounts Receivable and Eligible Inventory as of (X) in the case of a Borrowing Base Certificate delivered pursuant to CLAUSE (I) above, the last day of such fiscal month, (Y) in the case of a Borrowing Base Certificate delivered pursuant to CLAUSE (II), such date as the Agent may specify in such request and (Z) in the case of a Borrowing Base Certificate delivered pursuant to CLAUSE (III) above, Friday of such fiscal week, and certified by a Responsible Officer of Wellman and subject only to monthly adjustments and upon completion of the audit of physical inventory. In addition, each Borrowing Base Certificate shall have attached to it such additional schedules and/or other information as the Agent may reasonably request;

          (G) promptly and in any event within five (5) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of the chief accounting officer or chief financial officer or Treasurer of Wellman specifying the nature thereof and the proposed response thereto, each in reasonable detail;

          (H) promptly upon the earlier of the mailing or filing thereof, copies of all 10-Ks, 10-Qs, 8-Ks, proxy statements, annual reports, quarterly reports, registration statements and


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any other filings or other communications made by any Borrower to holders of its publicly traded securities or the Securities Exchange Commission from time to time pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended; and

          (I) from time to time, such further non-privileged information regarding the Collateral, business affairs and prospects and financial condition of each Borrower and each Subsidiary of each Borrower as the Agent may reasonably request.

     7.2 CERTAIN COLLATERAL. Promptly, upon the request of the Agent from time to time, each Borrower shall provide to the Agent written statements listing items of Inventory and Accounts in reasonable detail as reasonably requested by the Agent. Each Borrower shall conduct or cause to be conducted (in a manner consistent with the requirements for the physical count of the Inventory in connection with the Borrowers' annual audit conducted by the Auditors) a physical count of the Inventory and, if requested by the Agent, a copy of such count shall be promptly supplied to the Agent accompanied by a report of the value (valued at FIFO) of such Inventory. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall conduct such a physical count of the Inventory at such other times and as of such other dates as the Agent shall reasonably request. In addition to, and not in limitation of, the foregoing, at any time and from time to time the Agent may conduct (or engage third parties to conduct) such field examinations, appraisals, verifications and evaluations of the Collateral as the Agent shall deem necessary or appropriate in the exercise of its sole discretion and shall provide copies of such examinations, appraisals, verifications and evaluations to the Lenders; PROVIDED, that, so long as an Event of Default shall not have occurred and be continuing or so long as Availability has not fallen below $40.0 million for more than three (3) consecutive Business Days, the Agent shall not conduct (or engage third parties to conduct) field examinations, appraisals, verifications and evaluations of the Collateral more than once in any Fiscal Year. If any Inventory of a Borrower is at any time hereafter stored or located at any warehouse not owned or leased by such Borrower, then such Borrower shall promptly deliver to such warehouseman notification of the Agent's Lien on such Inventory and shall take such other steps as the Agent reasonably requires to perfect its Liens thereon.

     7.3 CORPORATE EXISTENCE AND COMPLIANCE WITH LAWS. Each Borrower shall, and shall cause each of its Subsidiaries to, (A) maintain its corporate existence (except that Subsidiaries of any Borrower may merge with wholly-owned Subsidiaries of such or any other Borrower upon providing the Agent with prior written notice) and maintain in full force and effect all licenses, bonds, franchises, leases, trademarks and qualifications to do business, and all patents, contracts and other rights necessary or advisable to the profitable conduct of their businesses except as would not reasonably be expected to have a Material Adverse Effect, and (B) comply, in all material respects, with all Requirements of Law applicable to its business, its operations and to the Collateral.

     7.4 ERISA. Each Borrower shall deliver to the Agent for the benefit of the Lenders, at the such Borrower's expense, the following information at the times specified below:

          (A) within ten (10) days after a request by the Agent, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Title IV Plan;


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          (B) within ten (10) days after a request by the Agent, copies of each actuarial report for any Title IV Plan, Multiemployer Plan or Retiree Welfare Plan and each annual report for any Multiemployer Plan;

          (C) within ten (10) days upon the occurrence thereof, notification of any increase in the benefits of any existing Title IV Plan or the establishment of any new Title IV Plan or the commencement of contributions to any Title IV Plan to which such Borrower, any Subsidiary of such Borrower or any ERISA Affiliate was not previously contributing;

          (D) concurrent with (i) the filing of a notice with the PBGC with respect to any Reportable Event which requires by regulation 30 days advance notice and (ii) the date of the Reportable Event for any Reportable Event which by regulation post-event notice is required to be filed with the PBGC, a description of the facts and circumstances which constitute the Reportable Event for which a filing with the PBGC is required under Section 4043 of ERISA; and

          (E) within three (3) days upon the occurrence thereof, any event or condition referred to in CLAUSES (I) THROUGH (VII) of SECTION 9.1(I), whether or not such event or condition shall constitute an Event of Default.

     Each Borrower and its Subsidiaries shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, and all other Requirements of Law, other than to the extent that such Borrower or any such Subsidiary (I) is in good faith contesting by appropriate proceedings the validity or application of any such provision, law, rule, regulation or interpretation and (II) has made an adequate reserve or other appropriate provision therefor as required in order to be in conformity with GAAP.

          7.5 BOOKS AND RECORDS. Each Borrower agrees to maintain, and to cause each of its Subsidiaries to maintain, books and records, including those pertaining to the Collateral, in such detail, form and scope as is consistent with good business practice, and agrees that, upon the reasonable request of the Agent, such books and records will reflect the Agent's and Lenders' respective interests in its Accounts. Each Borrower agrees that the Agent or its agents may enter upon the premises of such Borrower or any Domestic Subsidiary of such Borrower at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence of a Default, and which has not otherwise been waived pursuant to SECTION 11.10, for the purposes of (A) conducting field examinations and appraisals and inspecting, evaluating and verifying the Collateral, (B) inspecting and/or copying (at such Borrower's expense) any and all records pertaining thereto and (C) discussing the business affairs and prospects and financial condition of such or any other Borrower and each Subsidiary of such or any other Borrower with any officers, employees and directors of such Borrower or such Subsidiary or with the Auditors. Each Borrower shall give the Agent ten
(10) days prior written notice of any change in the location of any Collateral or in the location of its chief executive office or place of business from the locations specified in SCHEDULE B, and each Borrower shall execute in advance of such change and cause to be filed and/or delivered to the Agent any financing statements, Collateral Access Agreements or other documents reasonably required by the Agent, all in form and substance satisfactory to the Agent. Each Borrower agrees to advise the Agent promptly, in sufficient detail, of any substantial


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changes relating to the type, quantity or quality of the Collateral, or any event which singly or in the aggregate reasonably be expected to have a Material Adverse Effect on the value of the Collateral or on the Liens granted for the benefit of the Agent, the Lenders and the Issuing Banks thereon.

     7.6 COLLATERAL RECORDS. Each Borrower agrees to execute and promptly deliver, and to cause each of its Domestic Subsidiaries to execute and promptly deliver, to the Agent, from time to time, solely for the Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as the Agent may reasonably require, including those described in SECTION 7.1 of this Credit Agreement, designating, identifying or describing the Collateral. The failure by any Borrower or any Domestic Subsidiary of any Borrower, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Credit Documents.

     7.7 SECURITY INTERESTS. Each Credit Party shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Each Credit Party shall, upon the reasonable request of the Agent, comply with the requirements of all state and federal laws in order to grant to the Agent, the Lenders and the Issuing Banks valid and perfected first priority security interests subject to CLAUSE (B) of SECTION 8.3 and Liens identified on SCHEDULE B, PART 8.3 as being prior to Agent's Liens in the Collateral, with perfection, in the case of any investment property, being effected by giving the Agent control of such investment property and by the filing of a UCC financing statement with respect to such investment property. The Agent is hereby authorized by each Borrower to file any UCC financing statements covering the Collateral whether or not such Borrower's signatures appear thereon. Each Borrower shall, and shall cause each of its Subsidiaries to, do whatever the Agent may reasonably request, from time to time, to effect the purposes of this Credit Agreement and the other Credit Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; entering into Control Agreements with respect to any deposit account, investment account, securities account, commodity account or any other similar account permitted to be maintained by any Borrower or any Subsidiary of any Borrower hereunder; cooperating with the Agent's representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees; and, paying claims which might, if unpaid, become a Lien on the Collateral.

     7.8 INSURANCE; CASUALTY LOSS. Each Borrower agrees to maintain, and to cause each of its Subsidiaries to maintain, public liability insurance, third party property damage insurance and replacement value insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times reasonably prudent. All policies covering the Collateral (which for purposes hereof shall include business interruption insurance) are to name the Agent as an additional insured and the loss payee in case of loss, and are to contain such other commercially reasonable provisions as the Agent may require to fully protect the interest of the Lenders in the Collateral and to any payments to be made under such policies. Each Borrower shall provide written notice to the Agent of the occurrence of any of the following events within five (5) Business Days after the occurrence of such event: any asset or property owned or used by such Borrower or any of its Domestic Subsidiaries is (A) damaged or destroyed, or suffers any other loss; or (B) condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so


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as to render impracticable or unreasonable the use of such asset or property for the purposes for which such asset or property was used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value which is in excess of $2.0 million as determined by the Funds Administrator and approved by the Agent (collectively, a "CASUALTY Loss"). Each Borrower shall diligently file and prosecute, or cause to be filed and prosecuted, all claims for any award or payment in connection with a Casualty Loss with respect to such Borrower. In the event of a Casualty Loss with respect to any Borrower, such Borrower shall deliver to Agent a Pro Forma Borrowing Base Certificate setting forth the change in the Borrowing Base as a result of such Casualty Loss and, promptly upon receipt of any and all insurance proceeds and payments received by such Borrower or any of its Domestic Subsidiaries on account of such Casualty Loss, shall pay to the Agent (I) if all of the conditions specified in SECTION 5.2 are met at such time, the amount by which the Total Exposure exceeds the Borrowing Base as reflected in such Pro Forma Borrowing Base Certificate or (II) if any condition specified in SECTION
5.2 is not met at such time, the amount by which the Borrowing Base is reduced as a result of such Casualty Loss as reflected in such Pro Forma Borrowing Base Certificate. The Agent shall apply an amount of such proceeds equal to the change in the Borrowing Base as reflected in the Pro Forma Borrowing Base Certificate to payment of accrued and unpaid interest or outstanding principal under Loans or any other Obligations then due and payable hereunder. After the occurrence and during the continuance of an Event of Default, (I) no settlement on account of any such Casualty Loss with respect to any Borrower shall be made without the consent of the Agent and (II) the Agent may participate in any such proceedings and the applicable Borrower shall deliver to the Agent such documents as may be requested by the Agent to permit such participation and shall consult with the Agent, its attorneys and agents in the making and prosecution of such claim or claims. Each Borrower hereby irrevocably authorizes and appoints the Agent its attorney-in-fact, and agrees that, upon request, it will cause each Subsidiary of such Borrower to authorize and appoint the Agent its attorney-in-fact, after the occurrence and during the continuance of an Event of Default, to collect and receive any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, and each Borrower shall, upon demand of the Agent, make, execute and deliver, and cause each of its Domestic Subsidiary to make, execute and deliver, any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to the Agent for the benefit of the Agent, the Lenders and the Issuing Banks, free and clear of any encumbrances of any kind or nature whatsoever.

     7.9 BORROWER'S TAXES. Each Borrower agrees to pay, when due, and to cause each of its Subsidiaries to pay when due, all Borrower Taxes lawfully levied or assessed against such Borrower, any Subsidiary of such Borrower or any of their properties, including any of the Collateral, before any penalty or interest accrues thereon; PROVIDED that, unless such Borrower's Taxes have become a tax or ERISA Lien on any of the assets of such Borrower or any such Subsidiary, no such Borrower Taxes need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted, and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.


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     7.10 ENVIRONMENTAL MATTERS. Each Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to the ownership or use of its Real Property Assets now or hereafter owned or operated by any Borrower or any of its Subsidiaries, will pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property Assets free and clear of any Environmental Liens (other than Permitted Liens). No Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on, at or from any Real Property Assets now or hereafter owned or operated by such Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property Assets except for Hazardous Materials used or stored at any such Real Property Assets in compliance with all applicable Environmental Laws and reasonably required in connection with the business of such Borrower and its Subsidiaries or the operation, use and maintenance of any such Real Property Assets. If any Borrower or any of its Subsidiaries or any tenant or occupant of any Real Property Assets owned or operated by any Borrower or any of its Subsidiaries causes or permits any intentional or unintentional act or omission resulting in the presence or Release of any Hazardous Material in a quantity or concentration sufficient to require reporting or to trigger an obligation to undertake investigation, clean-up, response or other corrective action under applicable Environmental Laws, each Borrower agrees to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any action required pursuant to Environmental Laws with respect to such Hazardous Materials except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; PROVIDED that no Borrower nor any of its Subsidiaries shall be required to undertake any action while the requirement to undertake such action is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such action to the extent required in accordance with GAAP.

     7.11 USE OF PROCEEDS. The initial Loans made to the Borrowers hereunder shall be used by the Borrowers to repay the Existing Loans and to pay the costs and expenses of the transactions contemplated by this Credit Agreement which are due and payable on the Closing Date, including the Fees and Expenses due on the Closing Date pursuant to ARTICLE 4; and the proceeds of any subsequent Loans made hereunder shall be used by the Borrowers solely for the Borrowers' working capital purposes and for general corporate purposes. The Borrowers shall not use any portion of the proceeds of any such Loans for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

     7.12 FISCAL YEAR. Each Borrower agrees to maintain its fiscal year as a year ending December 31 unless otherwise required by law, in which case such Borrower will give the Agent at least thirty (30) days prior written notice thereof.

     7.13 NOTIFICATION OF CERTAIN EVENTS. Each Borrower agrees that it shall promptly (but, in the case of CLAUSE (G), in any event within two (2) Business Days after such Borrower learns of any such proceeding, change, development or event) notify the Agent (and the Agent shall promptly notify each Lender) of:


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          (A) any Material Contract of such Borrower or any of its Subsidiaries that is terminated or amended in any material respect or any new Material Contract that is entered into (in which event such Borrower shall, upon request, provide the Agent with a copy of such Material Contract);

          (B) the entry of any order, judgment or decree in excess of $1,000,000 against such Borrower or any of its Subsidiaries or any of their respective properties or assets;

          (C) receipt by such Borrower or any of its Subsidiaries of any notification of a material violation of any Requirement of Law from any Governmental Authority;

          (D) the enactment or promulgation of any Requirement of Law or any other actual or prospective change, development or event which in each case has had or would reasonably be expected to have a Material Adverse Effect;

          (E) any proceedings being instituted or threatened to be instituted by or against such Borrower or any of its Subsidiaries, before any Governmental Authority or arbitrator which is seeking injunctive relief or damages in excess of $5.0 million;

          (F) any Event of Default or Default;

          (G) the occurrence of any "Event of Default" or "Default" (as each such term is defined in the applicable credit agreement) under the First Lien Credit Facility or the Second Lien Credit Facility; and

          (H) any other event which would reasonably be expected to have a Material Adverse Effect.

     7.14 INTELLECTUAL PROPERTY. Each Borrower shall, and shall cause each of its Subsidiaries to, do and cause to be done all things necessary to preserve and keep in full force and effect all of such Person's Intellectual Property except for such Intellectual Property that is obsolete, unnecessary to any Credit Party's business or having no or negligible value.

     7.15 MAINTENANCE OF PROPERTY. Each Borrower agrees to keep, and to cause each of its Subsidiaries to keep, all tangible property useful and necessary to its respective businesses in good working order and condition (ordinary wear and tear and damage by casualty excepted) in accordance with their past operating practices and not to commit or suffer any waste with respect to any of its properties; provided, such Borrower and its Subsidiaries may cease to maintain in good working order and condition any such property which, in the reasonable judgment of such Borrower, has become uneconomic, obsolete or worn out.

     7.16 FURTHER ASSURANCES. Each Credit Party shall take all such further actions and execute all such further documents and instruments as the Agent may at any time reasonably determine in its sole discretion to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to perfect or protect the Liens (and the priority status thereof) of the Agent on the Collateral.


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     7.17 ANNUAL MEETINGS WITH LENDERS. At any time upon the reasonable request of the Agent, and in any event at least once per Fiscal Year, Wellman shall hold a meeting (at a mutually agreeable location and time or at the option of the Agent, by conference call) with all of the Lenders at which meeting shall be reviewed the financial results of the previous Fiscal Year and the financial condition of Wellman and its Subsidiaries and the budgets presented for the current Fiscal Year of Wellman and its Subsidiaries.

     7.18 INTEREST RATE PROTECTION. On the Closing Date and at all times thereafter, Borrowers shall have at least $150 million of fixed rate Indebtedness or $150 million of Indebtedness subject to Interest Rate Agreements (or some combination thereof), in each case with interest rates at levels reasonably acceptable to the Agent.

     7.19 ADDITIONAL SECURITY.

          (A) Wellman agrees to cause each Domestic Subsidiary (other than GuardWell) to become a party to the Domestic Subsidiary Guaranty and the Domestic Security Agreement in accordance with the terms thereof;

          (B) Wellman agrees to pledge (or to cause its Domestic Subsidiaries to pledge) all of the Capital Securities of each new Domestic Subsidiary that is not an Immaterial Subsidiary and 65% (or such other percentage so that there could be no adverse tax consequence) of the Capital Securities of each first tier Foreign Subsidiary that is not an Immaterial Subsidiary established, acquired, created or otherwise in existence after the Closing Date to Collateral Agent for the benefit of the Secured Parties pursuant to the terms of the Pledge Agreement promptly, and in any event, within ten (10) days of the creation of such new Subsidiary;

          (C) Wellman will, and will cause each of its Domestic Subsidiaries to, take all necessary action requested by the Agent, including (i) the filing of appropriate financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to grant the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreement a perfected Lien (subject only to Permitted Liens) in such Collateral pursuant to and to the full extent required by the Security Documents and this Credit Agreement;

          (D) Upon the refinancing of the Second Lien Credit Facility, if any First Lien Credit Facility has a junior Lien on the Collateral, Wellman will, and will cause each of its Domestic Subsidiaries to, take all necessary action to grant to the Agent, for the benefit of the Agent and the Lenders, a perfected Lien (subject only to Permitted Liens and the Lien of the lenders under the First Lien Credit Facility) on the First Lien Credit Facility Collateral to the extent permitted under the First Lien Credit Facility, including without limitation and without modifying the provisions of CLAUSE (E) below, delivery of the documents specified on EXHIBIT J in each case in form and substance satisfactory to the Agent. The Lenders hereby authorize the Agent to enter into an amendment or amendment and restatement of the Intercreditor Agreement and the other Collateral Documents in connection with such additional grant of security.

          (E) The security interests required to be granted pursuant to this
SECTION 7.19 shall be granted pursuant to such security documentation (which shall be substantially similar to


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the Security Documents already executed and delivered by Wellman) (the
"ADDITIONAL SECURITY DOCUMENTS") reasonably satisfactory in form and substance to Agent and the Majority Lenders and shall constitute valid and enforceable first priority perfected security interests subject to no other Liens except Permitted Liens. The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of Collateral Agent for the benefit of the Lenders, required to be granted pursuant to the Additional Security Document and, all taxes, duties, levies, imposes, deductions, assessments, charges, withholdings, fees and other charges payable in connection therewith shall be paid in full by Wellman. At the time of the execution and delivery of the Additional Security Documents, Wellman shall cause to be delivered to Agent such agreements, opinions of counsel and other related documents as may be reasonably requested by Agent or the Majority Lenders to assure themselves that this SECTION 7.19 has been complied with.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

     Until the Expiration Date and payment and satisfaction of all Obligations (other than contingent indemnification obligations not due and payable), each Borrower agrees that:

     8.1 MINIMUM CONSOLIDATED FIXED CHARGE COVERAGE RATIO. If a Liquidity Event occurs and is continuing during any Fiscal Quarter, then the Borrowers shall have had at the end of the most recently completed four Fiscal Quarter period for which a compliance certificate has been delivered pursuant to SECTION 7.1(A) or 7.1(B), as applicable, a Consolidated Fixed Charge Coverage Ratio of not less than 1.00 to 1.00.

     8.2 NO ADDITIONAL INDEBTEDNESS. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, incur, create, assume or suffer to exist any Indebtedness other than:

          (A) Indebtedness arising under this Credit Agreement and the other Credit Documents; and

          (B) a Borrower and its Subsidiaries may incur and remain liable with respect to obligations incurred under Derivative Transactions, entered into in the ordinary course of business and not for speculative purposes;

          (C) subject to SECTION 8.8(F), a Borrower and its Subsidiaries may incur and remain liable with respect to Intercompany Indebtedness, subject to no Lien held by any Person other than a Borrower or a Subsidiary Guarantor or a Lien permitted by this Credit Agreement, PROVIDED, HOWEVER, that all Intercompany Indebtedness owed by the Borrowers and/or any of the Subsidiary Guarantors, on the one hand, to the Subsidiaries which are not Credit Parties, on the other, incurred under this CLAUSE (C) shall be Subordinated Indebtedness;

          (D) a Borrower and its Subsidiaries may incur and remain liable with respect to Indebtedness incurred (I) in respect of Capitalized Lease Obligations, (II) to finance the purchase price of equipment, fixtures and any other similar property or the remodeling or other


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improvement costs of any facility of such Borrower or any of its Subsidiaries or
(III) to finance the purchase price of any Real Property; PROVIDED that the aggregate amount of Indebtedness incurred under this CLAUSE (D) shall not exceed $25.0 million at any time outstanding;

          (E) the Borrowers and the Subsidiary Guarantors may guarantee Indebtedness of the Borrowers or any Subsidiary if the Indebtedness so guaranteed is permitted under this Credit Agreement;

          (F) the Borrowers and their Subsidiaries may incur and remain liable with respect to other Indebtedness in an aggregate amount not to exceed at any time outstanding $25.0 million;

          (G) the Borrowers and their Subsidiaries may incur and remain liable with respect to Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

          (H) the Borrowers and their Subsidiaries may incur and remain liable with respect to Indebtedness constituting letters of credit and reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims and with respect to Indebtedness arising from agreements providing for indemnification, adjustment of purchase price incurred or assumed with the disposition or acquisition of any business;

          (I) the Borrowers and their Subsidiaries may incur and remain liable with respect to obligations in respect of performance and surety bonds and completion guarantees provided by a Borrower or any of their Subsidiaries in the ordinary course of business;

          (J) the Borrowers and their Subsidiaries may guarantee obligations of the lessee under any lease pursuant to which any Borrowers or any their Subsidiaries is the lessee so long as such lease is otherwise permitted hereunder;

          (K) Wellman and its Subsidiaries may incur and remain liable with respect to up to an aggregate principal amount of $265 million under the Second Lien Credit Facility or such larger amount as is advanced thereunder less the amount of all repayments required to be made thereunder (including all repayments with the proceeds of the Financing Transactions);

          (L) Wellman and its Subsidiaries may incur and remain liable with respect to up to an aggregate principal amount of (I) prior to repayment in full and termination of the Second Lien Credit Facility $185 million under the First Lien Credit Facility or such larger amount as is advanced thereunder, and (II) after repayment in full and termination of the Second Lien Credit Facility, $300 million under the First Lien Credit Facility;

          (M) Indebtedness of Foreign Subsidiaries in an aggregate amount outstanding at the time of incurrence not to exceed the sum of (a) 80% of the accounts receivable of the Foreign Subsidiaries and (b) 50% of the inventory of the Foreign Subsidiaries, in each case as shown on the most recent balance sheets of such Foreign Subsidiaries;


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          (N) unsecured indebtedness of any Borrower and/or such Borrower's
Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the casualty and other insurance premiums to be paid by any Borrower and/or such Borrower's Subsidiaries for a one year period beginning on the date of any incurrence of such Indebtedness;

          (O) Indebtedness described on SCHEDULE B, PART 6.28;

          (P) a Borrower or its Subsidiaries may incur and remain liable with respect to any unsecured Indebtedness in an aggregate principal amount not to exceed $15 million at any time for the purpose of complying with Environmental Laws or orders or regulations of a Governmental Authority relating to noise levels or other similar nuisance matters;

          (Q) the Borrowers and their Subsidiaries may incur the Indebtedness described on EXHIBIT G hereto;

          (R) Wellman and its Subsidiaries may incur and remain liable with respect to the Senior Notes;

          (S) the Borrowers and their Subsidiaries may become and remain liable for Permitted Refinancing Indebtedness;

          (T) Wellman and its Subsidiaries may incur and remain liable with respect to the Convertible Notes; and

          (U) Wellman and its Subsidiaries may incur and remain liable with respect to Permitted Junior Debt, the net proceeds of which are applied to make Restricted Payments described in SECTION 8.7(D) within three (3) Business Days of the receipt thereof.

     8.3 NO LIENS; JUDGMENTS. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, mortgage, assign, pledge, transfer, create, incur, assume, suffer to exist or otherwise permit any Lien (whether as a result of a purchase money or title retention transaction, or other security interest, judgment or otherwise) to exist on any of its property, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the following (the "PERMITTED LIENS"):

          (A) Liens granted by such Borrower or Subsidiary pursuant to any Credit Document;

          (B) Liens listed on SCHEDULE B, PART 8.3 encumbering only the assets described therein and the proceeds thereof;

          (C) Purchase Money Liens and Liens securing Capitalized Lease Obligations to the extent permitted under SECTION 8.2(D);

          (D) Liens of warehousemen, mechanics, material men, workers, repairmen, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or which are being diligently contested in good faith by such Borrower or Subsidiary by appropriate proceedings;


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          (E) Attachment and judgment Liens securing outstanding liabilities of any Borrower or any Subsidiary of any Borrower which individually or in the aggregate for all such Liens are not in excess of $5.0 million for all Borrowers and their respective Subsidiaries combined (exclusive of (i) any amounts that are duly bonded to the reasonable satisfaction of the Agent or (ii) any amount adequately covered by insurance as to which the insurance company has not disclaimed or disputed in writing its obligations for coverage);

          (F) Liens for Borrower's Taxes not yet due and payable or which are being diligently contested in good faith by such Borrower by appropriate proceedings, provided that in any such case an adequate reserve is being maintained by such Borrower for the payment of same;

          (G) Deposits or pledges made by the Borrowers and their Subsidiaries in the ordinary course of business consistent with past practices to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance;

          (H) Deposits or pledges made by the Borrowers and their Subsidiaries to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

          (I) Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower or any Subsidiary of any Borrower;

          (J) Liens on the First Lien Credit Facility Collateral which secure the obligations under the First Lien Credit Facility, PROVIDED that any such Liens shall in all respects be subject and subordinate in priority to any Liens on such First Lien Credit Facility Collateral created or granted under any Collateral Document to the extent required under the Intercreditor Agreement;

          (K) Liens on the Second Lien Facility Collateral; PROVIDED that any such Liens on Second Lien Credit Facility Collateral which is Collateral securing the obligations under this Credit Agreement and the Credit Documents shall in all respects be subject and subordinate in priority to any Liens on such Collateral created or granted under any Security Agreement;

          (L) Liens on the assets of Foreign Subsidiaries to secure Indebtedness of Foreign Subsidiaries which is permitted by SECTION 8.2;

          (M) Liens arising due to the arrangements set forth in Tax Reduction Agreements on property subject to such agreements which does not constitute Collateral;

          (N) Extensions and renewals of the foregoing permitted Liens subject to the limitations set forth above; PROVIDED that the aggregate amount of such extended or renewed


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Liens is not increased and such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed; and

          (O) Liens securing Indebtedness permitted under SECTION 8.2(Q) so long as such Liens cover only the contract or products described in Section A of EXHIBIT G.

     8.4 NO SALE OF ASSETS. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, enter into any Asset Sale other than
(A) any disposition of Cash Equivalents or inventory in the ordinary course of business or the lease or sublease of any real or personal property in the ordinary course of business, (B) dispositions of non-core businesses or assets of non-core businesses, PROVIDED that (I) such dispositions are for fair value;
(II) seventy-five percent (75%) of the consideration (net of disposal costs) for each of such dispositions is received by the applicable Borrower or Subsidiary in the form of cash; (III) the cash consideration for such dispositions to the extent required to prepay Loans pursuant to SECTION 2.4(e) is immediately paid to the Agent for application in accordance with SECTION 2.5(C); and (IV) a Pro Forma Borrowing Base Certificate is delivered in accordance with SECTION 2.4(E);
(C) any disposition of assets or property in the ordinary course of business to the extent such property or assets are obsolete, worn out or no longer useful in such Borrower's or such Subsidiary's business and (D) any disposition of assets or property which, in the reasonable judgment of such Borrower, is uneconomical, obsolete, worn out or no longer useful in such Borrower's or such Subsidiary's business; (E) other dispositions of assets, provided that (I) such other dispositions are for fair value; (II) one hundred percent (100%) of the consideration (net of disposal costs) for each of such other dispositions is received by the applicable Borrower or Subsidiary in the form of cash; and (III) the aggregate consideration from and after the Closing Date for such other dispositions does not exceed, in the aggregate for all Borrowers and their respective Subsidiaries combined, $5,000,000.

     8.5 NO CORPORATE CHANGES. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, merge, consolidate, liquidate, wind up, dissolve or alter or modify any Credit Party's Governing Documents, or enter into or engage in any operation or activity materially different from that currently being conducted by Wellman and its Subsidiaries, except that subject to the requirements of SECTION 7.19 or any of the Security Documents (A) any Credit Party or any Subsidiary of a Credit Party may be merged, consolidated or liquidated with or into, as the case may be, such or any other Credit Party so long as (I) a Credit Party shall be the continuing or surviving entity and (II) no Default or Event of Default shall exist or result therefrom; (B) any Credit Party may alter or modify such Person's Governing Documents if such alteration or modification would not have an adverse impact on the rights, remedies or other interests of the Agent or the Lenders under the Credit Documents as reasonably determined by the Agent, and (C) any Foreign Subsidiary may merge, consolidate, liquidate, wind up or dissolve into any Credit Party or any other Foreign Subsidiary.

     8.6 NO GUARANTIES. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, issue or assume any Guaranty with respect to the liabilities of any other Person, including any Subsidiary or Affiliate of such or any other Borrower, except (A) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (B) by the giving of indemnities in connection with the sale of Inventory or other asset dispositions permitted hereunder, (C) Indebtedness permitted to be


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incurred pursuant to SECTION 8.2 and (d) guarantees of contractual obligations of its Foreign Subsidiaries (to the extent not constituting Indebtedness of such Foreign Subsidiary) to suppliers of goods and services entered into in the ordinary course of business not to exceed $10 million in the aggregate at any time.

     8.7 NO RESTRICTED PAYMENTS. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly make any Restricted Payment except:

          (A) dividends and distributions by Subsidiaries of Wellman paid to Wellman or any other Wholly-Owned Subsidiary of Wellman,

          (B) so long as no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment and any related Indebtedness incurred to make such Restricted Payment, dividends or distributions by Wellman to holders of its Common Stock of up to $.09 per share per quarter (as adjusted for stock splits and combinations),

          (C) redemptions or repurchases of Capital Securities held by former officers, directors or employees following the death, retirement, disability, or termination of employment or service so long as such redemptions and repurchases from and after the Closing Date do not exceed $4.0 million in the aggregate,

          (D) so long as (I) no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment and any related Indebtedness incurred to make such Restricted Payment and Thirty-Day Average Availability is not less than $60 million (calculated on a pro forma basis giving effect to such payments and incurrence as if they had occurred on the first day of the period used to calculate Thirty-Day Average Availability) and
(II) the Second Lien Credit Facility has been repaid in full and terminated with the proceeds of Indebtedness permitted to be incurred under SECTION 8.2 and/or the proceeds from the issuance of Capital Securities of Wellman (other than Disqualified Capital Securities), (A) on and after June 1, 2008, dividends or distributions by Wellman to holders of Wellman Preferred Stock to the extent required to be paid in cash by Wellman's Governing Documents, and (B) the repurchase or redemption by Wellman of all or any portion of the Wellman Preferred Stock; PROVIDED, that the amount of cash derived from sources other than the issuance of Permitted Junior Debt and Wellman's common stock (both issued in connection with the Preferred Stock Transaction) used to make such Restricted Payment for all shares to be so repurchased or redeemed at such time shall not exceed $75 million multiplied by a fraction the numerator of which is the accreted value of all Wellman Preferred Stock to be purchased or redeemed at such time and the denominator of which is the accreted value of all shares of Wellman Preferred Stock at such time (calculated as if no such shares have previously been purchased or redeemed); PROVIDED, further that a Responsible Officer shall deliver to the Agent a certificate certifying to the calculations set forth above and attaching such supporting materials as shall be reasonably requested by the Agent,

          (E) repurchases of Permitted Junior Debt with Permitted Refinancing Indebtedness in respect thereof.


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     8.8 NO INVESTMENTS. No Borrower shall, or shall permit any of its
Subsidiaries to, directly or indirectly, make any Investment in any Person or consummate or agree to make an Acquisition other than:

          (A) Advances or loans made in the ordinary course of business to employees;

          (B) Cash Equivalents, subject to the requirement of SECTION 8.15;

          (C) Interest-bearing demand or time deposits (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program, subject to the requirement of
SECTION 8.15, however, provided that such Borrower may, in the ordinary course of its business, maintain in its disbursement accounts from time to time accounts in excess of then applicable FDIC or other program insurance limits;

          (D) Guaranties permitted under SECTION 8.6;

          (E) Investments by Borrowers in any Borrower or Subsidiary Guarantor or the Subsidiary Guarantors in other Subsidiary Guarantors or any Borrower; PROVIDED that (I) each such Borrower and Subsidiary Guarantor shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent, (II) at the time any such intercompany transaction is made, and after giving effect thereto, each such Borrower is Solvent as described in SECTION 6.2 hereto, (III) no Default or Event of Default exists or would occur after giving effect to such intercompany transaction; and (IV) if in the form of an intercompany loan, the obligations of each Borrower or Subsidiary Guarantor under any such intercompany loan shall be subordinated to the Obligations of such Borrower or Subsidiary Guarantor hereunder in a manner reasonably satisfactory to the Agent;

          (F) So long as no Default or Event of Default has occurred and is continuing, (I) Investments consisting of intercompany loans by any Credit Party to any Foreign Subsidiary made after February 10, 2004, in an amount not in excess of $15.0 million in the aggregate at any time outstanding, (II) Investments other than intercompany loans made by any Credit Party in any Foreign Subsidiary after February 10, 2004, in an amount not in excess of $5.0 million in the aggregate at any time outstanding and (III) Investments by any Credit Party in any Foreign Subsidiary made after February 10, 2004, in an amount not to exceed the amount of cash received by Credit Parties (whether as a return of capital, dividend, loan, interest or otherwise, but excluding trade payables or proceeds of asset sales between any Credit Party and any Foreign Subsidiary) from any Foreign Subsidiaries after February 10, 2004 but without duplication of amounts already credited in determining the amount of loans or other Investments permitted under CLAUSES (I) and (II) of this SECTION 8.8(F);

          (G) Investments made in connection with Acquisitions, PROVIDED that;

          (I) on the date of consummation of each such Acquisition, the Agent shall have received a certificate duly executed by a Responsible Officer of Wellman certifying that the financial condition referred to in CLAUSE (II) below with respect thereto is satisfied, together with evidence thereof reasonably satisfactory to the Agent,


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          (II) the Consolidated Fixed Charge Coverage Ratio, determined on a pro forma basis for the period of four (4) consecutive Fiscal Quarters ending on the last day of the last completed Fiscal Quarter immediately preceding the proposed date of consummation of such Acquisition (on the assumption such Acquisition occurred on the first day of such four Fiscal Quarter period and using historical results of the Consolidated Entity and the related Acquisition Target for such period), shall be at least equal to the minimum ratio with respect to such period required pursuant to SECTION 8.1 (calculated without regard to the Availability requirement in SECTION 8.1),

          (III) each such Acquisition shall be consummated (X) in accordance with all material applicable Requirements of Law and the applicable Borrower and Acquisition Target shall have obtained all material consents and approvals of Governmental Authorities necessary in connection therewith and with the business operations of the related Acquisition Target after such Acquisition and (Y) pursuant to such agreements, documents and instruments as shall be in each case in form and substance reasonably satisfactory to the Agent,

          (IV) the related Acquisition Target shall be engaged in the same or substantially similar lines of business being conducted by the Borrowers on the Closing Date (or reasonable extensions thereof) and shall become or be merged into or be acquired by a Domestic Subsidiary contemporaneously with the consummation of such Acquisition,

          (V) no Default or Event of Default shall exist at the time of consummation thereof or would result therefrom,

          (VI) after giving effect to each such Acquisition, the Leverage Ratio for the twelve month period ending as of such day, is less than 3.0 to 1.00, and

          (VII) proceeds of Loans may be used to consummate (or make cash earnout payments in respect of) an Acquisition after the Closing Date only to the extent that (A) after giving effect to such Acquisition (or cash earnout payment, as the case may be), Average Excess Availability is at least equal to the greater of (X) $75,000,000 and (Y) the aggregate proceeds of Loans used to consummate such Acquisition (or make such cash earnout payment, as the case may be), and (B) the aggregate purchase price (including all Indebtedness assumed in connection therewith) after the Closing Date does not exceed $35,000,000 less the aggregate purchase price of all Acquisitions consummated pursuant to the following paragraph;

     Notwithstanding the limitations above, a Credit Party may make one or more Acquisitions from and after the Closing Date to the extent that the aggregate purchase price (including all Indebtedness assumed in connection with such Acquisition) of all such Acquisitions made from and after the Closing Date does not exceed $5.0 million, PROVIDED further that any such Acquisition shall only be subject to compliance with CLAUSES (I), (III), (IV) and (V) above.


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          (H) Investments existing on the Closing Date and set forth on SCHEDULE
B, PART 8.8.

          (I) So long as no Default or Event of Default has occurred and is continuing or would occur as the result thereof, any other Investment after the Closing Date in any other Person, the amount of all such Investments shall not exceed $5.0 million in the aggregate;

          (J) Cash and Cash Equivalents in a depository account in the name of the Agent and within the Agent's sole dominion and control (the "INVESTMENT ACCOUNT"), in which the Agent shall have at all times a perfected security interest for the benefit of the Secured Parties (as defined in the Security Agreement);

          (K) Investments by the Borrowers in the amounts, subject to the conditions and of the types described on EXHIBIT G.

          (L) Such other Investments as the Agent may approve in writing in its sole discretion.

     8.9 NO AFFILIATE TRANSACTIONS. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with an Affiliate, including the purchase, sale or exchange of property or the rendering of any service to any other Borrower or Subsidiary of a Borrower or other Affiliate of a Borrower and whether or not such transaction would otherwise be permitted under any of the other provisions of the Credit Documents, unless (A) such transaction is entered into in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business, as the case may be, and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than could be obtained in a comparable arms-length transaction with an unaffiliated Person or (B) such transaction is entered into exclusively between or among Borrowers and Subsidiaries so long as such transaction would not reasonably be expected to have a Material Adverse Effect or an adverse effect on the Collateral.

     8.10 LIMITATION ON TRANSACTIONS UNDER ERISA. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly:

          (A) amend, or permit any ERISA Affiliate to amend, a Title IV Plan resulting in an increase in current liability for the plan year such that any of such Borrower, any Subsidiary of such Borrower or any ERISA Affiliate is required to provide security to such a Title IV Plan under Section 40l(a)(29) of the Code;

          (B) allow the representation made in SECTION 6.15 to be untrue at any time;

          (C) cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or cause or permit to occur a Termination Event the extent such Termination Event would reasonably be expected to have a Material Adverse Effect;


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          (D) allow the Unfunded Pension Liabilities of a Title IV Plan or all
Title IV Plans to increase to a level which would reasonably be expected to require contributions to such Title IV Plans to have a Material Adverse Effect; or

          (E) adopt or terminate any Retiree Welfare Plan if either such adoption or termination would reasonably be expected to result in a Material Adverse Effect.

     8.11 MATERIAL AMENDMENTS OF INDEBTEDNESS. The Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly, amend or otherwise change (or waive) the terms of its Governing Documents, any documents evidencing or relating to the First Lien Credit Facility, the Second Lien Credit Facility, the Convertible Notes, any Permitted Junior Debt, the Senior Notes or any refinancing thereof, in each case, if the effect of such amendment, change or waiver would be to (I) cause all or any portion of the principal amount of any Indebtedness under such document to be payable, or to cause any redemption of any Capital Securities under such document, earlier than scheduled at the Closing Date, except to the extent such prepayment or redemption would be permitted by SECTION 8.16 without giving effect to such amendment, modification or waiver; (II) make the covenants, redemption provisions, mandatory prepayment provisions or events of default contained in such document more burdensome in any material respect to the Borrowers and their Subsidiaries, taken as a whole; or (III) increase the amount of or accelerate the payment of dividends or other amounts payable under any Capital Securities other than Wellman's common stock; PROVIDED, that the entering into of any refinancing or extension thereof with Permitted Refinancing Indebtedness otherwise permitted under this Credit Agreement shall not be prohibited by this SECTION 8.11

     8.12 ADDITIONAL RESTRICTIVE COVENANTS. No Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective (A) any consensual restriction limiting the ability (whether by covenant, event of default, subordination or otherwise and including any such the effect of which is to require the providing of equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) to (I) pay dividends or make any other distributions on shares of its Capital Securities held by any Borrower or any other Subsidiary of any Borrower; (II) pay any Liability owed to any Borrower or any other Subsidiary or any Borrower; (III) make any loans or advances to other Investments in any Borrower or in any other Subsidiary of any other Borrower; or
(IV) create or permit to exist any Lien upon the assets of any Borrower or any Subsidiary of any Borrower, other than Liens permitted under SECTION 8.3; or (B) any contractual obligation which may restrict or inhibit the Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default; other than Permitted Restrictive Covenants.

     8.13 NEW COLLATERAL LOCATIONS. No Borrower shall, or shall permit any of its Subsidiaries to, open or establish any new location within the United States or Canada unless such Person (A) provides Agent with ten (10) days prior written notice of any such new location, (B) delivers to Agent, duly executed by the appropriate Person(s) where applicable, such Collateral Access Agreements and other agreements, documents and instruments as Agent shall require to protect Agent's interests in the Collateral at such location and (C) delivers to Agent such amendments to SCHEDULE B, PARTS 6.1 and 6.8 as are required to make such disclosures complete and accurate.


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     8.14 NEW ACCOUNTS. Except with the prior written notice to the Agent, no
Borrower shall, or shall permit any of its Domestic Subsidiaries to, directly or indirectly, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than the Depository Accounts, the Concentration Account, the Investment Account and the other accounts set forth on SCHEDULE B, PART 6.34.

     8.15 NO EXCESS CASH. Other than amounts on deposit in the Lockbox, the Depository Accounts, the Investment Account, the Concentration Accounts, and other accounts maintained at DBTCo and subject to a Control Agreement, no Borrower shall, or shall permit any of its Domestic Subsidiaries to, directly or indirectly, maintain in the aggregate in all of the accounts described in SCHEDULE B, PART 6.34, or otherwise, total cash balances and Cash Equivalents in excess of $20.0 million (or $5.0 million during a Liquidity Event) for more than five (5) consecutive Business Days if at any time during such period Loans are outstanding in an amount equal to or in excess of $20 million, it being understood that Cash and Cash Equivalents held in a Rabbi or irrevocable trust account for the benefit of employees or former employees shall not be deemed to be Cash or Cash Equivalents of any Credit Party; PROVIDED HOWEVER that if at any time the amount of outstanding Loans is less than $20 million for five (5) consecutive Business Days, the Borrowers and their Domestic Subsidiaries shall not be bound by the preceding clause of this SECTION 8.15 unless at any point thereafter the amount of outstanding Loans equals or exceeds $20 million.

     8.16 VOLUNTARY PREPAYMENT OF DEBT. No Credit Party shall voluntarily, directly or indirectly, pay, prepay, redeem, or purchase, or deposit funds or property for the payment (including, without limitation, a payment in respect of any sinking fund or defeasance), of any Indebtedness outstanding under the First Lien Credit Agreement, the Second Lien Credit Agreement, the Senior Notes, the Convertible Notes, any Permitted Junior Debt or any Permitted Refinancing Indebtedness in respect of any of the foregoing except:

          (A) prepayments of Indebtedness under the First Lien Credit Facility with Indebtedness incurred under another First Lien Credit Facility;

          (B) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other prepayments of Indebtedness under the First Lien Credit Facility not to exceed $30 million in any Fiscal Year or $75 million in the aggregate after the Closing Date; provided, that such prepayments are made solely with (I) the net cash proceeds from the issuance of Capital Securities of Wellman (other than Disqualified Capital Securities) or
(II) to the extent Average Excess Availability is at least $90 million after giving pro forma effect to such prepayment as if such prepayment had occurred on the first day of the period for which Average Excess Availability is calculated, cash on hand or Loans hereunder;

          (C) prepayment in full of the Second Lien Credit Agreement with proceeds of the Financing Transactions; and

          (D) the Senior Notes, Convertible Notes and Permitted Junior Debt (and any Permitted Refinancing Indebtedness in respect of the foregoing) may be prepaid with Permitted Refinancing Indebtedness to the extent permitted to be incurred under SECTION 8.2.


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For the purposes of this SECTION 8.16, a "payment" shall include the transfer of any asset or the incurrence of any Indebtedness or other Liability (the amount of any such payment to be the fair market value of such asset or the amount of such obligation, respectively) but shall not include the issuance by such Person to the holders of a class or series of a class of its Capital Securities of the same class and, if applicable, series, other than, in the case of any Borrower or any Subsidiary of any Borrower, Disqualified Capital Securities.

     8.17 LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES. No Borrower will permit any of its Subsidiaries to issue any Preferred Stock (other than to a Borrower or to a Wholly-Owned Subsidiary of a Borrower) or permit any Person (other than a Borrower or a Wholly-Owned Subsidiary of a Borrower) to own any Preferred Stock of any Subsidiary of a Borrower, except with respect to Foreign Subsidiaries as part of a tax reduction program for executives of such Foreign Subsidiaries similar to the plans that have in the past existed at certain other Foreign Subsidiaries.

     8.18 EMBARGOED PERSON. No Borrower shall cause or permit (A) any of the funds or properties of the Credit Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law ("EMBARGOED PERSON" or "EMBARGOED PERSONS") that is identified on (1) the "List of Specially Designated Nationals and Blocked Persons" (the "SDN LIST") maintained by OFAC and/or on any other similar list ("OTHER LIST") maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, "EXECUTIVE ORDERS"), or (B) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Credit Parties, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

     8.19 NO ACCOUNTING CHANGES. Wellman shall not make or permit to be made any change in accounting policies affecting the presentation of Financial Statements or reporting practices from those employed by it on the Closing Date (an "ACCOUNTING CHANGE"), unless (I) such change is in accordance with GAAP, (II) such change is disclosed to the Lenders through the Agent or otherwise and (III) Wellman provides to the Agent such information as the Agent may reasonably request so that it may assess the impact of such Accounting Change. If any Accounting Change occurs after the Closing Date and such change results in, in the sole judgment of the Agent, a meaningful change in the calculation of any financial covenants or restrictions set forth in this Credit Agreement, then the parties hereto agree to enter into and diligently pursue negotiations to amend the covenants employing financial calculations herein so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of the Borrowers and their Subsidiaries shall be the same after such changes as if such changes had not been made. Until such amendment is made, Wellman shall continue to deliver the compliance certificates required by SECTION 7.1 to the Agent, with such supporting information as may be requested by the Agent, without giving effect to such Accounting Change.


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     8.20 INSURANCE SUBSIDIARY. Notwithstanding anything to the contrary in this
Credit Agreement, GuardWell shall not engage in any business other than the business of serving as a captive insurance company for Wellman and its Subsidiaries and engaging in such necessary activities related thereto as may be permitted to be engaged in by a Vermont captive insurance company pursuant to applicable Vermont captive insurance company rules and regulations and no Credit Party shall make any Investment in GuardWell except to the extent required by law or as reasonably permitted by the Agent.

     8.21 ANTI-TERRORISM LAW; ANTI-MONEY LAUNDERING. No Borrower shall directly or indirectly (A) (I) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in SECTION 6.35(B), (II) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or
(III) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and each Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming such Borrower's compliance with this SECTION 8.22) or (B) cause or permit any of the funds of any Borrower or any Credit Party that are used to repay the Loan to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

                                   ARTICLE IX

                         EVENTS OF DEFAULT AND REMEDIES

     9.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an Event of Default hereunder:

          (A) failure of the Borrowers to pay when due, whether at stated maturity, by acceleration or otherwise, principal of any Loan or reimbursement obligation with respect to any Letter of Credit or within three (3) Business Days of the date when due, any Interest, Fees or other Obligations.

          (B) failure of any Borrower or any Subsidiary of any Borrower to perform, comply with or observe any term, covenant or agreement applicable to it contained in SECTION 2.4(B)(III) or in ARTICLE 7 (excluding SECTIONS 7.1(F), 7.3 (other than as to the existence of any Credit Party), 7.9, 7.10, 7.14 and 7.15) or ARTICLE 8;

          (C) (i) any representation or warranty made by any Borrower, any Subsidiary of any Borrower or any other Credit Party under this Credit Agreement or under any other Credit Document shall prove to have been incorrect or misleading in any material respect when made or deemed made;

          (II) any Borrower or any Subsidiary of any Borrower or any other Credit Party shall fail to comply with any covenant contained in this Credit Agreement (other than under a provision covered by SECTIONS 9.1(A) or (B) above) or the other Credit


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     Documents, which failure to comply is not cured within ten (10) Business
     Days of its occurrence; or

          (III) failure of the Borrowers to deliver the information required under SECTION 7.1(F) and such failure is not cured within one (1) Business Day of its occurrence.

          (D) dissolution, liquidation, winding up or cessation of any Credit Party's businesses, or the failure of any Credit Party to meet its debts as they mature;

          (E) (I) any Credit Party (other than Immaterial Subsidiaries) is not Solvent; or

          (II) the commencement by or against any Credit Party of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law and, in the event any such proceeding is commenced against any Credit Party, such proceeding is not dismissed within thirty (30) days;

          (F) (I) the direct or indirect acquisition by a Person or group of Persons of any Credit Party other than (A) any Credit Party listed on EXHIBIT H or (B) pursuant to an Asset Sale permitted under SECTION 8.4(B) or 8.4(E) or
(II) the occurrence of a Change of Control;

          (G) the occurrence of a default or event of default (in each case which shall continue beyond the expiration of any applicable grace periods) which permits, or could permit, the acceleration of the maturity of, any note, agreement or instrument evidencing any other Indebtedness of any Borrower or any Subsidiary of any Borrower, or the nonpayment of such Indebtedness when due, and the aggregate principal amount of all such Indebtedness with respect to which a default or an event of default has occurred, or the maturity of which is permitted to be accelerated, or which is then due, exceeds $25.0 million;

          (H) any covenant, agreement or obligation of any party contained in or evidenced by any of the Credit Documents shall cease to be enforceable in accordance with its terms, or any party (other than the Agent or the Lenders, in its capacity as such, and not in its capacity as an Issuing Bank) to any Credit Document shall deny or disaffirm its obligations under any of the Credit Documents, or any Credit Document shall be cancelled, terminated, revoked or rescinded without the express prior written consent of the Agent, or any action or proceeding shall have been commenced by any Person (other than the Agent or a Lender, in its capacity as such, and not in its capacity as an Issuing Bank) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Credit Document, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable;

          (I) (I) any Termination Event shall occur with respect to any Title IV Plan of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate,
(II) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Title IV Plan, (III) any Borrower or any Subsidiary of any Borrower shall engage in any Prohibited Transaction involving any such Title IV Plan, (IV) any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate shall be in "default" (as defined in ERISA Section 4219(c)(5)) with respect to payments owing to any Multiemployer Plan as a result of such Person's complete or partial withdrawal (as described in ERISA Section 4203 or 4205) therefrom,
(V) any Borrower, any


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Subsidiary of any Borrower or any ERISA Affiliate shall fail to pay when due an amount that is payable by it to the PBGC or to any Title IV Plan under Title IV of ERISA, (VI) a proceeding shall be instituted by a fiduciary of any such Title IV Plan against any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate to enforce ERISA Section 515 and such proceeding shall not have been dismissed within 30 days thereafter or (VII) any other event or condition shall occur or exist with respect to any such Title IV Plan, except that no event or condition referred to in CLAUSES (I) THROUGH (VII) shall constitute an Event of Default if it, together with all other such events or conditions at the time existing, has not subjected, and in the reasonable determination of the Majority Lenders will not subject, any Borrower or any Subsidiary of any Borrower to any liability that, alone or in the aggregate with all such liabilities for all such Persons, exceeds $10.0 million; or

          (J) one or more judgments or decrees shall be entered against any Borrower or any of its Subsidiaries involving, individually or in the aggregate, a liability (to the extent not paid or covered by a reputable insurance company which has accepted liability in writing) of $10.0 million or more and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within sixty (60) days from the entry thereof.

     9.2 ACCELERATION AND CASH COLLATERALIZATION. Upon the occurrence of an Event of Default and which is continuing, the Agent may, but shall upon the request of the Majority Lenders, and by delivery of notice to the Funds Administrator from the Agent, take any or all of the following actions: (A) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in SECTION 9.1(E), in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of the Agent or any Lender; and (B) immediately terminate the Commitments hereunder.

     In addition, upon demand by the Agent or the Majority Lenders upon the occurrence of any Event of Default and which is continuing, the Borrowers shall deposit with the Agent with cash or Cash Equivalents in an amount equal to 105% of the Letter of Credit Obligations. Such deposit shall be held by the Agent as security for, and to provide for the payment of, Letter of Credit Obligations.

     If at any time after acceleration of the maturity of the Obligations, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in SECTION 4.4) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Loans and other Obligations due and payable solely by virtue of acceleration) shall be remedied or waived, then by written notice to the Funds Administrator, the Majority Lenders may elect, in the sole discretion of such Majority Lenders, to rescind and annul the acceleration and its consequences and return any cash collateral; but such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Majority Lenders; they are not intended to benefit the Borrowers and do not give any Borrower the right to require the Lenders to rescind or annul any acceleration hereunder or to return any cash collateral, even if the conditions set forth herein are met.


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     9.3 REMEDIES. From and after the occurrence of any Event of Default which is continuing, the Agent may, in addition to exercising any other rights and remedies now or hereafter existing under any Credit Document or applicable law:
(A) make copies of any and all documents, instruments, files and records (including the copying of any computer records), and any receptacles or cabinets containing same, relating to any or all of the Collateral, or the Agent may use (at the expense of the Borrowers) such of the supplies or space of any Borrower at any Borrower's place of business or otherwise, as may be necessary to properly administer and control any or all of the Collateral or the handling of collections and realizations thereon; (B) bring suit, in the name of a Borrower or the Lenders and generally shall have all other rights respecting any or all of the Collateral, including the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any or all of the Collateral and issue credits in the name of a Borrower or the Lenders; and (C) foreclose the security interests created pursuant to the Credit Documents by any available judicial procedure, or to take possession of any or all of the Collateral without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing same. To the extent not prohibited by applicable law, the Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of a Borrower or the Lenders, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent or any other Lender shall have the right to purchase at any such sale. If any Collateral shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting such Collateral in such saleable form as the Agent shall deem appropriate. Each Borrower agrees, at the request of the Agent, to assemble the Collateral and to make it available to the Agent at the premises of such Borrower, and to make available to the Agent the premises and facilities of such Borrower for the purpose of the Agent's taking possession of, removing or putting the Collateral in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten
(10) days notice shall constitute reasonable notification. Unless expressly prohibited by the licensor thereof; if any, the Agent is hereby granted a license to use all Intellectual Property, computer software programs, data bases, processes and materials used by each Borrower in connection with its businesses or in connection with the Collateral. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by the Agent to the payment of the Obligations, whether due or to become due, in such order as the Agent may elect, and pending such payment shall be held as security for such payment. Each Borrower shall remain liable to the Agent and the Lenders for any deficiencies. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

     9.4 ACTIONS IN CONCERT. Anything in this Credit Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Credit Agreement or the other Credit Documents (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Majority Lenders, it being the intent of Lenders that any such action to


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protect or enforce rights under this Credit Agreement and the other Credit
Documents shall be taken in concert and at the direction or with the consent of Agent or Majority Lenders.

                                    ARTICLE X

                                    THE AGENT

     10.1 APPOINTMENT OF AGENT.

          (A) Each Lender hereby designates DBTCo. as its contractual representative to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of a Note or an L/C Participation by the acceptance of such Note or participation shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Credit Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent shall hold all Collateral and all payments of principal, interest, Fees, charges and Expenses received pursuant to this Credit Agreement or any other Credit Document for the benefit of the Lenders and the Issuing Banks to be distributed as provided herein. The Agent may perform any of its duties hereunder by or through its agents or employees.

          (B) The provisions of this ARTICLE 10 are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and none of the Credit Parties shall have any rights as a third party beneficiary of any of the provisions hereof (other than SECTION 10.9). In performing its functions and duties under this Credit Agreement, the Agent shall act solely as agent of the Lenders and the Issuing Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party.

     10.2 NATURE OF DUTIES OF AGENT. The Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement and the other Credit Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Credit Agreement or the other Credit Documents a fiduciary relationship in respect of any Lender or any Issuing Bank, and nothing in this Credit Agreement or the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Credit Agreement or the other Credit Documents except as expressly set forth herein or therein.

     10.3 LACK OF RELIANCE ON THE AGENT.

          (A) Independently and without reliance upon the Agent, any Lender or any Issuing Bank, to the extent it deems appropriate, has made and shall continue to make (I) its own independent investigation of the financial or other condition and affairs of each Credit Party in connection with the taking or not taking of any action in connection herewith and (II) its own


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appraisal of (A) the creditworthiness of each Credit Party, and (B) the
Collateral, and, except as expressly provided in this Credit Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or any Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the initial Credit Event or at any time or times thereafter.

          (B) The Agent shall not be responsible to any Lender or Issuing Bank for any recitals, statements, information, representations or warranties herein or in any other Credit Document or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement or any other Credit Document or the financial or other condition of any Credit Party. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement or any other Credit Document, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender or Issuing Bank, as the case may be.

     10.4 CERTAIN RIGHTS OF THE AGENT. The Agent shall have the right to request instructions from the Lenders at any time. If the Agent shall request instructions from the Lenders with respect to any act or action (including the failure to act) in connection with this Credit Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Majority Lenders (or, to the extent required pursuant to SECTION 11.10, all Lenders), and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender or Issuing Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders.

     10.5 RELIANCE BY THE AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex or facsimile transmission, E-mail, telecopier message, cablegram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Agent may consult with legal counsel (including counsel for the Borrowers with respect to matters concerning the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts. The Agent may, but shall not be required to, rely on Borrowing Base Certificates and any other schedules or reports delivered to the Agent in connection herewith in determining the amount of the Borrowing Base and the then eligibility of Accounts and Inventory of the respective Borrowers. Reliance thereon by the Agent from time to time shall not be deemed to limit the right of the Agent to revise advance rates or standards of eligibility as provided in the definition of the term "BORROWING BASE" set forth herein.

     10.6 INDEMNIFICATION OF AGENT. To the extent the Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Agent, in proportion to its respective Commitment, for and against any and all Liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all Expenses) which may be imposed on, incurred by or asserted against the Agent, in any way relating to or arising out of


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this Credit Agreement or any other Credit Document; PROVIDED that no Lender, shall be liable for any portion of such Liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent it is determined by a judgment of a court that is binding on the Agent, final and not subject to review on appeal, to be the result of acts or omissions on the part of the Agent, constituting gross negligence or willful misconduct.

     10.7 THE AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its obligation to lend under this Credit Agreement, the Loans made by it and the Notes issued to it, and its participation in Letters of Credit, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders," "Majority Lenders," "holders of Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with any Borrower or any Affiliate of any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Credit Agreement and otherwise without having to account for the same to the Lenders or any Issuing Bank.

     10.8 HOLDERS OF NOTES.

          (A) The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefore.

     10.9 SUCCESSOR AGENT.

          (A) The Agent may, upon five (5) Business Days' notice to the Lenders and the Funds Administrator, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this SECTION 10.9) by giving written notice thereof to the Lenders and the Funds Administrator. Upon such resignation, the Majority Lenders shall have the right, upon five (5) days' notice to the Funds Administrator, to appoint a successor Agent. If no successor Agent (I) shall have been so appointed by the Majority Lenders and (II) shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then, upon five (5) days' notice, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Resignation of the Agent under this Credit Agreement shall also constitute a resignation of the Agent under the other Credit Documents and appointment of a successor Agent shall constitute an appointment of the successor Agent under all other Credit Documents.

          (B) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Credit Agreement. After any retiring


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Agent's resignation hereunder as Agent, the provisions of this ARTICLE 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement. The retiring Agent shall assign to the successor Agent all liens granted under the Collateral Documents and deliver to the successor Agent all pledged Collateral in its possession, and take all such other actions, at the expense of Borrowers, as may be reasonably requested to effect the succession of the successor Agent under the Credit Documents.

          (C) In the event of a material breach by the Agent of its duties hereunder, the Agent may be removed by the Majority Lenders for cause and the provisions of this SECTION 10.9 shall apply to the appointment of a successor Agent. Such removal of the Agent shall also operate, if at the time any such Person is serving as such, as a removal of DBTCo. and each of its Serving Affiliates, if any, as an Issuing Bank, subject to SECTION 10.9(D).

          (D) No removal of DBTCo., Deutsche Bank, any Lender or any of their respective Serving Affiliates pursuant to SECTION 10.9(C), as an Issuing Bank, shall be effective unless its Liabilities under each Letter of Credit are secured with cash or by letters of credit in form and substance, and issued by issuers, satisfactory to DBTCo., Deutsche Bank, such Lender or such Serving Affiliate.

     10.10 COLLATERAL MATTERS.

          (A) Each Lender and each Issuing Bank authorizes and directs the Agent to enter into the Collateral Documents for the benefit of such Person. Each Lender and each Issuing Bank hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in SECTION 11.10, any action taken by the Majority Lenders in accordance with the provisions of this Credit Agreement or the Collateral Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and all the Issuing Banks. The Agent is hereby authorized on behalf of all of the Lenders and all the Issuing Banks, without the necessity of any notice to or further consent from any Lender or any Issuing Bank from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

          (B) Each Lender and each Issuing Bank hereby authorize the Agent, at its option and in its discretion, to release or subordinate, as applicable, any Lien granted to or held by the Agent upon any Collateral (I) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, (II) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Agent, if the Funds Administrator certifies to the Agent that such sale or disposition is made in compliance with SECTION 8.4 (and the Agent may rely conclusively on any such certificate, without further inquiry), (III) that is subject to a Purchase Money Lien permitted under SECTION 8.3(C) or (IV) if approved, authorized or ratified in writing by the Majority Lenders, unless such release or subordination is required to be approved by all of the Lenders pursuant to SECTION 11.10. Upon request by the Agent at any time, each Lender and each Issuing Bank will confirm


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in writing the Agent's authority to release or subordinate particular types or items of Collateral pursuant to this SECTION 10.10.

          (C) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Majority Lenders (or all Lenders, if such release is required to be approved by all of the Lenders pursuant to SECTION 11.10), and upon at least five (5) Business Days' prior written request by the Funds Administrator, the Agent shall (and is hereby irrevocably authorized by each Lender and each Issuing Bank, to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Agent, the Lenders and the Issuing Banks herein or pursuant hereto upon the Collateral that was sold or transferred; PROVIDED that (I) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to or create any Liability or entail any consequence other than the release of such Liens without recourse or warranty and (II) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower or any Credit Party in respect of) all interests retained by any Borrower or any Credit Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the Expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

          (D) The Agent shall have no obligation whatsoever to any Lender, any Issuing Bank or any other Person to assure that the Collateral exists or is owned by any Borrower or any Subsidiary thereof or is cared for, protected or insured or that the Liens granted to the Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this
SECTION 10.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

     10.11 ACTIONS WITH RESPECT TO DEFAULTS. In addition to the Agent's right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Majority Lenders; PROVIDED that until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders and the Issuing Banks; and, further, provided that the Agent shall not be required under any circumstances to take any action that, in its judgment, (A) is contrary to any provision of the Credit Documents or applicable law or (B) will expose it to any liability or expense against which it has not been indemnified to its satisfaction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.


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     10.12 DELIVERY OF INFORMATION. The Agent shall not be required to deliver to any Lender or any Issuing Bank originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Funds Administrator, any Borrower, any Subsidiary of any Borrower, the Majority Lenders, any Lender, any Issuing Bank or any other Person under or in connection with this Credit Agreement or any other Credit Document except (A) as specifically provided in this Credit Agreement or any other Credit Document and
(B) as specifically requested from time to time in writing by any Lender, or any Issuing Bank with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request. The Agent shall be permitted to deliver any notices or other information required hereunder to the Lenders through email or the use of Intralinks or any similar service.

     10.13 OTHER AGENTS. Notwithstanding any provision to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, neither the Syndication Agent nor any Documentation Agent shall have any duties or responsibilities, nor shall the Syndication Agent nor any Documentation Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Syndication Agent or any Documentation Agent.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 SUBMISSION TO JURISDICTION; WAIVERS. EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

          (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

          (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

          (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY


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REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL),
POSTAGE PREPAID, TO SUCH BORROWER AT THE ADDRESS OF THE FUNDS ADMINISTRATOR SET FORTH IN SECTION 11.5 OR AT SUCH OTHER ADDRESS OF WHICH THE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

          (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR THE FUNDS ADMINISTRATOR, OR THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

          (E) WAIVES THE RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT OF, AND ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT TO, SUCH ACTION OR PROCEEDING; AND

          (F) WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT.

     11.2 JURY TRIAL. THE FUNDS ADMINISTRATOR, THE BORROWERS, THE AGENT, EACH ISSUING BANK AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE OTHER CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

     11.3 GOVERNING LAW. THE RIGHTS AND DUTIES OF THE FUNDS ADMINISTRATOR, THE BORROWERS, THE AGENT, EACH ISSUING BANK AND THE LENDERS UNDER THIS CREDIT AGREEMENT, THE NOTES (INCLUDING MATTERS RELATING TO THE MAXIMUM PERMISSIBLE
RATE) AND THE OTHER CREDIT DOCUMENTS SHALL PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5 1401 BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

     11.4 DELAYS; PARTIAL EXERCISE OF REMEDIES. No delay or omission of the Agent, any Issuing Bank or any Lender to exercise any right or remedy hereunder or under any of the other Credit Documents, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent, any Issuing Bank or any Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

     11.5 NOTICES. Except as otherwise provided herein, all notices and correspondence hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or


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by overnight delivery service, with all charges prepaid, to the following addresses, if to the Agent, or any of the Lenders, then to Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005, Attention: Frank Fazio, if to any Issuing Bank, to the address specified in the applicable L/C Application, and if to the Funds Administrator or any Borrower, then to the Funds Administrator at both (I) 595 Shrewsbury Avenue, Shrewsbury, New Jersey, 07702, Attention: Chief Financial Officer and Treasurer; and (II) 1041 521 Corporate Center Drive, Fort Mill, South Carolina 29715, Attention: Chief Accounting Officer; or by facsimile transmission, promptly confirmed in writing sent by first class mail, if to the Agent, or any of the Lenders, at (212) 797-4655, if to an Issuing Bank, as specified in the applicable L/C Application, and if to the Funds Administrator or any Borrower at (732) 212-3349 and (803) 835-2003, with a copy to James I. Rubens, Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, facsimile (888) 325-9130. All such notices and correspondence shall be deemed given (A) if sent by certified or registered mail, three (3) Business Days after being postmarked, (B) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (C) if sent by facsimile transmission, when receipt of such transmission is acknowledged except, in the case of a notice from the Agent to the Funds Administrator under SECTION 9.2, such notice shall be deemed given when sent by facsimile transmission.

     11.6 ASSIGNABILITY.

          (A) The Borrowers shall not have the right to assign this Credit Agreement or any interest therein except with the prior written consent of the Agent.

          (B) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrowers.

          (C) Each Lender may assign to one or more banks, other financial institutions or investment funds (each, an "ELIGIBLE ASSIGNEE") all or a portion of its rights and obligations under this Credit Agreement, the Notes and the other Credit Documents; PROVIDED that, except in the case of an assignment to a Federal Reserve Bank (which may be made without condition or restriction), (I) such assignment shall be for a fixed and not varying percentage of the assigning Lender's Loans, L/C Participations and Commitment, (II) the Agent and, so long as no Event of Default has occurred and is continuing, the Funds Administrator shall consent to such assignment (which consents shall not be unreasonably withheld), (III) for each such assignment, the parties thereto shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption Agreement, together with any Note or Notes subject to such assignment and a processing and recordation fee of $5,000 and (IV) except for any assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, the Notes and the other Credit Documents, no such assignment shall be for less than $1,000,000 of the assigning Lender's Commitment, unless such assignment is to a then-current holder of a Note. Upon such execution and delivery of the Assignment and Assumption Agreement to the Agent, from and after the date specified as the effective date in the Assignment and Assumption Agreement (the "ACCEPTANCE DATE"), (A) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement,


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such assignee shall have the rights and obligations of a Lender hereunder and
(B) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights (other than any rights it may have pursuant to SECTION 11.8, which rights will survive) and be released from its obligations (other than any obligations it may have pursuant to SECTION 11.7, which obligations will survive under this Credit Agreement) (and, in the case of an Assignment and Assumption Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto).

          (D) By executing and delivering an Assignment and Assumption Agreement, the assignee thereunder confirms and agrees as follows: (I) other than as provided in such Assignment and Assumption Agreement, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the Notes, or any other Credit Document; (II) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any other Credit Parties or any Issuing Bank, the value of the Collateral, or the performance or observance by (A) any Borrower or any other Credit Parties of any of its obligations under this Credit Agreement or any other Credit Document, or
(B) any Issuing Bank of any of its obligations under any Letter of Credit; (III) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the Financial Statements referred to in SECTION 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement; (IV) such assignee will continue, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, to make its own credit decisions in taking or not taking action under this Credit Agreement;
(V) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Credit Documents as are delegated to the Agent by their terms, together with such powers as are reasonably incidental thereto; and (VI) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

          (E) The Agent shall maintain at its address referred to in SECTION
11.5 a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Funds Administrator, the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register and copies of each Assignment and Assumption shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (F) Upon its receipt of an Assignment and Assumption Agreement executed by an assigning Lender, together with the Note or Notes subject to such assignment, the Agent


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shall, if such Assignment and Assumption Agreement has been completed and is in substantially the form of EXHIBIT A hereto, (I) accept such Assignment and Assumption Agreement, (II) record the information contained therein in the Register and (III) give prompt notice thereof to the Funds Administrator. Within five (5) Business Days after its receipt of such notice, the Borrowers shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of the assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption Agreement and, if the assigning Lender has retained a Commitment hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall re evidence the Indebtedness outstanding under the old Note or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the Closing Date and shall otherwise be in substantially the form of the Note or Notes subject to such assignments.

          (G) Each Lender may sell participations (without the consent of the Agent, any Borrower or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it); PROVIDED that (I) such Lender's obligations under this Credit Agreement (including its Commitment to the Borrowers hereunder) shall remain unchanged, (II) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (III) such Lender shall remain the holder of any such Note for all purposes of this Credit Agreement, (IV) the Funds Administrator, the Borrowers, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement and such Notes and
(v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Loans or Letter of Credit reimbursement obligations in which such participant is participating; (B) reduce the amount of any installment of principal of the Loans or the amount of any drawing under any Letter of Credit in which such participant is participating; (C) except as otherwise expressly provided in this Credit Agreement, reduce the interest rate applicable to the Loans or the amount of any drawing under any Letter of Credit in which such participant is participating; or (D) except as otherwise expressly provided in this Credit Agreement, reduce any Fees payable hereunder in which such participant participates. Each Lender selling or granting a participation, including a participation sold pursuant to SECTION 2.10, shall indemnify the Borrowers and the Agent for any Taxes and Liabilities that either may sustain as a result of such Lender's failure to withhold and pay any Taxes applicable to payments by such Lender to its participant in respect of such participation.

          (H) Each Lender agrees that, without the prior written consent of the Borrowers and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.


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          (I) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding any Borrower, subject to the confidentiality provisions of SECTION 11.7.

     11.7 CONFIDENTIALITY. Each Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of the Borrowers (other than to its employees, auditors, advisors, Affiliates and counsel, or to another Lender if the disclosing Lender or such disclosing Lender's holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to any Borrower or any of its Subsidiaries, which is furnished pursuant to this Credit Agreement and which is designated by such Borrower to the Lenders in writing as confidential, provided that any Lender may disclose any such information (A) as has become generally available to the public, (B) as may be required or appropriate in any report, statement or testimony submitted to or examination conducted by any Governmental Authority having or claiming to have jurisdiction over such Lender, (C) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (D) in order to comply with any Requirement of Law, (E) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, (F) to other financial institutions with respect to which the respective Lender has a contractual relationship in accordance with such Lender's regular banking procedures, provided that each such other financial institution agrees to be bound by the confidentiality provisions contained in this SECTION 11.7, (G) to any nationally recognized rating agency that requires access to information regarding the respective Lender's investment portfolio in connection with such rating agency's issuance of ratings with respect to such Lender, provided that such Lender advises such rating agency of the confidential nature of such information, (H) as may be required or appropriate in connection with protecting, preserving, exercising or enforcing (or planning to exercise or enforce) any of its rights in, under or related to the Collateral or the Credit Documents and (I) as may be required or appropriate in consulting with any Person with respect to any of the foregoing matters.

     11.8 INDEMNIFICATION. (A) The Borrowers shall and hereby agree jointly and severally to indemnify, defend and hold harmless the Agent, each Issuing Bank and each of the Lenders and their respective directors, officers, agents, employees, counsel, advisors and Affiliates (each, an "INDEMNIFIED PERSON") from and against (I) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence, bad faith or willful misconduct) (including, but not limited to, reasonable attorneys' fees and expert fees) (collectively, "LOSSES") arising out of or by reason of any litigations, investigations, claims or proceedings which arise out of or are in any way related to (A) this Credit Agreement or the transactions contemplated thereby; (B) the issuance of Letters of Credit; (C) the failure of an Issuing Bank to honor a drawing under any Letter of Credit, as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority; (D) any actual or proposed use by any Borrower of (1) the proceeds of any Loans or (2) any Letter of Credit; or (E) the Agent's, the Lenders' or any Issuing Bank's entering into this Credit Agreement, the other Credit Documents or any other agreements and documents relating thereto, including amounts paid in-settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or


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proceeding or any advice rendered in connection with any of the foregoing; and
(II) any Losses that arise directly or indirectly from or in connection with any Environmental Laws. If and to the extent that the Obligations of the Borrowers hereunder are unenforceable for any reason, the Borrowers hereby jointly and severally agree to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law. The Borrowers' joint and several Obligations hereunder shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its Obligations. In addition, the Borrowers shall, upon demand, pay to the Agent and each Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent or such Lender in (W) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (X) collecting the Loans, (Y) foreclosing or otherwise collecting upon the Collateral or any part thereof and (Z) obtaining any legal, accounting or other advice in connection with any of the foregoing.

          If any litigation, investigation, claim or proceeding is commenced by a third party as to which an Indemnified Person proposes to demand indemnification, it shall notify Wellman with reasonable promptness; PROVIDED, HOWEVER, that any failure by such Indemnified Person to notify Wellman shall not relieve the Borrowers from their obligations hereunder (except to the extent that the Borrowers are materially prejudiced by such failure to promptly notify). The Borrowers shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (I) the Borrowers have failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (II) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the Borrowers and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the Borrowers; PROVIDED, HOWEVER, that the Borrowers shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Borrowers and any counsel designated by the Borrowers.

          The Borrowers further agree that they will not, without the prior written consent of the Agent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Agent or any other Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of the Agent and each other Indemnified Person from all liability and obligations arising therefrom. However, the Borrowers will not be liable hereunder for any amount paid by an Indemnified Person if such Indemnified Person settles or compromises any claims or actions or consents to the entry of any judgment in any pending or threatened claim, action, suit or proceeding and such settlement, compromise or consent to entry


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is entered into without Wellman's prior written consent (which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnified Party) unless such Indemnified Person has provided notice of such settlement or compromise and Wellman does not within five (5) Business Days (or such shorter time as is reasonable under the circumstances) provide the Indemnified Person with evidence that the Credit Parties have the financial wherewithal to reimburse such Indemnified Person for all potential amounts payable in connection with the underlying claim or proceeding to which such settlement or compromise relates. The Borrowers further agree that no Indemnified Person shall have any liability to Wellman or any of its Subsidiaries arising out of or in connection with the proposed transactions giving rise to or contemplated by this Credit Agreement or any other Credit Document except for such liability for losses, claims, damages, liabilities or expenses to the extent they have resulted from the applicable Indemnified Person's gross negligence, bad faith or willful misconduct. No Indemnified Person shall be responsible or liable to any Borrower or any other Person for consequential, special or punitive damages which may be alleged as a result of this Credit Agreement or the financing contemplated hereby.

     11.9 ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This Credit Agreement and the other Credit Documents constitute the entire agreement among the Funds Administrator, the Borrowers, the Agent and the Lenders (in their capacities as such and not in their capacity, if any, as an Issuing Bank), supersedes any prior agreements among them, and shall bind and benefit the Funds Administrator, the Borrowers, the Agent and the Lenders and their respective successors and permitted assigns.

     11.10 AMENDMENTS, ETC. No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent on their behalf), or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Majority Lenders (or by the Agent on their behalf), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, that, notwithstanding the foregoing:

          (A) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, increase the percentages in CLAUSE (A)(I) or
(A)(II) of the definition of the term Borrowing Base.

          (B) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (I) increase the Commitments of the Lenders or subject the Lenders to any additional obligations (except pursuant to an increase in Commitments or obligations arising under SECTION 11.6 hereof); (II) except as otherwise expressly provided in this Credit Agreement, reduce the principal of, or interest on, the Notes or any drawing under any Letter of Credit or any fees hereunder; (III) postpone any date fixed for any payment in respect of principal of, or interest on, the Notes or for the reimbursement of any drawing under any Letter of Credit or any fees hereunder;
(IV) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Majority Lenders to take any action hereunder;
(V) amend or waive this SECTION 11.10, or change the definition of Majority Lenders; (VI) except in connection with the financing, refinancing, sale or other disposition of any Collateral of the Borrower permitted under this Credit Agreement, release Agent's Liens on all or


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a substantial portion of the Collateral; (VII) amend SECTION 8.3 of this Credit
Agreement to permit Additional First Priority Indebtedness (as defined in the Intercreditor Agreement) to be secured by the Collateral; or (VIII) release any Borrower or Subsidiary Guarantor (other than a Subsidiary Guarantor that is an Immaterial Subsidiary) from its obligations under the Credit Documents except pursuant to a transaction permitted by this Credit Agreement; and, provided that no amendment, waiver or consent affecting the rights or duties of the Agent or any Issuing Bank under, (X) in the case of the Agent, any term or provision of this Credit Agreement and (Y) in the case of any Issuing Bank, (1) SECTIONS 3.3, 3.4, 3.6 and 3.8 of this Credit Agreement, (2) any Letter of Credit or (3) any L/C Application, shall in any event be effective, unless in writing and signed by the Agent or such Issuing Bank, as applicable, in addition to the Lenders required hereinabove to take such action.

     Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers shall not be required for any amendment, modification or waiver of the provisions of ARTICLE 10 (other than the provisions of SECTION 10.9). In addition, the Borrowers and the Lenders hereby authorize the Agent to modify this Credit Agreement by unilaterally amending or supplementing ANNEX I from time to time in the manner requested by the Borrowers, the Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; however, provided that the Agent shall promptly deliver a copy of any such modification to the Funds Administrator and each Lender.

          (C) If a Defaulting Lender exists or, in connection with any proposed amendment, modification, waiver or termination (a "PROPOSED CHANGE") requiring the consent of all affected Lenders, the consent of Majority Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this SECTION 11.10(C) below being referred to as a "NON-CONSENTING LENDER"), then, in respect of any Defaulting Lender or Non-Consenting Lender (so long as Agent is not a Non-Consenting Lender), at Funds Administrator's request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Defaulting Lender or Non-Consenting Lender, as applicable, and such Defaulting Lender or Non-Consenting Lender, as applicable, agrees that it shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Defaulting Lender or Non-Consenting Lender, as applicable, for an amount equal to the principal balance of all Loans held by such Defaulting Lender or Non-Consenting Lender, as applicable, and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption Agreement.

     11.11 NONLIABILITY OF AGENT AND LENDERS. The relationship between the Borrowers and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent, any Lender or any Issuing Bank shall have any fiduciary responsibilities to the Funds Administrator or any Borrower. Neither the Agent, any Lender or any Issuing Bank undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of any Borrowers' business or operations.

     11.12 COUNTERPARTS. This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so


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executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     11.13 EFFECTIVENESS. This Credit Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent pursuant to SECTION 11.5 or, in the case of the Lenders, shall have given to the Agent written or facsimile notice (actually received) at such office that the same has been signed and mailed to it.

     11.14 SEVERABILITY. In case any provision in or obligation under this Credit Agreement or the Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     11.15 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

     11.16 MAXIMUM RATE. Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrowers, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrowers. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrowers to the Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until payment in full so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Credit Agreement, the other Credit Documents and all agreements among the Borrowers, the Agent and the Lenders.


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     11.17 RIGHT OF SETOFF. In addition to and not in limitation of all rights of offset that any Lender may have under applicable law, each Lender shall, subject to SECTION 9.4, upon the occurrence and during the continuance of any Event of Default and whether or not such Lender has made any demand or the Obligations of any Credit Party are matured, have the right to appropriate and apply to the payment of the Obligations of such Credit Party all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other Indebtedness or property then or thereafter owing by such Lender, including any and all amounts in any Depository Account, Concentration Account or the DBTCo Loan Account. For purposes of this SECTION 11.17, the Obligations of a Credit Party to a Lender shall include, as fully as though such Obligations were the direct Obligations of such Credit Party to such Lender, the Obligations of such Credit Party in which such Lender has an L/C Participation, in each case, to the extent of such participation. No Lender may exercise such rights without the prior written consent of Agent or the Majority Lenders pursuant to SECTION 9.4. Any amount received as a result of the exercise of such rights shall be reallocated as set forth in SECTION 2.10.

     11.18 DEFAULTING LENDER.

          (A) Unless the Agent shall have received notice from a Lender, prior to the time specified in such Section, that such Lender will not make available to the Agent a Loan required to be made by it pursuant to SECTION 2.2 or its L/C Participation Funding Amount pursuant to SECTION 3.6(B)(II), the Agent may assume that such Lender has made such amounts available to the Agent in accordance with such Sections and the Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrowers or the applicable Issuing Bank a corresponding amount on behalf of such Lender.

          (B) If any amount referred to in SUBSECTION (A) of this SECTION 11.18 or in SECTION 2.3 is not made available to the Agent by a Lender (a "DEFAULTING LENDER") and the Agent has made such amount available to the Borrowers or an Issuing Bank, the Agent shall be entitled to recover such amount on demand from such Defaulting Lender together with interest as hereinafter provided. If such Defaulting Lender does not pay such amount forthwith upon the Agent's demand therefore, the Agent shall promptly notify the Funds Administrator and the Borrowers shall immediately (but in no event later than five Business Days after such demand) pay such amount to the Agent together with interest calculated as hereinafter provided. The Agent shall also be entitled to recover from such Defaulting Lender and/or the Borrowers, as the case may be, (i) interest on such amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrowers to the date such amount is recovered by the Agent, at a rate per annum equal to either (A) if paid by such Defaulting Lender, the overnight Federal Funds Rate or (B) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with SECTION 4.1 or
SECTION 4.2, PLUS (II) in each case, an amount equal to any costs (including legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Credit Agreement. Nothing herein shall be deemed to relieve any Lender from its duty to fulfill its obligations hereunder or to prejudice any rights which the Borrowers or any Issuing Bank, may have against any Lender as a result of any default by such Lender hereunder, including the right of the Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrowers under CLAUSE
(II) above on account of such Defaulting Lender's default.


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          (C) (i) Notwithstanding anything contained herein to the contrary, so long as any Lender is a Defaulting Lender or has rejected its Commitment, the Agent shall not be obligated to transfer to such Lender (A) any payments made by the Borrowers to the Agent for the benefit of such Lender or (B) any amounts contemplated by SECTION 2.3(B)(I); and, such Lender shall not be entitled to the sharing of any payments pursuant to SECTION 2.10. Amounts otherwise payable to such Lender under SECTION 2.10 shall instead be paid to the Agent.

          (II) For purposes of voting or consenting to matters with respect to the Credit Documents and determining Proportionate Share, such Defaulting Lender shall be deemed not to be a "LENDER" and such Lender's Commitment shall be deemed to be zero (0).

          (III) This SECTION 11.18(C) shall remain effective with respect to a Defaulting Lender until (A) the Obligations under this Credit Agreement shall have been declared or shall have become immediately due and payable or (B) the Majority Lenders, the Agent and the Borrowers shall have waived such Lender's default in writing.

          (IV) No Lender's Commitment shall be increased or otherwise affected, and performance by the respective Borrowers shall not be excused, by the operation of this SECTION 11.18(C). Any payments of principal or interest which would, but for this SUBSECTION (C), be paid to any Lender, shall be paid to the Lenders who shall not be in default under their respective Commitments and who shall not have rejected any Commitment, for application to the Loans then due and payable or to the other Obligations then due and payable or to provide cash collateral to secure Obligations not then due and payable in such manner and order as shall be determined by the Agent.

     11.19 RIGHTS CUMULATIVE. Each of the rights and remedies of the Agent, each Issuing Bank and the Lenders under the Credit Documents shall be in addition to all of their other rights and remedies under the Credit Documents and applicable law, and nothing in the Credit Documents shall be construed as limiting any such rights or remedies.

     11.20 THIRD PARTY BENEFICIARIES. Each Issuing Bank shall be deemed to be a third party beneficiary of its rights under this Credit Agreement, provided that, except as otherwise provided in SECTION 11.10, such rights may be amended or waived, and any departure therefrom by any Credit Party consented to, without their respective consents.

     11.21 JOINT AND SEVERAL LIABILITY OF BORROWERS.

          (A) Each of the Borrowers shall be jointly and severally liable hereunder and under each of the other Credit Documents with respect to all Obligations, regardless of which of the Borrowers actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Funds Administrator, the Borrowers, the Agent, the Lenders or any of the Issuing Banks account therefore in their respective books and records. In furtherance and not in limitation of the foregoing, (I) each Borrower's obligations and liabilities with respect to proceeds of Loans which it receives or Letters of Credit issued for its account, and related fees, costs and expenses, and (II) each Borrower's obligations and liabilities arising as a result of the joint and several liability of the Borrowers hereunder with respect to proceeds of Loans received by, or Letters of Credit issued for the account of, any of the other Borrowers, together with the related fees, costs and expenses, shall be separate and distinct obligations, both of which are primary obligations of such Borrower. Neither the joint and several liability of, nor the Liens granted to the Agent under the Collateral Documents by, any of the Borrowers shall be impaired or released by (A) the failure of the Agent, any Lender or any Issuing Bank, any successors or assigns thereof, or any holder of any Note or any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against the Funds Administrator, any Borrower, any Subsidiary of any Borrower, any other Person, the Collateral or otherwise; (B) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto; (C) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and/or observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (D) any action or inaction on the part of the Agent, any Lender or any Issuing Bank, or any other event or condition with respect to any other Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such Borrower, or a guarantor or surety of or for any or all of the Obligations; and
(E) any other act, matter or thing (other than payment or performance of the Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such Borrower or any other Borrower.

          (B) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law) then the Obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

          (C) To the extent that any Borrower shall make a payment under this
SECTION 11.21 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a "GUARANTOR PAYMENT") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "ALLOCABLE AMOUNT" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the "ALLOCABLE AMOUNT" of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this SECTION 11.21 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. This SECTION 11.21(C) is intended only to define the relative rights of Borrowers and nothing set forth in this SECTION 11.21(C) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Credit Agreement, including SECTION 11.21(A). Nothing contained in this SECTION 11.21(C) shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and Expenses with respect thereto for which such Borrower shall be primarily liable. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing. The rights of the indemnifying Borrowers against other Credit Parties under this SECTION 11.21(C) shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

          (D) The liability of Borrowers under this SECTION 11.21 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Credit Agreement and the other Credit Documents to which such Borrower is a party, without any limitation as to amount.

     11.22 APPOINTMENT AND AUTHORIZATION OF FUNDS ADMINISTRATOR.

          (A) Each Borrower hereby designates, appoints, authorizes and empowers Wellman as its agent to act as specified in the capacity of Funds Administrator under this Credit Agreement and each of the other Credit Documents and Wellman hereby acknowledges such designation, authorization and empowerment, and accepts such appointment. Each Borrower hereby irrevocably authorizes and directs the Funds Administrator to take such action on its behalf under the respective provisions of this Credit Agreement and the other Credit Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Funds Administrator by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on such Borrower's behalf:

          (I) to submit on behalf of each Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation to Agent in accordance with the provisions of this Credit Agreement, each such notice to be submitted by the Funds Administrator to Agent as soon as practicable after its receipt of a request to do so from a Borrower; and

          (II) to submit on behalf of each Borrower requests for the issuance of Letters of Credit in accordance with the provisions of this Credit Agreement, each such request for the issuance of a Letter of Credit to be submitted by the Funds Administrator as soon as practicable after its receipt of a request to do so from any Borrower.

     The Funds Administrator is further authorized and directed by each of the Borrowers to take all such actions on behalf of such Borrower necessary to exercise the specific powers granted in CLAUSES (I) and (II) above and to perform such other duties hereunder and under the other Credit Documents, and deliver such documents as delegated to or required of the Funds Administrator by the terms hereof or thereof. Agent and each Lender may regard any notice or other communication pursuant to any Credit Documents from the Funds Administrator as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to the Funds Administrator on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Funds Administrator shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

          (B) The Funds Administrator may perform any of its duties hereunder or under any of the other Credit Documents by or through its agents or employees.

     11.23 EFFECT OF AMENDMENT AND RESTATEMENT. Borrowers, Agent and the Lenders acknowledge and agree that (i) this Credit Agreement and the documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the Obligations (as such terms are defined in the Existing Credit Agreement, as in effect prior to the Closing Date (prior to giving effect to this Credit Agreement and the transactions contemplated by this Credit Agreement and the other Loan Documents)) or a novation, payment and reborrowing of the Loans (as such terms are defined in the Existing Credit Agreement as in effect prior to the Closing Date (prior to giving effect to this Credit Agreement and the transactions contemplated by this Credit Agreement and the other Loan Documents)) and (ii) the liens and security interests of the Existing Lenders securing payment of the Obligations (as such term is defined in the Existing Credit Agreement) are in all respects continuing and in full force and effect with respect to the Obligations hereunder. The security interest in, lien upon and/or conditional assignment of rights and interest of the Borrowers and the Subsidiary Guarantors granted to the Collateral Agent pursuant to the Security Agreement are hereby ratified and shall continue from and after the date hereof and as such, shall remain in full force and effect pursuant to the Security Agreement from and after the date hereof. Concurrently with the effectiveness of the allocations and purchases provided for in SECTION 2.1, the Departing Lenders shall cease to be parties to the Existing Credit Agreement and shall be released from all further obligations thereunder and shall have no further rights to or interest in any of the Collateral (as defined in the Existing Credit Agreement); PROVIDED, HOWEVER, that the Departing Lenders shall continue to be entitled to the benefits of SECTIONS 2.8, 4.7, 4.9 AND 11.8 of the Existing Credit Agreement as in effect immediately prior to the Closing Date.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

                                        BORROWERS:

                                        WELLMAN, INC.,
                                        a Delaware corporation, individually, as a Borrower and as Funds Administrator


                                        By: /s/ Keith R. Phillips
                                            ------------------------------------
                                        Title: Chief Financial Officer


                                        PRINCE, INC., as a Borrower


                                        By: /s/ Keith R. Phillips
                                            ------------------------------------
                                        Title: President


                                        WELLMAN OF MISSISSIPPI, INC.,
                                        as a Borrower


                                        By: /s/ Keith R. Phillips
                                            ------------------------------------
                                        Title: Vice President


                                        CARPET RECYCLING OF GEORGIA, INC.,
                                        as a Borrower


                                        By: /s/ Keith R. Phillips
                                            ------------------------------------
                                        Title: Vice President


                                        ALG, INC.,
                                        as a Borrower


                                        By: /s/ Keith R. Phillips
                                            ------------------------------------
                                        Title: President

                                        PERMACLEAR EAST INCORPORATED,
                                        as a Borrower


                                        By: /s/ Keith R. Phillips
                                            ------------------------------------
                                        Title: President


                                        FIBER INDUSTRIES, INC.,
                                        as a Borrower


                                        By: /s/ Keith R. Phillips
                                            ------------------------------------
                                        Title: Vice President


                                        WELLMAN RESINS LLC,
                                        as a Borrower


                                        By: /s/ Keith R. Phillips
                                            ------------------------------------
                                        Title: Manager


                                        PTA RESOURCES, LLC,
                                        as a Borrower


                                        By: /s/ Keith R. Phillips
                                            ------------------------------------
                                        Title: President


                                        AGENT:

                                        DEUTSCHE BANK TRUST COMPANY
                                        AMERICAS, as Agent and Collateral Agent


                                        By: /s/ Frank Fazio
                                            ------------------------------------
                                        Title: Director


                                        By: /s/ Marguerite Sutton
                                            ------------------------------------
                                        Title: Director

                                        LENDERS:

                                        DEUTSCHE BANK TRUST COMPANY
                                        AMERICAS


                                        By: /s/ Frank Fazio
                                            ------------------------------------
                                        Title: Director


                                        By: /s/ Marguerite Sutton
                                            ------------------------------------
                                        Title: Director

                                        LENDERS:

                                        JPMORGAN CHASE BANK, N.A.


                                        By: /s/ James H. Ramage
                                            ------------------------------------
                                        Title: Managing Director

                                        LENDERS:

                                        GENERAL ELECTRIC CAPITAL CORPORATION


                                        By: /s/ Marie G. Mollo
                                            ------------------------------------
                                        Title: Duly Authorized Signatory

                                        LENDERS:

                                        LASALLE BUSINESS CREDIT, LLC


                                        By: /s/ Steven Chalmers
                                            ------------------------------------
                                        Title: Vice President

                                        LENDERS:

                                        WACHOVIA CAPITAL FINANCE (CENTRAL)


                                        By: /s/ Barry Felker
                                            ------------------------------------
                                        Title: Associate

                                        LENDERS:

                                        WELLS FARGO FOOTHILL, LLC


                                        By: /s/ Yelena Kravchuk
                                            ------------------------------------
                                        Title: Assistant Vice President

                                        LENDERS:

                                        GMAC COMMERCIAL FINANCE LLC


                                        By: /s/ Thomas Brent
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                        LENDERS:

                                        MERRILL LYNCH CAPITAL, A DIVISION OF
                                        MERRILL LYNCH BUSINESS FINANCIAL
                                        SERVICES INC.


                                        By: /s/ Edward Shuster
                                            ------------------------------------
                                        Title: AVP

                                        LENDERS:

                                        PNC BANK, NATIONAL ASSOCIATION


                                        By: /s/ John Cunningham
                                            ------------------------------------
                                        Title: Vice President

                                        LENDERS:

                                        ALLIED IRISH BANK, PLC


                                        By: /s/ Martin Chin
                                            ------------------------------------
                                        Title: Senior Vice President


                                        LENDERS:

                                        ALLIED IRISH BANK, PLC


                                        By: /s/ John Farrace
                                            ------------------------------------
                                        Title: Director

                                        LENDERS:

                                        WEBSTER BUSINESS CREDIT CORPORATION


                                        By: /s/ Deborah Kos-Harmon
                                            ------------------------------------
                                        Title: Vice President

                                        LENDERS:

                                        UPS CAPITAL CORPORATION


                                        By: /s/ John P. Holloway
                                            ------------------------------------
                                        Title: Director of Portfolio Management

                                       LENDERS:

                                       E*TRADE BANK


                                       By: /s/ Sam Crow
                                           ------------------------------------
                                       Title: Senior Manager, Commercial Lending
                                              ---------------------------------

                                        Acknowledged and Agreed for purposes of
                                        SECTIONS 2.1 and 11.23 only:

                                        PB CAPITAL CORPORATION, as a Departing
                                        Lender


                                        By: /s/ Jeffrey N. Frost
                                            ------------------------------------
                                        Title: Managing Director


                                        By: /s/ Ronni J. Leopolo
                                            ------------------------------------
                                        Title: Vice President

                                     ANNEX I
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT
                             DATED AS OF MAY 4, 2006

                      LENDERS; COMMITMENTS; LENDING OFFICES

                       Lending offices on file with Agent.

                                   COMMITMENTS

                                                      COMMITMENT
LENDER                                               (US DOLLARS)   % COMMITMENT
------                                               ------------   ------------
Deutsche Bank Trust Company Americas                  $18,000,000       8.00%
JPMorgan Chase Bank, N.A.                             $18,000,000       8.00%
General Electric Capital Corporation                  $18,000,000       8.00%
LaSalle Business Credit, LLC                          $18,000,000       8.00%
Wachovia Capital Finance (Central)                    $18,000,000       8.00%
Wells Fargo Foothill, LLC                             $15,000,000       6.67%
GMAC Commercial Finance LLC                           $18,000,000       8.00%
Merrill Lynch Capital, a Division of Merrill Lynch    $18,000,000       8.00%
Business Financial Services, Inc.
PNC Bank, National Association                        $18,000,000       8.00%
Allied Irish Bank, plc                                $15,000,000       6.67%
Webster Business Credit Corporation                   $15,000,000       6.67%
UPS Capital Corporation                               $18,000,000       8.00%
E*Trade Bank                                          $18,000,000       8.00%


                                     Annex I

                                    ANNEX II
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT
                             DATED AS OF MAY 4, 2006

                              CLOSING DOCUMENT LIST

                                    Attached


                                    Annex II